                                                                   Exhibit 99.1


                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             Washington, D.C. 20429

                                    Form 10-K

      ANNUAL REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                           FDIC certificate No. 90278

                              SOMERSET SAVINGS BANK
                (Exact name of Bank as specified in its charter)

               Massachusetts                           04-1850670
         (State or other jurisdiction of            (I.R.S. employer
         incorporation or organization)            identification number)

212 Elm Street, Somerville, Massachusetts                               02144
(Address of principal executive offices)                              (Zip Code)

                                 (617) 625-6000
                 (Bank's telephone number, including area code)

           Securities registered pursuant to Section 12(b) of the Act:
                                      None
                                (Title of Class)

           Securities registered pursuant to Section 12(g) of the Act:
                     Common Stock, par value $1.00 per share
                                (Title of Class)

       Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO

       Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Bank's knowledge, in a definitive proxy statement incorporated by reference in Part III of this Form 10-K or any amendments of this Form 10-K. [ ].

       As of March 6, 1998, the aggregate market value of the voting stock held by non-affiliates of the Bank was

                                   $78,217,818

       As of March 6, 1998, there were 16,659,356 shares of Common Stock outstanding.

                                                      TABLE OF CONTENTS



                                                                                                                     Page

Part I

       Item 1     Business ........................................................................................     1
       Item 2     Properties.......................................................................................    24
       Item 3     Legal Proceedings................................................................................    25
       Item 4     Submission of Matters to a Vote of Security Holders..............................................    25
Part II

       Item 5     Market for the Bank's Common Equity and Related Stockholder Matters..............................    25
       Item 6     Selected Financial Data..........................................................................    27
       Item 7     Management's Discussion and Analysis of Financial Condition and Results of Operations............    29
       Item 7A    Quantitative and Qualitative Disclosures About Market Risk.......................................    42
       Item 8     Financial Statements and Supplementary Data......................................................    47
       Item 9     Changes in and Disagreements with Accountants on Financial Disclosure............................    47
Part III

       Item 10    Directors and Executive Officers of the Bank.....................................................    47
       Item 11    Executive Compensation...........................................................................    51
       Item 12    Security Ownership of Certain Beneficial Owners and Management...................................    57
Part IV

       Item 13    Certain Relationships and Related Transactions...................................................    59
       Item 14    Exhibits, Financial Statement Schedules and Reports on Form 8-K..................................    59


       This report contains or incorporates by reference certain forward-looking statements regarding the Bank's future plans, operations and prospects, which involve risks and uncertainties. Those forward-looking statements are inherently uncertain, and actual results may differ from the Bank's expectations. Risk factors that could affect current and future performance include but are not limited to the following: (i) adverse changes in asset quality and the resulting credit risk-related losses and expense; (ii) adverse changes in the economy of eastern Massachusetts, the Bank's primary market, which could further accentuate credit-related losses and expenses; (iii) adverse changes in the local real estate market that can also negatively affect credit risk, as most of the Bank's loans are concentrated in eastern Massachusetts and a substantial portion of these loans have real estate as primary and secondary collateral; (iv) the consequences of continued bank acquisitions and mergers in the Bank's market, resulting in fewer but much larger and financially stronger competitors which could increase competition for financial services to the Bank's detriment; (v) fluctuations in market rates and prices, which can negatively affect the Bank's net interest margin, asset valuations and expense expectations; and (vi) changes in regulatory requirements of federal and state agencies applicable to bank holding companies and banks, which changes could have a material adverse effect on the Bank's future operating results.

Part 1

Item l. Business

General

       The Bank is a Massachusetts-chartered savings bank, which commenced business as Somerville Savings Bank in 1885. The Bank converted from a mutual savings bank to a publicly held stock form entity in July 1986.

       In October 1988, Somerset Bankshares, Inc., a bank holding company organized at the direction of the Bank, acquired all the outstanding common stock of the Bank, with the stockholders of the Bank becoming stockholders of Somerset Bankshares, Inc. In September 1992, the Bank completed a corporate reorganization which eliminated its bank holding company structure.

     On December 9, 1997, Somerset Savings Bank ("Somerset") and UST Corp. ("UST") entered into a definitive agreement pursuant to which Somerset will be merged with and into UST's principal subsidiary, USTrust. In consideration of the acquisition, UST will issue 0.19 shares of UST common stock for each share of Somerset common stock outstanding. The transaction is structured to qualify as a tax-free exchange and as a pooling of interests for accounting purposes. Based upon the closing price of UST common stock on December 9, 1997 ($29 5/8), the transaction was valued at approximately $93.7 million or approximately $5.63 in UST common stock for each share of Somerset common stock. The acquisition is subject to the approval of the shareholders of Somerset and Federal and State bank regulatory authorities and is expected to close in the second quarter of 1998.

     The Bank's deposits are insured by the Federal Deposit Insurance Corporation's ("FDIC") Bank Insurance Fund to the extent authorized by law. Deposits in excess of FDIC limits are insured by the Mutual Savings Central Fund, Inc. (the "Central Fund"). The Bank is subject to regulation, supervision and examination by the FDIC and the Massachusetts Commissioner of Banks (the "Commissioner"). See "Regulation and Supervision."

       The Bank's primary market area includes the City of Somerville and the Town of Burlington, as well as communities contiguous to each and communities along major highways falling between them, including Medford, Arlington, Cambridge, Lexington, Woburn, Wilmington, Winchester, Bedford and Billerica, all of which are located in Middlesex County, Massachusetts. The Bank operates four full service offices in Somerville and one in Burlington. The Bank does not consider its business to be seasonal.

       The Bank offers a broad range of banking and related services primarily to individuals and small business customers. Its principal business consists of attracting deposits from the general public through its offices and using such deposits to originate real estate, construction, commercial and consumer loans. The Bank also invests in securities issued by the U.S. Government and agencies thereof, and in mortgage-backed securities. To a much lesser extent, the Bank in the past has invested in corporate debt and equity securities.

Lending Activities

       General. At December 31, 1997, the Bank's loan portfolio, net of unearned income, totaled $419.8 million, representing approximately 77.8% of its total assets at that date. The principal categories of loans in the Bank's portfolio are commercial real estate loans, which are secured by multi-family residential and commercial real estate, residential real estate loans, which are secured by one-to-four family residences, construction loans, other commercial loans, and consumer loans. Substantially all of the mortgage loans in the Bank's loan portfolio are secured by properties located in eastern Massachusetts. In addition, substantially all of the Bank's non-mortgage loan portfolio consists of loans made to residents of and businesses located in eastern Massachusetts.

       Pursuant to Massachusetts banking laws, since January 1992, the Bank is permitted, with certain exceptions, to make loans and commitments to any one borrower, including related entities, in the aggregate amount of not more than 20% of stockholders' equity. At December 31, 1997, such limit was approximately $7.2 million. In addition, in 1993 the Bank's Board of Directors approved a revised loan policy and established a limit of the lesser of $2.5 million or 20% of stockholders' equity. With respect to loans or commitments made prior to January 1992, Massachusetts law generally did not limit the aggregate amount of indebtedness of a single borrower (including related entities) secured by a first mortgage on real estate, and between October 1, 1990 and January 1992, the Bank's formal policy was to limit total obligations of one borrower (including related entities) to $10 million, excluding any commitments made prior to October 1, 1990. The foregoing limits do not apply, however, to loans made to finance the purchase of the Bank's foreclosed properties ("OREO").

       As of December 31, 1997, 16 borrowers had total obligations (including loans to related interests) to the Bank in excess of $2.5 million, representing $68.2 million or 16.2% of the Bank's total loans at that date, as a result of loans or binding commitments made prior to the adoption of the Bank's current lending limit. The Bank's largest concentration of loans to a single borrower (and related interests) at December 31, 1997 amounted to $6.7 million. The borrower has 6 loans outstanding, the largest of which at December 31, 1997 totals $3.1 million. All outstanding loans to this borrower have been performing since inception and are secured primarily by real estate located in eastern Massachusetts.

       Applications for residential mortgage loans and all types of consumer loans are taken at each of the Bank's branch offices. The Bank accepts applications for construction loans, commercial business loans and commercial and other real estate loans at either its main office or Burlington branch. Residential mortgage loan applications are primarily attributable to referrals from real estate brokers and builders, existing customers and walk-in customers. Commercial real estate loan applications are obtained primarily from previous borrowers, direct contacts with the Bank and referrals. Commercial business loan applications are primarily obtained through existing customers, walk-in customers and solicitation by the Bank. Consumer loans are primarily obtained through existing and walk-in customers who have been made aware of the Bank's programs by advertising and other means. All loans are subject to centralized review and processing at the Bank's main office.

       Loan Portfolio Composition and Maturity. The Bank engages primarily in residential and commercial real estate lending which represented 93.7% of the Bank's loan portfolio at December 31, 1997. The following table sets forth information concerning the Bank's loan portfolio by type of loan at the dates indicated.



                                                                           December 31,
                                           1997            1996                1995                    1994             1993
                                     ----------------- ----------------  ---------------------   ---------------   ---------------
                                      Amount  Percent  Amount   Percent    Amount    Percent     Amount  Percent   Amount  Percent
                                     -------- -------  -------  -------  --------  -----------   ------  -------   ------  -------
                                                                         (Dollars in Thousands)

Real estate loans:

   Residential...................... $171,881   40.9%  $150,025   38.0%   $154,766    38.3%      $175,439   42.9%  $188,141   46.0%
   Construction.....................   34,266    8.2     35,267    8.9      24,499     6.1         30,860    7.6     24,320    5.9
   Commercial.......................  192,888   45.9    192,569   48.7     201,266    49.8        183,270   44.8    173,362   42.3
   FHA and VA.......................      211    0.1        328    0.1         414     0.1            527    0.1        680    0.2
   Second mortgages and equity
     lines..........................    7,048    1.7      6,250    1.6       5,576     1.4          4,462    1.1      3,698    0.9
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----
         Total principal balances...  406,294   96.8    384,439   97.3     386,521    95.7        394,558   96.5    390,201   95.3
Less: Due to borrowers on incomplete
loans...............................  (11,745)  (2.8)   (12,045)  (3.0)     (6,600)   (1.7)       (10,865)  (2.7)    (6,416)  (1.6)
     Unearned income................   (1,295)  (0.3)    (2,277)  (0.6)     (2,960)   (0.7)        (2,664)  (0.6)    (2,086)  (0.5)
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----

         Total real estate loans ...  393,254   93.7    370,117   93.7     376,961    93.3        381,029   93.2    381,699   93.2
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----

Commercial loans:

   Secured..........................   20,859    5.0     19,414    4.9      20,943     5.2         20,166    4.9     21,030    5.1
   Unsecured........................    1,362    0.3      1,286    0.4       1,482     0.4          1,926    0.5      1,012    0.3
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----
         Total principal balances...   22,221    5.3     20,700    5.3      22,425     5.6         22,092    5.4     22,042    5.4
Less:  Unearned income..............     (41)      -       (241)  (0.1)       (221)   (0.1)          (134)     -        (93)     -
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----
         Total commercial loans.....   22,180    5.3     20,459    5.2      22,204     5.5         21,958    5.4     21,949    5.4
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----
Other loans:
   Consumer.........................    2,588    0.6      2,672    0.7       2,947     0.7          3,805    0.9      4,050    1.0
   Passbook.........................    1,823    0.4      1,712    0.4       1,773     0.5          2,026    0.5      1,693    0.4
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----
         Total principal balances...    4,411    1.0      4,384    1.1       4,720     1.2          5,831    1.4      5,743    1.4
Less:  Unearned income..............        -      -         (4)     -          (5)      -             (4)     -         (6)     -
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----

         Total other loans..........    4,411    1.0      4,380    1.1       4,715     1.2          5,827    1.4      5,737    1.4
                                     --------  ------  --------  -----    --------  ------       --------  -----   --------  -----
         Total loans................  419,845  100.0%   394,956  100.0%    403,880   100.0%       408,814  100.0%   409,385  100.0%
                                               ======            =====              ======                 =====             =====
Less:  Allowance for loan losses....  (7,668)            (6,236)            (7,136)                (8,121)           (8,254)
                                     --------          --------           --------               --------          --------
                                     $412,177          $388,720           $396,744               $400,693          $401,131
                                     ========          ========           ========               ========          ========


     The following table sets forth the scheduled contractual amortization or period to repricing of commercial and construction loans in the Bank's loan portfolio at December 31, 1997. Loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.



                                                                                                Total due after
                                                                Maturity                           one year
                                            ---------------------------------------------     ------------------
                                                       Due after                                         Adjust-
                                             Due in     one year                               Fixed      able
                                            one year    through       Due after   Category    interest  interest
                                             or less   five years     five years   total        rate      rate
                                            --------   ----------     ----------  -------     -------    -------
                                                                          (In Thousands)
Commercial..........................         $15,921     $  4,873      $   1,427  $22,221     $ 4,114    $ 2,186
                                            ========   ==========     ==========  =======     =======    =======
Real estate-construction............         $16,207     $  4,661      $   1,653  $22,521     $ 6,314    $     -
                                            ========   ==========     ==========  =======     =======    =======



       Scheduled contractual principal repayments do not reflect the actual maturities of loans. The average maturity of loans is substantially less than their average contractual terms because of prepayments and, in the case of conventional mortgage loans, due-on-sale clauses, which generally give the Bank the right to declare a loan immediately due and payable if, among other things, the borrower sells the real estate property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase when prevailing mortgage loan rates are substantially higher than rates on existing mortgage loans and conversely, decrease when prevailing mortgage loan rates are substantially lower than rates on existing mortgages (due to refinancings of adjustable-rate and fixed rate loans at lower rates). Under the latter circumstances, the weighted average yield on loans decreases as higher yielding loans are repaid or refinanced at lower rates. Because the Bank will, consistent with industry practice, "rollover" a significant portion of commercial real estate and commercial loans at or immediately prior to their maturity by renewing credit on substantially similar or revised terms, the principal repayments actually received by the Bank are anticipated to be significantly less than the amounts contractually due in any particular period. In addition, a portion of such loans may not be repaid due to the borrower's inability to satisfy the contractual obligations of the loan.

       Residential Mortgage Loans. Residential real estate loans, both long-term fixed and adjustable-rate, are among the Bank's most significant products. As of December 31, 1997 the Bank's loans secured by first mortgages on one-to-four family dwellings totaled $172.1 million, representing 41.0% of its total loan portfolio.

       The Bank will lend up to 95% of the lesser of the appraised value of the property securing the loans or the purchase price, and generally requires borrowers to obtain private mortgage insurance ("PMI") on the portion of the principal amount of the loan that exceeds 80% of the value of the real estate collateral. PMI is maintained until the loan balance is reduced to 75% of the original appraisal. The other terms of these loans, including interest rates and fees, are generally competitive in the Bank's market area and conform to secondary market standards. Adjustable-rate mortgage loans generally pose credit risks different from the risk inherent in fixed-rate loans, primarily because if interest rates rise, the borrower's payments rise, thereby increasing the potential for default, while the marketability of the underlying property may be adversely affected by higher interest rates.

       Since 1991, the Bank's owner-occupied residential mortgage loans generally have been originated on terms, conditions and documentation which permit sale to the Federal National Mortgage Association ("FNMA") and other institutional investors in the secondary market.

       At December 31, 1997, the Bank's home equity loan portfolio totaled $5.2 million. Home equity loans are offered in both fixed-rate and adjustable form with terms of up to 10 years. Home equity loans are subject to the same general underwriting standards as residential first mortgage loans.

       Multi-Family and Commercial Real Estate Loans. At December 31, 1997, the Bank had $192.9 million of multi-family and commercial real estate loans outstanding, which represented 45.9% of the Bank's loan portfolio. Approximately $47.4 million or 24.6% of these loans are secured by apartment buildings, and multi-family residential properties. The balance of the commercial real estate loans are secured by commercial facilities, including office, retail and light manufacturing properties, small shopping centers, and various other types of commercial real estate.

       Although terms vary, commercial real estate loans generally amortize over periods of 15 to 30 years and have interest rates that are reviewed every three years which either float in accordance with a designated lending rate or, to a lesser extent, have fixed rates of interest.

       In addition, as part of the criteria for underwriting permanent commercial real estate loans, the Bank generally requires these properties to provide sufficient income to satisfy operating expenses and principal and interest payments on the loan, and provide a reasonable return to the owners on their investment. A loan analysis is completed in each case to confirm that the loan can be serviced by the income generated. This analysis, along with an appraisal prepared by a professional real estate appraiser of the Bank's choice, are the principal determinants in the underwriting process. It also is the Bank's general policy to obtain personal guarantees of its commercial real estate loans from the principals of the borrower, and to require financial statements from all commercial and multi-family borrowers on an annual basis and, in some cases, more frequently.

       Commercial real estate lending entails additional risks as compared to residential property lending. Commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. Development of commercial real estate projects also may be subject to numerous land use and environmental issues. The performance of such loans is typically dependent upon the successful operation of the real estate project. Those risks can be significantly affected by supply and demand conditions in the market for commercial and retail space and, as such, may be subject to a greater extent to adverse conditions in the real estate market and the economy generally than are residential loans.

       The Bank's largest commercial real estate loan, approved by the Bank's Executive Committee in March 1992 and secured by an office/retail shopping center in eastern Massachusetts, had a balance of $6.4 million at December 31, 1997. The loan has performed according to its contractual terms since its origination.

       The Bank's largest multi-family mortgage loan relationship, restructured in April 1991, is collateralized by 70 apartment units in five buildings located in Boston's Back Bay area. The loan had a balance of $4.6 million at December 31, 1997. The Bank's largest nonrestructured multi-family mortgage loan had a balance of $3.1 million at December 31, 1997. The loan is secured by a 45 unit apartment building located in Somerville that was acquired from the Bank's OREO portfolio. Monthly principal and interest payments on the loan have been made according to its contractual terms since its origination in February 1992.

       Construction Loans. A significant portion of the Bank's construction lending consists of loans to developers and builders of single-family homes in eastern Massachusetts. On occasion, the Bank will originate construction loans on properties in southern New Hampshire. Construction loans, including loans for the acquisition and development of land for construction, net of amounts due to borrowers on incomplete loans, totaled $ 22.5 million or 5.4% of the Bank's loan portfolio at December 31, 1997. The Bank also makes loans to build or to acquire and rehabilitate multi-unit housing facilities and industrial and other commercial properties. Construction loans generally have a one to two-year term and do not provide for any amortization of principal during the term. The Bank's construction loans generally have fixed rates of interest.

       The Bank evaluates the feasibility of construction loans based upon, among other things, borrowers' business plans and appraisals of the projects performed by independent appraisers. In addition, the Bank may obtain architects' or engineers' estimates of the cost of construction. In addition, the Bank typically requires a substantial portion of the units securing its residential construction loans to be presold (that is, a contract of sale with respect to the property has been entered into and the buyer has received a commitment for financing) and will finance the construction of up to three units per project on a speculative or non-presold basis. A variety of terms are available, with funds being advanced as work is completed and in accordance with approved schedules. At each advance, a Bank representative inspects the property to insure that the work is complete. Only after these items are completed are funds disbursed. The Bank also may provide permanent financing on fixed or adjustable rate terms.

       Construction loans present a higher degree of risk than permanent real estate mortgage loans. A borrower's ability to complete construction may be affected by a variety of factors such as an adverse change in interest rates and the borrower's ability to control costs and adhere to time schedules. The latter will depend upon the borrower's management capabilities and may also be adversely affected by strikes, supply shortages, adverse weather and other conditions beyond the borrower's control.

       Commercial Loans. Subject to the restrictions contained in Massachusetts laws and regulations, the Bank is authorized to make commercial loans for corporate purposes to a broad range of businesses in its market area on both a secured and unsecured basis, including issuing letters of credit. The Bank generally requires personal guarantees from the principals of any corporation, trust or other entity to which it makes loans. At December 31, 1997, $22.2 million or 5.3% of the Bank's loan portfolio consisted of commercial business loans.

       The Bank's commercial business loans are typically made to the various types of closely held businesses located in the Bank's primary market area in Middlesex County. The Bank's commercial loans may be structured as term loans or as revolving lines of credit. Commercial term loans generally have maturities of five years or less and interest rates which float in accordance with a designated lending rate, although the Bank also originates commercial loans with fixed rates of interest. Commercial term loans typically are secured by equipment, machinery or other corporate assets, although the Bank will often obtain a lien on commercial real estate as additional collateral. The Bank's largest commercial loan secured primarily by business assets was a $700,000 line of credit with a balance of $303,000 at December 31, 1997.

       The Bank's commercial lines of credit, which are usually secured, typically are for the purpose of providing working capital. Lines of credit generally are approved and reviewed on an annual basis and usually require that the borrower be out of debt for at least 30 days of the year.

       The Bank's commercial lines also include standby letters of credit, which are unconditional commitments on the part of the Bank to advance up to a stated dollar amount within a specified period of time on behalf of the borrower, assuming the terms and conditions specified in the letter are satisfied. The Bank's standby letters of credit generally have terms of not more than one year and are not automatically renewed. The Bank's standby letters of credit generally are secured by marketable securities or other liquid collateral. At December 31, 1997, the Bank had $464,000 in unused commitments pursuant to such letters of credit.

       Consumer and Passbook Loans. Subject to the restrictions contained in Massachusetts laws and regulations, the Bank also is authorized to make loans for a wide variety of consumer purposes. The Bank's consumer loan portfolio consists primarily of installment loans. At December 31, 1997, consumer and passbook loans represented $2.6 million (or 0.6%) and $1.8 million (or 0.4%), respectively, of the Bank's total loan portfolio.

       Nonperforming Assets and Restructured Loans. The following table sets forth information regarding delinquent loans past due 30 to 89 days as to interest or principal, nonaccrual and restructured loans, and OREO held by the Bank at the dates indicated. For additional information regarding delinquent, nonaccrual and restructured loans at December 31, 1997, 1996 and 1995, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition and Recent Operating Environment."



                                                                                            December 31,
                                                                  ------------------------------------------------------------
                                                                    1997          1996         1995         1994        1993
                                                                  ---------     --------    ---------    ----------   --------
                                                                                     (Dollars in Thousands)

Delinquent loans 30-89 days past due..........................     $  5,810     $  8,399     $  8,419      $ 11,499   $ 24,938
                                                                   ========     ========     ========      ========   ========
Nonaccrual loans (2)..........................................     $  3,238     $  6,203     $  4,742      $  8,169   $  8,357
Other real estate owned (2)...................................        5,711        8,910       11,496        23,829     42,852
                                                                   --------     --------     --------      --------   --------

       Total nonperforming assets.............................        8,949       15,113       16,238        31,998     51,209
Restructured loans............................................       17,281       19,137       35,336        35,164     46,902
                                                                   --------     --------     --------      --------   --------

       Total nonperforming assets and

         restructured loans...................................      $26,230      $34,250      $51,574      $ 67,162   $ 98,111
                                                                   ========     ========     ========      ========   ========

Delinquent loans 30-89 days past due as a
     percentage of loans, net (1).............................         1.38%        2.13%        2.08%         2.81%      6.09%
Nonaccrual loans as a percentage of loans, net (1)............         0.77         1.57         1.17          2.00       2.04
Nonperforming assets as a percentage of total assets..........         1.66         2.92         3.21          6.22       9.97


Nonperforming assets and restructured loans as a
     percentage of total assets...............................         4.86         6.62        10.18         13.05      19.09



(1)    Net of unearned income.

(2) Refer to "Management's Discussion and Analysis - Asset Quality -OREO" regarding the transfer of loans previously classified as in-substance foreclosures to nonaccrual loans upon the adoption of SFAS No. 114 on January 1, 1995.

       Interest income that would have been recorded under the original terms of nonaccrual and restructured loans compared to the interest income actually recognized for the year ended December 31, 1997 is as follows:



                                                            Nonaccrual                Restructured
                                                               Loans                     Loans
                                                            ----------                ------------
                                                                       (In Thousands)

Interest income that would have
       been recorded.................................          $   311                   $   1,810
Interest income recognized...........................               96                       1,374
                                                            ----------                ------------
Interest income forgone..............................          $   215                   $    436
                                                            ==========                ============


       In September 1992, the Bank instituted an incentive sales program with respect to OREO. All Bank employees, including employees assigned to the OREO department, are eligible to receive additional compensation based on the dollar volume of parcels of OREO which are sold by the Bank pursuant to the program. All OREO sales must be approved by the Senior Credit Committee.

       In September 1994, the Bank announced that it was actively considering a bulk sale of certain OREO properties and nonaccrual loans as part of a comprehensive plan to accelerate the disposition of its nonperforming assets. At that time, additional provisions for losses on loans and OREO of $600,000 and $7.3 million, respectively, were established. Subsequently, management concluded that it would be more economically advantageous for the Bank to abandon the bulk sale and instead dispose of such assets in separate transactions.

       For additional information about nonperforming assets and restructured loans, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition and Recent Operating Environment."

       Allowance for Loan Losses. The allowance for loan losses is maintained at a level determined to be adequate by management to absorb future charge-offs of loans deemed uncollectible. The allowance is increased by provisions charged to operations and by recoveries on loans previously charged off. The determination of an appropriate level of the allowance for loan losses necessarily involves a high degree of judgment. For additional information regarding the factors considered by management in evaluating the adequacy of the Bank's allowance for loan losses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition and Recent Operating Environment-Allowance for Loan Losses."

       The allowance for loan losses is allocated to various loan categories only as part of the Bank's process for evaluating the adequacy of the allowance. The following table sets forth certain information concerning the allocation of the Bank's allowance for loan losses by loan categories and the percent of loans in each category to total net loans at the dates indicated.



                                                                              December 31,
                                             1997              1996              1995              1994            1993
                                      ------------------  ---------------   ----------------  ---------------  ---------------
                                                 Percent          Percent           Percent           Percent          Percent
                                                   of               of                of                of               of
                                                  Loans,           Loans,            Loans,            Loans,           Loans,
                                       Amount     net     Amount    net      Amount   net     Amount    net    Amount    net
                                      --------   -------  ------  -------   ------- --------  ------  -------  ------  -------
                                                                         (Dollars in Thousands)

Real estate:
   Residential......................  $ 2,591      42.5   $ 1,690   39.4%   $ 1,911   39.4%   $ 2,060   43.8%  $ 2,555   46.0%
   Construction.....................      577       5.4       401    5.9        276    4.4        308    4.9       433    4.8
   Commercial.......................    4,189      45.8     3,804   48.4      4,559   49.5      5,250   44.5     4,499   43.9
Commercial..........................      271       5.3       303    5.2        351    5.5        435    5.4       661    3.6
Other...............................       40       1.0        38    1.1         39    1.2         68    1.4       106    1.7
                                      -------     -----   -------  -----    -------  -----    -------  -----   -------  -----

     Total .........................  $ 7,668     100.0%  $ 6,236  100.0%   $ 7,136  100.0%   $ 8,121  100.0%  $ 8,254  100.0%
                                      =======     =====   =======  =====    =======  =====    =======  =====   =======  =====



       The entire allowance for loan losses is available to absorb losses in any category of loans.

       Management believes that the level of the allowance for loan losses at December 31, 1997 is adequate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Financial Condition and Recent Operating Environment-Allowance for Loan Losses" and "-Results of Operations-Provision for Loan Losses" for further discussion of the Bank's allowance for loan losses at December 31, 1997. Notwithstanding the foregoing, since the level of the allowance is based on an estimate of future events, ultimate loan losses may vary from current estimates. A deterioration of economic conditions in the Bank's market area could result in an increase in the level of nonperforming loans, additional loan losses, and higher provisions for loan losses. Such increases would impede the Bank's earnings potential and might also impair the Bank's capital.

       In addition, the FDIC and Commissioner, as an integral part of their respective supervisory functions, periodically review the Bank's allowance for loan losses. Such regulatory reviews may require the Bank to increase its provision for loan losses, or to recognize further loan charge-offs, based on judgments different from those of management. The Bank's most recent regulatory examination by the FDIC was performed as of September 30, 1996.

Investment Activities

       In addition to loans, the Bank invests in U.S. Government and federal agency obligations, mortgage-backed securities and short-term investments. The Bank maintains liquidity in its investments, which are made pursuant to policies administered by the Treasurer under the authority of the Bank's Board of Directors and Asset/Liability Committee. The Bank's principal strategy is to enhance the overall yield of its investment portfolio while maintaining quality and liquidity. In an effort to improve the Bank's ability to manage fluctuations in interest rates, as well as to provide a better balance between loans and investments, both in quality and yield, management has taken advantage of the availability of investment instruments such as securitized adjustable rate mortgages and short average life (2-4 years) fixed rate and floating rate collateralized mortgage obligations ("CMOs"), which include real estate mortgage investment conduits ("REMICs"), in addition to other investments.

       There are certain inherent risks associated with mortgage-backed securities ("MBS") including volatility, credit risk, interest rate risk and average life extension risk. The Bank's MBS portfolio has limited credit risk as over 99% of the portfolio are U.S. Government agency obligations and carry the highest ratings by nationally recognized rating bureaus. Price volatility is substantially the same as that of U.S. Government or corporate bond obligations as interest rates increase the value of the MBS decreases and, conversely, as interest rates decrease the value of the MBS increases. The interest rate risk associated with MBS has to do with whether the instrument is fixed or variable or floating rate and in which direction interest rates are moving coupled with the extension risk. With fixed-rate MBS, as interest rates move upward, the probability of the average life extending increases as a result of prepayments generally slowing on the underlying collateral of the MBS. With the extension of average life in a rising rate environment, the Bank would own a security that has a below market yield for a longer period of time than was previously anticipated which also affects the market price negatively. If interest rates were to decline, the weighted average life of the fixed-rate MBS portfolio would shorten, prepayments would rise and the market value would increase. At December 31, 1997, the weighted average life of the fixed-rate MBS portfolio was 2 to 3 years.

       With adjustable-rate or floating-rate MBS, the extension risk is less of an issue compared with fixed-rate MBS as interest rates on variable-rate MBS tend to adjust with those of the current treasury curve and include stated indices, margins and caps. With the variable rate MBS products, there tends to be less fluctuation and volatility of market values as yields on variable rate MBS normally approximate current market yields unless interim or lifetime caps inhibit full repricing.

       The Bank's MBS portfolio at December 31, 1997 was comprised of $27.2 million or 31.8% of fixed rate assets and $58.5 million or 68.2% of variable rate assets. During the past several years, management has de-emphasized the fixed-rate portfolio and has stressed, in most cases, adding variable-rate assets to its investment portfolio and reducing the balance of its fixed-rate instruments through prepayments and amortization.

       The following table sets forth the carrying value and distribution of the Bank's investment portfolio at the dates indicated.



                                                                                   December 31,
                                                                        ----------------------------------
                                                                          1997         1996         1995
                                                                        --------     --------     --------
                                                                                (In Thousands)

U.S. Government and federal agency obligations....................      $  2,000     $  4,996     $      -
Mortgage-backed securities........................................        85,741       81,667       60,128
The Savings Bank Life Insurance Company
     of Massachusetts stock.......................................         1,402        1,402        1,402
                                                                        --------     --------     --------

     Total investment securities..................................       $89,143      $88,065      $61,530
                                                                        ========     ========     ========


       The Bank records investment securities at amortized cost based on its ability and intent to hold these securities until maturity. As of the date of this report, the Bank has no intent to maintain a securities trading account or an available for sale position.

       Information regarding the contractual maturities and weighted average yield of the Bank's investment securities portfolio at carrying value at December 31, 1997 is presented below.



                                                                       As of December 31, 1997
                           ------------------------------------------------------------------------------------------------------
                                   Within 1 year       1-5 years          5-10 years         Over 10 years           Total
                           ----------------------- ------------------  ------------------  ------------------  ------------------
                                          Weighted           Weighted            Weighted            Weighted            Weighted
                             Carrying      Average Carrying   Average  Carrying   Average  Carrying   Average  Carrying   Average
                              Value        Yield    Value     Yield     Value     Yield     Value     Yield     Value     Yield
                           ------------   -------- --------  --------  --------- --------  --------  --------  --------  --------
                                                                        (Dollars in Thousands)

Debt securities..........  $          -       -%   $      -     -%      $  2,000    7.4%    $     -       -%   $  2,000      7.4%
Mortgage-backed
   securities (1)........             -       -         292   5.4              -      -      85,449    6.64      85,741     6.64
                           ------------            --------            ---------           --------            --------

                           $          -       -%   $    292   5.4%      $  2,000    7.4%    $85,449    6.64%    $87,741     6.64%
                           ============            ========            =========           ========            ========



(1) Although the contractual maturity for substantially all of this category is in excess of ten years, the average life is expected to be less than the stated maturity because the borrowers have the right to prepay obligations ....without incurring prepayment penalties.

       At December 31, 1997, the Bank's investments in the debt and equity securities of any one issuer (excluding U.S. Government agencies) did not exceed 10.0% of the Bank's stockholders' equity.

Sources of Funds

       The Bank's primary sources of funds are retail and commercial deposits, borrowings from the Federal Home Loan Bank of Boston ("FHLB") and cash flow generated by amortization and prepayments from the Bank's loan and investment portfolios.

       Deposits. The Bank currently offers passbook and statement savings accounts, money market deposits, NOW accounts, demand deposit accounts, term certificates ranging from three months to five years, jumbo certificates (in excess of $90,000) at negotiated rates and terms, club accounts and IRA/SEP/Keogh accounts. Deposits amounted to $455.9 million at December 31, 1997.

       Current interest rates are based on a variety of factors, including deposit trends, loan demand, the Bank's interest rate spread and a review of competing interest rates offered by other financial institutions. In general, the interest rates on deposits offered by the Bank have been competitive with interest rates offered by other competing financial institutions in the Bank's market area. It is management's intent that the Bank's interest rates will remain competitive during fiscal 1998.

       The following table sets forth the average balances of the Bank's deposits for the periods indicated.



                                                                       Years Ended December 31,
                                          ------------------------------------------------------------------
                                                 1997                    1996                    1995
                                          ------------------      ------------------      ------------------
                                          Average    Average      Average    Average      Average    Average
                                          Balance     Rate        Balance     Rate        Balance     Rate
                                                                         (Dollars in Thousands)


Demand ...........................       $ 20,764        -%      $ 17,310        -%      $ 15,814        -%
                                         --------     -----      --------   -------      -------      -----

NOW accounts........................       24,732      0.99        26,536      0.95        24,602      1.23
Money market deposits...............       47,496      3.40        46,430      3.31        46,173      3.29
Regular and other...................       70,503      2.46        71,067      2.53        74,626      2.73
                                        ---------     -----      --------   -------      --------     -----
     Total savings deposits.........      142,731      2.52       144,033      2.49       145,401      2.65
                                         --------     -----      --------   -------      --------     -----

Term certificates...................      287,507      5.91       278,903      5.96       260,506      5.79
                                         --------     -----      --------   -------      --------     -----
                                         $451,002      4.56      $440,246      4.59      $421,721      4.49
                                         ========     =====      ========   =======      ========     =====



       As of December 31, 1997, time certificates of deposit in amounts of $100,000 or more had the following maturities:



                        Over 3             Over 6           Over 1           Over 2
       Within          through            through          through          through             Over
     3 months         6 months          12 months           2 years          3 years           3 years          Total
     --------         --------          ---------         ---------        ----------        ----------       -------
                                                        (In Thousands)

     $14,634          $  6,285           $  8,758          $11,056          $ 9,782           $ 4,315         $54,830
     =======          ========           ========          =======          =======           =======         =======



       Borrowings. Borrowed funds at December 31, 1997 amounted to $43.4 million, consisting primarily of various FHLB variable-rate advances with a weighted average rate of 5.98%. See Note 9 to the Consolidated Financial Statements for additional information regarding borrowings from the FHLB.

       The following table reflects activity and rates paid on borrowings for the periods indicated.



                                                                                      Years Ended December 31,
                                                                                  ---------------------------------------
                                                                                    1997           1996            1995
                                                                                  -------        -------         --------
                                                                                        (Dollars in Thousands)

Borrowing outstanding at end of period      ...........................           $43,376        $40,447         $40,447
Weighted average interest rate at end of period........................              5.98%          5.50%           5.95%
Maximum amount of borrowings outstanding at any
     month end during the period.......................................            43,376         40,942          80,447




Average borrowings outstanding during the period.......................            29,129         35,880            61,696
Average interest rate paid during the period...........................              5.48%          5.93%            6.23%



Competition

       The Bank experiences substantial competition in attracting and retaining deposit accounts and in making mortgage and other loans. Competition for deposit accounts comes primarily from other savings institutions, commercial banks and money market and other mutual funds. Additional competition for deposits comes from insurance companies and credit unions. The primary factors in competing for deposit accounts are interest rates, the quality and range of financial services offered, convenience of office and automated teller machine locations, and office hours. The Bank's ability to compete for deposits also may be affected by various FDIC regulations, which, among other things, restrict the solicitation of brokered and other deposits and impose deposit insurance premiums that are significantly lower for well-capitalized, low-risk banks than for other depository institutions. See "-Regulation and Supervision" below.

       Competition for origination of loans comes primarily from other savings institutions, mortgage banking firms, commercial banks, insurance companies and real estate investment funds. The primary factors in competing for loans are interest rates, loan origination fees, and the quality and range of the lending services offered.

       The Bank believes that its long-standing emphasis on personal service and its strong connection to the communities in its market area enable it to compete effectively in a market that includes many other providers of financial services.

Regulation and Supervision

     General

       As a Massachusetts-chartered depository institution, the Bank is subject to extensive regulation and examination by the Commissioner and the FDIC, which insures its deposits to the maximum extent permitted by law, and to certain requirements established by the Board of Governors of the Federal Reserve Board. The Bank is also a member of the FHLB.

       The Bank is required to file reports with and is periodically examined by the Commissioner and the FDIC concerning its activities and financial condition and must obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

       The description of the statutory provisions and regulations applicable to the Bank set forth in this report does not purport to be a complete description thereof and their effects on the Bank.

FDIC Supervision

     General

       As an FDIC-insured bank, the Bank is subject to certain laws and regulations that, among other things, proscribe the nature and amount of certain investments, regulate the closure of branch offices, and limit the amount of, and establish required approval procedures, reporting requirements and credit standards for loans and other extensions of credit to, officers, directors and principal stockholders of the Bank and to their related interests. The Bank is also subject to the FDIC's regulatory capital requirements and certain minimum capital commitments made to the FDIC and the Commissioner. See "-Capital Requirements," below.

       Any FDIC-insured bank which does not operate in accordance with the FDIC regulations, policies and directives may be sanctioned for noncompliance. Proceedings may be instituted against any FDIC-insured bank or any director, officer or employee of such bank and certain other "institution-affiliated parties" (a term which includes stockholders who participate in the conduct of the bank's affairs and, under certain circumstances, accountants, appraisers and attorneys), who engage in unsafe and unsound practices, breaches of fiduciary duties, or violations of applicable laws, regulations, regulatory orders and agreements. In general, the FDIC has the authority to terminate insurance of deposit accounts, to issue orders to cease and desist, to remove officers, directors and other institution-affiliated parties, and to impose substantial civil money penalties against the Bank and any officer, director, employee, agent or other institution-affiliated party of the Bank. See "-Enhanced Supervisory, Enforcement and Other Powers," below.

       Brokered Deposits. The Federal Deposit Insurance Act (the "FDIA") restricts the use of brokered deposits by certain depository institutions. Under the FDIA and applicable regulations, (i) a "well capitalized insured depository institution" may solicit and accept, renew or roll over any brokered deposit without restriction, (ii) an "adequately capitalized insured depository institution" may not accept, renew or roll over any brokered deposit unless it has applied for and been granted a waiver of this prohibition by the FDIC and
(iii) an "undercapitalized insured depository institution" may not accept, renew or roll over any brokered deposit or solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in such institution's normal market area or in the market area in which such deposits are being solicited. FDIC regulations define the term "brokered deposits" to include any deposit that is obtained from or through the mediation or assistance of an outside deposit broker and any deposit for which the interest rate is 75 basis points or more above the prevailing rate of interest on deposits offered by other insured institutions having the same type of charter in the Bank's normal market area. The term "undercapitalized insured depository institution" is defined to mean any insured depository institution that fails to meet the minimum regulatory capital requirement prescribed by its appropriate federal banking agency. The FDIC may, on a case-by-case basis and upon application by an adequately capitalized insured depository institution, waive the restriction on brokered deposits upon a finding that the acceptance of brokered deposits does not constitute an unsafe or unsound practice with respect to such institution. As of December 31, 1997, the Bank was a well-capitalized depository institution for purposes of the broker deposit restrictions described above. See "Business-Sources of Funds-Deposits."

       Investments and Activities of Insured State-Chartered Banks. Section 24 of the FDIA, as amended by the Federal Deposit Insurance Corporation Improvement Act of 1991 (The "FDICIA"), generally limits the activities and equity investments of FDIC-insured, state-chartered banks such as the Bank to FHLB and Savings Bank Life Insurance stock and to investments that are permissible for national banks. Investments that are permissible for national banks generally are limited to marketable debt instruments and do not include equity securities.

       As required by the FDICIA, FDIC regulations prohibit the Bank from engaging directly as principal in any activity that is not permissible for a national bank (and from engaging through a majority-owned subsidiary in any activity that is not permissible for a subsidiary of a national bank) unless (i) the Bank meets the applicable minimum capital standards prescribed by the FDIC and (ii) the FDIC determines, either by regulation or in response to an application by the Bank, that the conduct of such activity will not pose a significant risk to the FDIC Bank Insurance Fund. Among other things, FDIC regulations permit FDIC-supervised, state-chartered banks to engage without the FDIC's prior consent in those activities that the Federal Reserve Board has found to be closely related to banking for purposes of the Bank Holding Company Act.

       Enhanced Supervisory, Enforcement and Other Powers. With the passage of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Crime Control Act of 1990 (the "Crime Control Act") and the FDICIA, federal bank regulatory agencies, including the FDIC, have been granted substantially broader enforcement powers to restrict activities of financial institutions and to impose or seek the imposition of increased civil and criminal penalties upon financial institutions and the individuals who manage and control such institutions. FIRREA imposes restrictions on banks which do not meet applicable minimum capital requirements, have experienced a change of control within the preceding two years or are considered by the FDIC to be in a "troubled" condition. These restrictions include requiring written notice to federal regulatory authorities prior to certain proposed changes in the institution's senior management or board of directors and prohibiting acceptance, renewal or roll over of brokered deposits (which prohibition was extended by the FDICIA).

Regulatory Commitments

       In March 1991, the Bank consented to the issuance of an Order to Cease and Desist (the "Order") by the FDIC. On November 15, 1993, the FDIC issued, with the Bank's consent, a Modification of the Order (the "Modification"), in which the Commissioner concurred. Effective July 25, 1997 the FDIC terminated the Order with the Commissioner's concurrence. At the request of the FDIC and the Commissioner, the Bank has adopted, by resolution of its Board of Directors, certain commitments (the "Commitments") that are substantially similar to certain provisions of the Order. The information contained herein is a summary of certain provisions of the Commitments.

       Capital. The Commitments obligate the Bank to maintain a ratio of Tier 1 capital to total assets (a "Tier 1 leverage capital ratio") of at least 6.0%. "Tier 1 capital" is generally defined to include common stockholders' equity (including retained earnings), qualifying noncumulative perpetual preferred stock and any related surplus, and minority interests in the equity accounts for fully consolidated subsidiaries, but to exclude intangible assets, other than properly valued purchased mortgage servicing rights up to certain specified limits. As long as the Commitments remain in effect, if the Bank's Tier 1 leverage capital ratio at the end of a month is less than 6.0%, the Bank is required to submit to its regulators a written plan for increasing its Tier 1 leverage capital ratio to at least 6.0%. At December 31, 1997, the Bank had a Tier 1 leverage capital ratio of 6.76% as compared to a ratio of 5.79% at December 31, 1996.

       Development of Certain Written Policies and Plans. Pursuant to the Commitments, the Bank and its Board of Directors were also obligated to develop or revise a number of plans and policies to ensure that the Bank operates in a safe and sound condition. Among other things, the Bank is required to submit periodic reports on its plan to lessen the Bank's risk position with respect to certain problem assets.

       Management. The Modification required the Bank's Board of Directors to assess the Bank's staffing for the positions of president, chief executive officer and senior loan officer. The purpose of the assessment was to enable the Bank to comply with the requirement under the Modification to have in place by February 1994 individuals with proven ability and experience, including, in the case of the senior loan officer, experience resolving problem loans.

       Specifically, the Modification obligated the Bank's Board of Directors to conduct a formal evaluation of Thomas J. Kelly, who has served as the Bank's President and Chief Executive Officer since 1974. That evaluation was completed in December 1993. The Board of Directors determined that the Bank should retain Mr. Kelly as its President and Chief Executive Officer, subject to a realignment of certain responsibilities for the Bank's Loan Department as described below.

       In February 1994, the Bank established the position of Chief Loan Officer ("CLO"). The CLO is responsible for supervising loan administration, including origination and workouts, and the OREO management and disposition functions (collectively, the "Credit Function"). The CLO reports directly to the Executive Committee of the Bank's Board of Directors on individual Credit Function issues, including recommended extensions of credit, charge-offs and provisions to the Bank's allowance for loan losses. The CLO is required to report to the Bank's Chief Executive Officer ("CEO") in order to allow the CEO to monitor the Bank's financial performance and condition and its implementation of strategic plans and to formulate recommendations to the Bank's Board of Directors regarding, among other things, changes in the Bank's strategic focus or the allocation of Bank resources generally.

       In adopting the Commitments, the Bank's Board of Directors reaffirmed that the CLO would be directly accountable to the Executive Committee for the supervision of the Credit Function.

       Enforcement. The Bank's failure to comply with the terms of the Commitments, or the various plans adopted in compliance with the Order and the Modification, could result in administrative or judicial actions under Section 8(b) of the FDIA.

Capital Requirements

         General. Under current FDIC capital regulations ("the Capital Regulations"), the Bank is required to comply with three separate minimum capital requirements: a "Tier 1 leverage capital ratio" and two "risk-based" capital requirements.

       Leverage Ratio. The Capital Regulations establish a minimum Tier 1 leverage capital ratio of 3.0% for the most highly-rated state-chartered, FDIC-supervised banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, FDIC-supervised banks, which effectively impose a minimum

Tier 1 leverage capital ratio for such other banks between 4.0% to 5.0% or more. Under the Capital Regulations, highly-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity and good earnings. In general, highly-rated banks will have a composite 1 rating under the Uniform Financial Institutions Rating System.

       "Tier 1 capital" generally includes common stockholders' equity (including retained earnings), qualifying noncumulative perpetual preferred stock and any related surplus, and minority interest in the equity accounts of fully consolidated subsidiaries. Intangible assets, other than properly valued purchased mortgage servicing rights ("PMSRs") up to certain specified limits, must be deducted from Tier 1 capital. At December 31, 1997, the Bank did not have any PMSRs or other intangible assets.

       Risk-Based Capital Requirements. The risk-based capital requirements contained in the Capital Regulations generally require the Bank to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4.00% and a ratio of total capital to risk-weighted assets of at least 8.00%. Risk-weighted assets are determined by multiplying certain categories of the Bank's assets, including off-balance sheet asset equivalents, by an assigned risk weight of 0% to 100% based on the credit risk associated with those assets as specified in the Capital Regulations. For purposes of the risk-based capital requirements, "total capital" means Tier 1 capital plus supplementary capital, so long as the amount of supplementary capital that is used to satisfy the requirement does not exceed the amount of Tier 1 capital. "Supplementary capital" includes, among other things, so-called permanent capital instruments (perpetual preferred stock, mandatory convertible subordinated debt and perpetual subordinated debt), so called maturing capital instruments (redeemable preferred stock, intermediate-term preferred stock and subordinated debt), and a certain portion of the allowance for loan losses up to a maximum of 1.25% of risk-weighted assets.

         December 31, 1997 Capital Ratios. As of December 31, 1997, the Bank had the following capital ratios:



                                                                   December 31, 1997
                                                 -------------------------------------------------
                                                 FDIC Requirement             Bank's Status
                                                 -----------------    ----------------------------
                                                 Required             Actual
                                                  Ratio     Amount    Ratio       Amount    Excess
                                                 ---------  ------    -------     ------    ------
                                                                       (Dollars in Thousands)

Leverage capital
       Generally............................     5.0%    $26,317       6.76%    $35,577     $ 9,260
       Per Commitment.......................      6.0     31,581        6.76     35,577       3,996

Risk-based:
       Tier 1 capital.......................      4.0     14,919        9.54     35,577      20,658
       Total capital........................      8.0     29,839       10.80     40,276      10,437



Regulatory Consequences of Failing to Meet Capital Requirements

       General. The Capital Regulations have the potential to affect the Bank in a number of ways. First, if an FDIC-insured bank's capital falls below the levels required by the Capital Regulations, the FDIC can impose restrictions on asset growth or issue a capital directive that may require, among other things, a specific increase in or level of regulatory capital, reduction of rates paid on savings accounts, cessation of or limitations on deposit-taking, lending, purchasing loans, making specified investments or issuing new accounts, limits on operational expenditures, an increase in liquidity and such other restrictions or corrective actions as the FDIC may deem necessary or appropriate.

       Any material failure to comply with the provisions of any capital plan or a capital-related regulation, written agreement, order or directive will be treated by the FDIC as an unsafe and unsound practice, which may result in civil administrative sanctions. See "-Enhanced Supervisory, Enforcement and Other Powers" above. In addition, any FDIC-insured bank that is not meeting its capital requirements must provide the FDIC with prior notice before the addition of any new director or senior officer. The Bank is currently subject to a capital directive arising under the Commitments. See "-Regulatory Commitments" above.

       Prompt Corrective Action. In addition to the regulatory consequences of falling below the minimum capital levels set forth in the Capital Regulations,
Section 38 of the FDIA requires regulators to take prompt corrective supervisory action against undercapitalized depository institutions. Section 38 establishes five capital categories, "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized" which are used to determine the extent of regulatory oversight that must be exercised. For purposes of Section 38 of FDIA, a bank is deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, a Tier 1 risk-based capital ratio of 6.0% or more, a Tier 1 leverage capital ratio of 5.0% or more and is not subject to any written capital order or directive,
(ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more and a Tier 1 leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0% or a Tier 1 leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a Tier 1 leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Under certain circumstances a "well capitalized," "adequately capitalized" or "undercapitalized" institution may be required to comply with supervisory actions as if the institution were in the next lowest capital category.

       Immediately upon becoming undercapitalized, an institution will become subject to the provisions of Section 38 of the FDIA (i) restricting payment of capital distributions and management fees, (ii) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan, (iv) restricting the growth of the institution's assets and (v) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions including requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; or requiring replacement of senior executive officers and directors. Section 38 of the FDIA also provides for the appointment of a conservator or receiver for any insured depository institution that is "critically undercapitalized," or, under certain circumstances, that is "undercapitalized".

       As of December 31, 1997, the Bank was classified as a "well capitalized" institution for purposes of the prompt corrective action rules under Section 38. See "Capital Requirements - December 31, 1997 Capital Ratios" above.

Deposit Insurance

       FDIC. The FDIC insures the Bank's deposit accounts generally up to a maximum of $100,000 per separately insured depositor, and the Bank, therefore, is subject to FDIC deposit insurance assessments. Pursuant to the FDICIA, the FDIC established a risk-based assessment system for determining deposit insurance assessments. Under the risk-based system, institutions are assigned to one of three capital groups which is based solely on the level of an institution's capital - "well capitalized," "adequately capitalized" and "undercapitalized" - which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the FDIA, as discussed above. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be low risk to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from 0% for well capitalized, healthy institutions to .27% for under capitalized institutions with substantial supervisory concerns.

       Central Fund. The Deposit Insurance Fund of the Mutual Savings Central Fund, Inc. (the "Central Fund") insures the Bank's deposits to the extent such deposits are not insured by the FDIC. All Massachusetts-chartered savings banks are required to be members of the Central Fund and are subject to assessments by it. The Central Fund maintains a Deposit Insurance Fund which insures all deposits in member banks in excess of FDIC deposit insurance limits. The Central Fund also maintains a liquidity fund to assist member banks that are temporarily in need of cash.

Massachusetts Bank Regulation

       General. As a Massachusetts-chartered savings bank, the Bank is subject to regulation and examination by the Commissioner and to various Massachusetts statutes and regulations, which govern, among other things, investment powers (including lending authority), deposit activities, borrowings, maintenance of surplus and reserve accounts, distribution of earnings, and payment of dividends. The Commissioner's approval is required to establish or close branches, merge with other banks, issue stock and undertake many other activities.

       Regulatory Enforcement Authority. Any Massachusetts bank that does not operate in accordance with the regulations, policies and directives of the Commissioner may be subject to sanctions for noncompliance. The Commissioner may under certain circumstances suspend or remove officers or directors who have violated the law, conducted the Bank's business in a manner which is unsafe, unsound or contrary to the depositors' interests, or been negligent in the performance of their duties.

Federal Home Loan Bank System

       The FHLB System functions as a reserve credit source for its member financial institutions and is governed by the Federal Housing Finance Board ("FHFB"). The Bank is a voluntary member of the FHLB of Boston. Members of the FHLB of Boston are required to own capital stock that is directly proportionate to the member's home mortgage loans or borrowings from the FHLB of Boston outstanding from time to time. Members of the FHLB of Boston have authority to borrow funds to meet withdrawals of savings deposits and to expand their loan portfolios.

Community Reinvestment Act and Fair Lending

       The Community Reinvestment Act of 1977 ("CRA") was enacted to encourage every depository institution to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods, consistent with its safe and sound operation. Under CRA, state and federal regulators are required, in examining financial institutions and when considering applications for approval of certain merger, acquisition and other transactions, to take into account the institution's record in helping to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. In reviewing an institution's CRA record for this purpose, state and federal regulators will consider reports of regulatory examination, comments received from interested members of the public or community groups, and the description of the institution's CRA activities in its publicly available CRA statement, supplemented, as necessary, by the institution.

       Depository institutions are also subject to statutory prohibitions on discriminatory lending practices under the Equal Credit Opportunity Act ("ECOA") and the Fair Housing Act ("FHA"). ECOA prohibits discrimination in any aspect of a credit transaction, and FHA prohibits discrimination in all aspects of residential real estate transactions. Federal regulators have declined to approve proposed merger or acquisition transactions because of an insufficient record of CRA compliance or evidence of discriminatory lending practices.

       Federal bank regulators rely, in part, upon data provided under the Home Mortgage Disclosure Act of 1975 ("HMDA") to determine whether depository institutions engage in discriminatory lending practices. HMDA requires depository institutions to compile and disclose certain information with respect to mortgage loans, including the census tract, income level, racial characteristics and gender of the borrower or potential borrower. HMDA data may have a material effect on the regulators' assessment of an institution, particularly in connection with an institution's application to enter into a merger or to acquire one or more branches.

       Due to heightened regulatory concern related to compliance with CRA, ECOA and FHA generally, the Bank may incur additional compliance costs or be required to expend additional funds for investment in its local community.

Federal Reserve Board Regulations

       Regulation D promulgated by the Federal Reserve Board requires all depository institutions, including the Bank, to maintain reserves against its transaction accounts or non-personal time deposits, subject to certain exemptions. "Transaction accounts" include demand deposits, NOW accounts and certain other types of accounts that permit payments or transfers to third parties. "Non-personal time deposits" include money market deposit accounts or other savings deposits held by corporations or other depositors that are not natural persons, and certain other types of time deposits. These reserves may be in the form of cash or non interest-bearing deposits with the regional Federal Reserve Board.

Other Aspects of Federal and State Law

       The Bank is also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider and affiliated party transactions, management interlocks, loan interests rate limitations, truth-in-lending disclosures, electronic funds transfers, funds availability, and truth-in-savings disclosures. There are also a variety of state and federal statutes which restrict the acquisition of control of the Bank.

Government Policies and Legislative and Regulatory Proposals

       The Bank's operation is generally affected by the economic, fiscal and monetary policies of the United States and its agencies and regulatory authorities, particularly the Federal Reserve Board (which regulates the money supply of the United States, reserve requirements against deposits, the discount rate of Federal Reserve borrowings and related matters, and which conducts open-market operations in U.S. Government securities). The fiscal and economic policies of various governmental entities and the monetary policies of the Federal Reserve Board have a direct effect on the availability, growth and distribution of bank loans, investments and deposits.

       In addition, from time to time, various proposals to change the laws and regulations governing the operations and taxation of, and deposit insurance premiums paid by, state-chartered savings banks and other financial institutions are frequently pending in Congress, in the Massachusetts legislature and before the FDIC, the Commissioner and other bank regulatory authorities. The likelihood of any major changes in the future and the impact any such changes might have on the Bank are impossible to determine.

Federal Securities Laws

       The Bank is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith is subject to the periodic reporting, proxy solicitation, tender offer, insider trading and other requirements and restrictions under the 1934 Act.

TAXATION

Taxation of Bank Generally

         Federal Taxation. The Bank is subject to those rules of federal income taxation generally applicable to corporations under the Internal Revenue Code of 1986, as amended (the "Code"). The Bank and its subsidiaries, as members of an affiliated group of corporations within the meaning of Section 1504 of the Code, file a consolidated federal income tax return, which has the effect of eliminating or deferring the tax consequences of inter-company distributions, including dividends, in the computation of consolidated taxable income.

       In addition to regular corporate income tax, corporations are subject to an alternative minimum tax, which generally is equal to 20% of alternative minimum taxable income (taxable income, increased by tax preference items and adjusted for certain regular tax items). The preference items which are generally applicable include an amount equal to 75% of the amount by which a bank's adjusted current earnings (generally alternative minimum taxable income computed without regard to this preference and prior to reduction for net operating losses) exceeds its alternative minimum taxable income without regard to this preference. A portion of the alternative minimum tax paid may be creditable against regular tax due in later years.

       State Taxation. The Commonwealth of Massachusetts imposes a tax on Massachusetts net income of banks at the rate of 11.72% currently and declining in increments to 10.50% in 1999. In addition, certain of the Bank's subsidiaries are subject to an excise tax at the rate of 9.5% of their net income plus a tax on their net worth. For these purposes, Massachusetts net income is generally similar to federal taxable income except deductions with respect to the following items are generally not allowed: (i) dividends received, (ii) in the case of the Bank, losses sustained in other taxable years, and (iii) income or franchise taxes imposed by any state. A security corporation subsidiary is taxed at 1.32% of gross income. The Bank is not permitted to carry its losses forward or back for Massachusetts tax purposes.

         For additional information regarding the taxation of the Bank, see Note 10 to the Notes to Consolidated Financial Statements.

Limitations on Certain Tax Benefits as a Result of the Offering

       As expected, the Bank's 1993 Common Stock Offering constituted an "ownership change" for federal income tax purposes. As a result, the Bank is severely limited in its ability to offset its federal taxable income and tax liability with net operating losses ("NOLs"), capital losses and tax credits that were carried forward by the Bank and its subsidiaries from the periods prior to the 1993 Offering.

       In addition, the Bank's ability to utilize certain losses which the Bank and its subsidiaries had incurred but not yet recognized for tax purposes ("Built-in Losses") prior to the 1993 Offering may be limited if the Built-in Losses, netted against gains not yet recognized for tax purposes (as netted, the "Net Unrealized Built-in Losses"), exceeded certain threshold limitations, discussed below, at the time of the 1993 Offering.

       Section 382 of the Code provides that, if the amount of Net Unrealized Built-in Losses of a corporation is greater than the lesser of (i) 15% of the fair market value of the corporation's assets or (ii) $10 million, then the corporation's Net Unrealized Built-in Losses will be subject to limitation under
Section 382 of the Code if the corporation were to experience an "ownership change," as described above. For these purposes, the valuation date for making this determination is the date of an ownership change. In the Bank's case, the applicable threshold is $10 million. In circumstances, however, where 80% or more of the stock of the Bank is acquired in one or more related transactions, which was the case with the 1993 Offering, Section 382(h)(8) places a limitation on the value of the assets that can be considered in making this determination. Management of the Bank believes, that its unrealized built-in gains (generally, the amount by which the fair market value of certain assets of the Bank and its subsidiaries exceed the tax basis of such assets), when netted against its unrealized built-in losses, would result in an amount of Net Unrealized Built-in Losses that would be less than the $10 million threshold. Accordingly, management believes that, the Bank and its subsidiaries would be considered to have no Net Unrealized Built-in Losses and that therefore it would continue to be able to utilize its Built-in Losses without limitation. No assurance can be given that the IRS would concur with the Bank's review of its assets and its conclusion that no limitation would apply to the deduction of Built-in losses by the Bank and its subsidiaries. See Note 10 to the Consolidated Financial Statements for additional information regarding the potential tax benefit of Built-in Losses.

       If the Net Unrealized Built-in Losses were determined to exceed the $10 million threshold, the Bank would be limited in its ability to deduct its Net Unrealized Built-in Losses as they are recognized. In such circumstances, an annual limitation (the "Section 382 Limitation") would be imposed pursuant to
Section 382 of the Code on the rate at which such Net Unrealized Built-in Losses could be deducted. The Section 382 Limitation also applies to any NOLs, capital losses and the tax credits which the Bank carries forward from a period prior to the ownership change regardless of whether the Bank is below the $10 million threshold. The Section 382 Limitation would be computed by multiplying the aggregate fair market value of the Common Stock immediately prior to the "ownership change" by the then applicable interest rate published by the IRS for this purpose. If the fair market value per share of Common Stock immediately prior to the consummation of the 1993 Offering is deemed to be the subscription price of $1.75 per share, then Section 382, as it applies to this situation, would limit the aggregate amount of NOLs, capital loss carryforwards and as yet unrecognized Built-in losses that the Bank might utilize in any one year to approximately $177,000. The limitation on the use of Net Unrealized Built-in Losses would apply only with respect to Built-in Losses recognized during any tax year of the Bank that begins within five years of the date of the "ownership change." As of September 30, 1993, the date of the "ownership change," the Bank had approximately $25.6 million of losses not yet recognized for tax purposes that management of the Bank anticipates would give rise to deductible losses after the Offering, which could potentially be subject to the Section 382 Limitation. At December 31, 1997, the Bank had $13.5 million of NOLs, $1.1 million of investment tax credit carryforwards and $313,000 of alternative minimum tax credit carryforwards, of which at least $6.0 million of NOLs and $1.0 million of investment tax credits will be lost due to the Section 382 Limitation.

       Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", allows a deferred tax asset to be recognized where, based on available evidence, it is more likely than not that any deferred tax asset will ultimately be realized. In determining ultimate realization, future taxable income may be considered as a potential source of available evidence. The Bank has recorded in its financial statements $2.7 million of the tax benefits potentially available with respect to its NOLs, capital loss carryforwards, tax credit carryforwards and Built-in Losses that could decrease future tax expense of the Bank, in anticipation of future income.

Employees

       As of December 31, 1997, the Bank had 145 full-time equivalent employees. Benefits for eligible full-time employees include health and dental insurance (for which co-payments are required), long-term disability insurance, Savings Bank Life Insurance, a 401(k) plan, and a pension plan. The Bank terminated its Employee Stock Ownership Plan on December 31, 1995. The Bank's employees are not represented by any union or other collective bargaining group. Management believes its relationship with its employees is good.

Subsidiary Corporations

       The Bank has three subsidiary corporations, Somco Investment, Inc., SB Securities Corporation and Somerset Securities Corporation. Somco Investment, Inc. had investments in limited partnerships involved in real estate development. The limited partnerships were engaged in the rehabilitation and, in certain cases, historic restoration of buildings into low- to moderate-income housing and/or commercial use. The Bank has completely written off its limited partnership investments. SB Securities Corporation and Somerset Securities Corporation engage exclusively in the buying, selling dealing in, or holding of securities on its own behalf.

       On March 31, 1994, Somrock Corp., a wholly owned subsidiary of the Bank was dissolved and SSB Leeway Corp., Jerad Place II Development Corp., and Chestco Corp., all wholly owned subsidiaries of the Bank, were dissolved on June 2, 1995.

Item 2. Properties

       Following is certain information relating to real estate used by the
Bank:

         212 Elm Street, Davis Square, Somerville, MA: The executive offices of the Bank are in Davis Square, one of the two major retail centers in Somerville, Massachusetts. This office building, which was completed in 1989, consists of four floors with an underground parking garage. The Bank occupies the first two floors and a portion of the third floor with customer banking on the first floor. The fourth floor and portion of the third floor are rented to an unrelated party. The building also houses various administrative functions. There is a drive-up window, customer parking and two ATMs at this office.

         40 Union Square, Somerville, MA: This office is located in Union Square, the other major retail center in Somerville. The Union Square office provides full-service banking including an ATM. There is a large parking area for customers.

         371 Summer Street, Davis Square, Somerville, MA: The banking area of this former branch has been relocated to the Bank's main office at 212 Elm Street which is diagonally across the street. This property is presently used for archives.

         105 Broadway, Somerville, MA: The office is located in a predominantly residential and retail business neighborhood in Somerville. There is an ATM at the office.

         691 Broadway, Somerville, MA: The Bank's branch office at Ball Square was renovated and expanded in 1987. There is an ATM at the office. The term of the Bank's lease of the premises expires in March 2001.

         40 Mall Road, Burlington, MA: The Bank's Burlington branch office consisting of 6,000 square feet of banking area, is located in an office complex area near a large regional shopping center. The office, which includes a drive-up facility, parking and an ATM, is midway between the two major thoroughfares through Burlington. The term of the Bank's current lease expires in April 1998 and the Bank expects to renew this lease.

       At December 31, 1997 the net book value of the real estate and leasehold improvements described above amounted to $11.4 million. The Bank's offices that are not leased are owned free and clear of any mortgages. Management believes that all of the properties used by the Bank in its banking business are well maintained and suitable to their respective present operations. For additional information regarding the Bank's lease obligations, see Note 11 to the Consolidated Financial Statements.

Item 3. Legal Proceedings

       The Bank is not a party to any material legal proceedings, other than routine litigation incidental to the Bank's business. Management does not expect that the Bank's ultimate liability, if any, upon the final disposition of such pending proceedings will have a material adverse effect on the Bank's financial condition or results of operations. The Bank is involved, however, in a variety of legal proceedings with borrowers and others which contribute significantly to the Bank's expenses, including the costs of carrying nonperforming assets.

Item 4. Submission of Matters to a Vote of Security Holders

       None

PART II

Item 5. Market for the Bank's Common Equity and Related Stockholder Matters

(a)    Principal Market and Stock Prices

       Shares of Bank common stock, $1.00 par value per share (the "Common Stock"), are traded in the over-the counter market and are quoted on the National Association of Securities Dealers Automated quotations System ("NASDAQ") National Market System under the symbol "SOSA."

       The table below sets forth the range of high and low closing prices for the quarters indicated.



                                                                High             Low          Cash Dividends Declared
                                                              --------          -----         -----------------------
Year ended December 31, 1996
     1st quarter.......................................       $1 9/16           $1 9/32                   -
     2nd quarter.......................................        1 9/16            1 1/8                   -
     3rd quarter.......................................        2 1/8             1 7/16                  -
     4th quarter.......................................        2 2/32            1 27/32                 -

Year ended December 31, 1997
     1st quarter.......................................       $2 15/16          $1 31/32                  -
     2nd quarter.......................................        2 3/4             2 1/4                   -
     3rd quarter.......................................        5 1/4             2 17/32                 -
     4th quarter.......................................        6 1/16            3 13/16                 -



 (b)   Number of Holders of Common Stock Securities

       As of December 31, 1997, Somerset Savings Bank had approximately 1,400 stockholders of record. The number of holders of record does not reflect the number of persons or entities who or which hold their stock in nominee or "street" name through various brokerage firms or other entities.

(c)    Dividend Policy

       The Bank suspended dividend payments on the Common Stock after the first quarter of 1990. The Bank does not anticipate the resumption of dividend payments on the Common Stock in the foreseeable future. Pursuant to the terms of the Commitments, the Bank must provide notice to the FDIC and the Commissioner before paying or declaring any dividend and on a pro forma basis giving effect to any such dividend, the Bank must maintain a Tier 1 leverage capital ratio of at least 6.0%.

       Under Massachusetts law, a stock-form savings bank may pay dividends only out of net profits and without impairing its capital stock and surplus accounts. Net profits of a bank may be distributed as a dividend so long as, after such distribution, either (i) the capital stock and surplus accounts of the bank equal at least 10% of its deposit liabilities, or (ii) the surplus account of the bank equals 100% of its capital stock accounts, subject to certain statutory exceptions. Although Massachusetts law does not define what constitutes "net profits," it is generally assumed that the term includes a bank's undivided profits account (retained earnings or deficit) and does not include its surplus account (additional paid-in-capital). At December 31, 1997, the Bank's undivided profits account was approximately $566,000.

Item 6. Selected Financial Data



                                                                                  As of or For the
                                                                                    Year Ended
                                                                                    December 31,
                                                      ------------------------------------------------------------------------
                                                         1997            1996           1995           1994            1993
                                                      ----------      ----------     ----------     ----------      ----------
                                                                  (Dollars in Thousands, Except Per Share Data)

Financial Condition Data:
Total assets...................................         $539,672        $517,342       $506,436       $514,697        $513,882
Cash equivalents and investment
   securities..................................           99,856          96,284         74,111         68,599          45,922
Loans..........................................          419,845         394,956        403,880        408,814         409,385
Allowance for loan losses......................            7,668           6,236          7,136          8,121           8,254
Deposits.......................................          455,886         442,535        434,007        414,495         429,566
Borrowed funds.................................           43,376          40,447         40,447         70,447          47,000
Stockholders' equity...........................           35,877          29,848         27,035         25,424          33,251

Asset Quality:
Nonaccrual loans...............................            3,238           6,203          4,742          8,169           8,357
Other real estate owned........................            5,711           8,910         11,496         23,829          42,852
                                                       ---------       ---------       --------       --------       ---------
   Total nonperforming assets..................            8,949          15,113         16,238         31,998          51,209
Restructured loans on accrual status...........           17,281          19,137         35,336         35,164          46,902
                                                        --------        --------       --------       --------        --------
   Total nonperforming assets and
       restructured loans......................          $26,230         $34,250        $51,574        $67,162         $98,111
                                                         =======         =======        =======        =======         =======

Operations Data:
Interest and dividend income...................          $42,011         $40,858        $40,436        $37,496         $38,302
Interest expense...............................           22,185          22,328         22,773         19,143          21,231
                                                        --------        --------       --------       --------        --------
Net interest income............................           19,826          18,530         17,663         18,353          17,071
Provision for loan losses......................            1,200           1,200          1,200          1,800           3,181
                                                       ---------       ---------      ---------      ---------       ---------
Net interest income after
   provision for loan losses...................           18,626          17,330         16,463         16,553          13,890
                                                        --------        --------       --------       --------        --------




Other income:
   Net gain on sales
       of investment securities................                -               -              -              -             351
   Miscellaneous...............................            1,353           1,057          1,056            955             979
                                                       ---------       ---------      ---------     ----------       ---------
       Total other income......................            1,353           1,057          1,056            955           1,330
                                                       ---------       ---------      ---------     ----------        --------
Operating Expenses:
Costs associated with problem
   assets......................................            1,165           1,873          2,384          4,114           2,563
Losses on other real estate owned..............              783             855          2,257          9,270           1,850
Other operating expenses.......................           13,288          13,286         12,800         12,460          12,172
                                                        --------        --------       --------       --------        --------
Total operating expenses.......................           15,236          16,014         17,441         25,844          16,585
                                                        --------        --------       --------       --------        --------
Income (loss) before income taxes..............            4,743           2,373             78         (8,336)         (1,365)
Income tax provision (benefit).................           (1,224)           (440)        (1,000)             7              20
                                                       ---------       ---------      ---------    -----------      ----------

Net income (loss)..............................         $  5,967        $  2,813       $  1,078       $ (8,343)       $ (1,385)
                                                        ========        ========       ========       ========        ========




                                                                                    As of or For the
                                                                                      Year Ended
                                                                                      December 31,
                                                        -------------------------------------------------------------------
                                                         1997           1996           1995           1994           1993
                                                         ----           ----           ----           ----           ----
                                                                   (Dollars in Thousands, Except Per Share Data)

Per Share Data:
Basic earnings per share.......................         $0.36          $0.17           $0.06         $(0.50)        $(0.25)
                                                        =====          =====           =====         ======         ======
Diluted earnings per share.....................         $0.35          $0.17           $0.06         $(0.50)        $(0.25)
                                                        =====          =====           =====         ======         ======
Book value per share...........................         $2.15          $1.79           $1.62         $ 1.53         $ 2.00
Cash dividends declared per share..............            -               -              -              -               -
Selected Operating Ratios:
Return (loss) on average assets................          1.15%          0.55%           0.21%          (1.62)%        (0.26)%
Return (loss) on average stockholders'
   equity......................................         18.38           9.88            4.07         (26.41)         (7.96)
Interest rate spread...........................          3.72           3.60            3.58           4.00           4.01
Net yield on average earning assets............          4.04           3.84            3.69           3.98           3.71
Asset Quality Ratios:
Nonaccrual loans as a percent of loans,
   net of unearned income......................          0.77%          1.57%           1.17%          2.00%          2.04%
Nonperforming assets as a percent of
   total assets................................          1.66           2.92            3.21           6.22           9.97
Nonperforming assets and restructured
   loans as percent of total assets............          4.86           6.62           10.18          13.05          19.09
Allowance for loan losses as a percent
   of loans, net of unearned income............          1.83           1.58            1.77           1.99           2.02
Allowance for loan losses as a percent
   of nonaccrual loans.........................        236.81         100.53          150.49          99.41          98.77
Allowance for loan losses as a percent
   of nonaccrual and restructured loans........         37.37          24.61           17.81          18.74          14.94
Net recoveries (charge-offs) to average




    loans, net of unearned income..............          0.06          (0.53)          (0.66)         (0.48)         (1.22)
Capital Ratios:
Stockholders' equity to total assets...........          6.65%          5.77%           5.34%          4.94%          6.47%
Average stockholders' equity to
   average assets..............................          6.27           5.59            5.15           6.13           3.30
Tier 1 leverage capital ratio..................          6.76           5.79            5.35           4.93           6.38
Tier 1 risk-based capital ratio................          9.54           8.13            7.35           6.89           8.39
Total risk-based capital ratio.................         10.80           9.39            8.61           8.15           9.64


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

       The following discussion and analysis of the Bank's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and related Notes thereto and other information in this report.

Financial Condition and Recent Operating Environment

General

       The Bank's total assets amounted to $539.7 million on December 31, 1997 as compared to $517.3 million at December 31, 1996, an increase of $22.4 million or 4.3%. Total loans increased by $24.8 million to $419.8 million at December 31, 1997 compared to $395.0 million at December 31, 1996, representing an increase of 6.3%. This was accompanied by an increase in deposits of $13.4 million to $455.9 million at December 31, 1997 from $442.5 million at December 31, 1996, representing an increase of 3.0%. As of December 31, 1997, stockholders' equity totaled $35.9 million, representing an equity to assets ratio of 6.65%.

     On December 9, 1997, Somerset Savings Bank ("Somerset") and UST Corp. ("UST") entered into a definitive agreement pursuant to which Somerset will be merged with and into UST's principal subsidiary, USTrust. In consideration of the acquisition, UST will issue 0.19 shares of UST common stock for each share of Somerset common stock outstanding. The transaction is structured to qualify as a tax-free exchange and as a pooling of interests for accounting purposes. Based upon the closing price of UST common stock on December 9, 1997 ($29 5/8), the transaction was valued at approximately $93.7 million or approximately $5.63 in UST common stock for each share of Somerset common stock. The acquisition is subject to the approval of the shareholders of Somerset and Federal and State bank regulatory authorities and is expected to close in the second quarter of 1998.

Asset Quality

       The most significant aspect of the Bank's financial condition during recent periods has been the high level of problem assets. Nonperforming assets, consisting of nonaccrual loans and OREO, have decreased significantly but remain high in relation to the Bank's total assets and stockholders' equity. Nonperforming assets totaled $8.9 million or 1.7% of total assets at December 31, 1997, compared to $15.1 million or 2.9% at December 31, 1996, a decline of $6.2 million or 40.8%. Restructured loans decreased by $1.9 million or 9.7% from $19.1 million at December 31, 1996 to $17.3 million at December 31, 1997. The following table lists, as of the dates indicated, the components of nonperforming assets and the aggregate amount of restructured loans. Nonperforming assets and restructured loans are discussed in greater detail below.



                                                                                           December 31,
                                                                      ---------------------------------------------
                                                                         1997              1996              1995
                                                                      ----------        ----------          -------
                                                                                    ( In Thousands)

Nonaccrual loans..............................................          $  3,238          $  6,203          $  4,742
OREO .........................................................             5,711             8,910            11,496
                                                                        --------          --------          --------

         Total nonperforming assets...........................          $  8,949           $15,113          $16,238
                                                                        ========           =======          =======
Restructured loans on accrual status..........................           $17,281           $19,137          $35,336
                                                                         =======           =======          =======


       Nonaccrual and Delinquent Loans. Delinquent loans (consisting of loans 30 to 89 days past due as to principal or interest and still on accrual status) and nonaccrual loans have declined by 30.8% and 47.8%, respectively, from December 31, 1996 to December 31, 1997.

       The following table presents the Bank's delinquent and nonaccrual loans by category as of the dates indicated.



                                                                                                  December 31,
                                                                                      -------------------------------------
                                                                                      1997             1996            1995
                                                                                      ----             ----            ----
                                                                                             (Dollars in Thousands)

Delinquent loans 30-59 days past due: Real estate:

         Residential (1)........................................................        $ 2,314        $ 4,148         $ 1,960
         Construction...........................................................            862            558             285
         Commercial.............................................................            653          2,178           1,865
                                                                                      ---------       --------        --------
              Total mortgage loans..............................................          3,829          6,884           4,110
         Commercial.............................................................            154             75              27
         Consumer...............................................................             17             26              85
                                                                                     ----------     ----------      ----------
              Total loans 30-59 days past due...................................          4,000          6,985           4,222
                                                                                       --------       --------        --------
Delinquent loans 60-89 days past due:
     Real estate:
         Residential (1)........................................................            874          1,054           1,790
         Construction...........................................................            281              -             874
         Commercial.............................................................            257            351           1,527
                                                                                      ---------      ---------        --------
              Total mortgage loans..............................................          1,412          1,405           4,191
         Commercial.............................................................            398              -               1
         Consumer...............................................................              -              9               5
                                                                                    -----------     ----------     -----------
              Total loans 60-89 days past due...................................          1,810          1,414           4,197
                                                                                       --------       --------        --------




              Total delinquent loans............................................        $ 5,810        $ 8,399         $ 8,419
                                                                                        =======        =======         =======
Nonaccrual loans:
     Real estate:
         Residential (1)........................................................        $ 1,827        $ 2,811         $ 1,215
         Construction...........................................................            315            315             962
         Commercial.............................................................          1,086          2,491           2,007
                                                                                       --------       --------        --------
              Total mortgage loans..............................................          3,228          5,617           4,184
         Commercial.............................................................              -            586             558
         Consumer...............................................................             10              -               -
                                                                                      ---------    -----------      ----------
              Total nonaccrual loans............................................        $ 3,238        $ 6,203         $ 4,742
                                                                                        =======        =======         =======
Delinquent loans 30-59 days past due as a percent of total loans................          1.0%           1.8%           1.0%
Delinquent loans 60-89 days past due as a percent of total loans................          0.4            0.4            1.0
Nonaccrual loans as a percent of total loans....................................          0.8            1.6            1.2


-----------
(1) This category includes loans secured by first and second mortgages on one to four family residential property, including condominiums, home equity lines and FHA and VA loans.

       As disclosed elsewhere in this report, the Bank has financed, or agreed to finance, nearly all of the OREO sold or placed under contract since February 28, 1991. See "-OREO" below. Of the $60.3 million of outstanding loans at December 31, 1997 that were made to finance the sale of OREO ("OREO loans"), $1.1 million or 1.9%, were 30 to 89 days delinquent, representing 19.6% of all delinquent loans at that date. Nonaccrual OREO loans totaled $454,000 at December 31, 1997, representing 0.8% and 14.0%, respectively, of all OREO loans and all nonaccrual loans at that date.

       Restructured Loans. The Bank has placed considerable emphasis on restructuring nonaccrual loans whenever a borrower has been able to demonstrate a reasonable ability to meet the restructured debt service obligation. A loan is considered a restructured loan if, as a result of the borrower's financial condition, the Bank has elected to modify it by accepting below market terms either by granting an interest rate concession or deferring principal or interest payments or both. As used in this document, the term "restructured loan" means a restructured loan on accrual status. At December 31, 1997, the restructured loan portfolio had a weighted average annual yield of approximately 7.7%.

       The following table lists restructured loans by category as of the dates indicated.



                                                                                                  December 31,
                                                                                        -----------------------------------
                                                                                        1997           1996            1995
                                                                                        ----           ----            ----
                                                                                                 (In Thousands)

Commercial real estate:
     Raw land and construction projects.........................................       $    585       $    680     $         -
     Special use................................................................          1,736          1,968          11,010
     Industrial/research and development........................................            237            240             385
     Other......................................................................          5,981          6,130           7,992
                                                                                       --------       --------        --------
         Total commercial real estate...........................................          8,539          9,018          19,387
                                                                                       --------       --------         -------

Residential real estate:
     Multi-unit residential property............................................          5,271          6,308           7,594
     One to four family residential property....................................          1,124          2,850           4,304
     Condominiums...............................................................          1,895            844           3,469
                                                                                       --------      ---------        --------
         Total residential property.............................................          8,290         10,002          15,367
                                                                                       --------        -------         -------





     Other......................................................................            452            117             582
                                                                                      ---------      ---------       ---------
         Total restructured loans...............................................        $17,281        $19,137         $35,336
                                                                                        =======        =======         =======



       In order for a restructured loan to be eligible to be reclassified as a fully performing loan, the following must be satisfied: (i) the borrower must generally have been current in meeting the restructured terms for at least six consecutive months, and (ii) the restructured loan must have an interest rate and other features that are at least equivalent to market terms. Inevitably, not all restructured loans will be viable as restructured, and it may be necessary for the Bank to make further concessions or to transfer the loan to nonaccrual status or OREO. Restructured loans as to which the payment of interest or principal is 90 days or more overdue are reported as nonaccrual loans. At December 31, 1997, $150,000 or 4.6% of total nonaccrual loans had previously been restructured. Overall, since December 31, 1991, $21.0 million of restructured loans have been charged off and/or transferred to OREO as compared to $46.8 million that have been repaid or restored to fully performing status.

       The following table tracks the migration of restructured loans since December 31, 1992.



                                                       Three Months Ended
                                           --------------------------------------------          Years Ended December 31,
                                           December 31, September 30, June 30, March 31,  ----------------------------------------
                                               1997        1997        1997     1997        1996        1995    1994        1993
                                           ----------   -----------   -------- --------   ---------  -------- ---------   --------

                                                                                (In Thousands)



Balance at beginning of period............   $19,654     $19,415    $19,860     $19,137     $35,336    $35,164   $46,902   $47,241
                                             -------     -------    -------     -------     -------    -------   -------   -------

Increase in restructured loans:
     New restructured loans...............         -           -          -           -         743      4,166     2,866    13,601
     Transfers from nonaccrual loans......         -         367          -       1,250       1,251      1,959       532     7,361
                                          ----------------------------------  ---------   ---------  --------- --------- ---------
         Total increase...................         -         367          -       1,250       1,994      6,125     3,398    20,962
                                          ----------------------------------  ---------   ---------  ---------  --------   -------
Decrease in restructured loans:
     Principal payments...................      (380)        (76)      (634)       (385)     (9,777)      (554)   (3,377)   (1,110)
     Transfers to full accrual status.....    (1,983)          -          -           -      (1,826)    (3,112)   (5,985)   (7,967)
     Transfers to nonaccrual loans........         -           -          -        (136)     (4,287)    (1,730)   (5,130)   (8,305)
     Transfers to OREO....................         -           -          -           -           -       (231)     (320)   (2,423)
     Charge-offs..........................         -           -          -           -      (1,640)      (412)     (168)   (1,049)
                                          ------------------------------------------------ --------  --------- ---------  --------
         Total decrease...................    (2,363)        (76)      (634)       (521)    (17,530)    (6,039)  (14,980)  (20,854)
                                            --------  ----------  ---------   ---------     -------   --------   -------   --------
Net other changes (1).....................       (10)        (52)       189          (6)       (663)        86      (156)     (447)
                                          ----------  ----------  --------- -----------   --------- ---------- --------- ---------
Balance at end of period..................   $17,281     $19,654    $19,415     $19,860     $19,137    $35,336   $35,164   $46,902
                                             =======     =======    =======     =======     =======    =======   =======   =======


-------------
(1) Amounts represent the net change in certain restructured loans with balances of less than $100,000.

       During 1996, restructured loans were reduced by $16.2 million or 45.8%. This reduction reflects, in part, principal payments of $9.8 million, of which $6.1 million relates to a loan relationship with a carrying value of $7.5 million at December 31, 1995. The terms of the loan, as restructured, provided for interest only payments at a below market rate of interest. During 1996, the property securing the loan was sold to a third party for approximately $6.1 million. Under the terms of the sale, the Bank provided financing for 100% of the purchase price on an amortizing basis at terms equivalent to market. Approximately $1.4 million of the $1.6 million in charge-offs for 1996 also related to this loan relationship.

       At December 31, 1997, two restructured loan relationships had individual carrying values in excess of $2.0 million, which in the aggregate amounted to $9.6 million or 55.8% of total restructured loans at that date. As of December 31, 1997, both of those restructured relationships were performing in accordance with their then prevailing terms and had a weighted average annual yield of approximately 8.7%. At December 31, 1997 the largest of those relationships had a carrying value of $5.0 million. This loan is secured by a cluster of retail and office space located in eastern Massachusetts. Under the terms of the restructured loan, which matures in 2004, the Bank is entitled to receive principal and interest payments at an annual yield of 8.0%, until 1999, when the interest rate on the loan is eligible for review.

       OREO. OREO consists of real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure and properties whereby the Bank has taken physical possession of the property without formal foreclosure proceedings.

       The following table sets forth the types of properties which comprise the Bank's OREO portfolio at the dates shown, substantially all of which are located in eastern Massachusetts.



                                                                                              December 31,
                                                                                -----------------------------------------
                                                                                  1997             1996              1995
                                                                                --------         ---------         ------
                                                                                             (In Thousands)

Commercial real estate:
     Industrial/research and development...............................          $ 3,596           $ 3,520          $ 5,396
     Raw land and construction projects................................            4,523             5,719            6,878
     Special use.......................................................                -               174              795
     Condominiums......................................................                -                 -            1,278
     Retail/office.....................................................                -             1,649              807
     Mixed use.........................................................              160                 -                -
                                                                               ---------       -----------      -----------
         Total commercial real estate..................................            8,279            11,062           15,154
                                                                                --------           -------          -------

Residential real estate:
     Condominiums......................................................              141               543                -
     One to four family................................................              493               150              549
                                                                               ---------         ---------        ---------
         Total residential real estate.................................              634               693              549
                                                                               ---------         ---------        ---------

Less: Deposits received................................................             (197)              (18)             (15)
       Allowance for losses............................................           (3,005)           (2,827)          (4,192)
                                                                                --------          --------         --------
         Total OREO ...................................................         $  5,711          $  8,910          $11,496
                                                                                ========          ========          =======




       The following table presents the activity in the Bank's OREO portfolio for the years indicated.



                                                                                          Years Ended December 31,
                                                                                -------------------------------------------
                                                                                  1997              1996              1995
                                                                                --------          --------          -------
                                                                                            (In Thousands)

OREO at beginning of year..............................................          $ 8,910           $11,496          $23,829
Properties acquired and capitalized expenditures.......................            3,812             3,121           13,487
Properties sold and principal reductions...............................           (5,961)           (4,807)         (20,079)
Provisions for losses..................................................           (1,050)             (900)          (2,775)
Reclassification to loans upon adoption of SFAS No. 114................                -                 -           (2,966)
                                                                             -----------       -----------         --------
OREO at end of year....................................................          $ 5,711           $ 8,910          $11,496
                                                                                 =======           =======          =======


       The Bank's net carrying value of OREO at December 31, 1997 equaled the lower of the assets' balances when transferred to OREO or the estimated fair value (after reduction for estimated selling costs) of the property acquired. No assurance can be given, however, as to the extent to which the Bank will realize its current carrying value, as to the Bank's ability to continue to dispose of any significant amount of OREO, or as to the period of time it will take for the Bank to achieve a significant reduction in the amount of its OREO.

       In order to facilitate the disposition of OREO, the Bank has provided, and intends to continue to provide, financing at interest rates that are initially below market. Since February 28, 1991, the Bank has financed, or agreed to finance, nearly all of the OREO sold or placed under contract. As of December 31, 1997, the Bank's nonaccrual loans included four OREO loans with an aggregate carrying value of approximately $454,000. See "-Nonaccrual Loans and Delinquent Loans" above.

       At December 31, 1997, two OREO properties had net carrying values aggregating $4.6 million or 87.2% of the total OREO balance, net of allowances for losses, at that date.

       The Bank's largest property with a net carrying value of $2.8 million consists of approximately 56 acres of land in the greater Boston area which have been approved for the construction of office, light industrial and research and development space. This property also consists of approximately 44 acres of land zoned for residential use. In 1988, the Bank provided financing for the acquisition of approximately 80 acres of land for the development of an industrial park and for the construction of an 81,000 square foot building on approximately 5 acres. During 1995, the Bank sold the building after completing an expansion and buildout of the building. The purchaser has agreed to a long-term lease with the Massachusetts Lottery Commission.

       The next largest OREO property is an industrial property in eastern Massachusetts with a net carrying value of $1.8 million. The property consists of several buildings with approximately 150,000 square feet of space in the aggregate. The Bank is currently in discussions with interested parties for a possible sale of the property.

       Allowance for Loan Losses. The Bank's allowance for loan losses is decreased by loan charge-offs and increased by provisions for loan losses and recoveries on loans previously charged-off. The following table summarizes the changes in the allowance for loan losses for the years indicated.



                                                                                Years Ended December 31,
                                                              -------------------------------------------------------------
                                                                 1997         1996         1995         1994         1993
                                                              ---------    ---------    ---------    ---------     --------
                                                                                     (Dollars in Thousands)

Average loans outstanding during the year..............        $397,071     $398,123     $412,398     $403,848     $419,550
                                                               ========     ========     ========     ========     ========
Loans outstanding at end of the year...................        $419,845     $394,956     $403,880     $408,814     $409,385
                                                               ========     ========     ========     ========     ========
Allowance for loan losses, beginning of year...........      $    6,236   $    7,136   $    8,121   $    8,254    $  10,192
Loans charged-off:
     Real estate:
         Residential...................................            (409)        (344)        (867)      (1,285)      (1,419)
         Construction..................................               -            -          (40)         (70)           -
         Commercial....................................            (270)      (2,463)      (1,501)        (705)      (2,241)
                                                            -----------   ----------    ---------   ----------    ---------
              Total mortgage loans.....................            (679)      (2,807)      (2,408)      (2,060)      (3,660)
         Commercial....................................             (76)        (202)        (981)        (351)        (895)
         Consumer......................................             (46)         (40)         (62)        (146)      (1,030)
                                                           ------------  -----------  -----------   ----------    ---------
              Total charge-offs........................            (801)      (3,049)      (3,451)      (2,557)      (5,585)
                                                            -----------    ---------    ---------    ---------    ----------
Recoveries:
     Real estate:
         Residential...................................             253          172          109          138          140
         Construction..................................              13          607           13           48           10
         Commercial....................................             449           82          247          193           77
                                                             ----------  -----------   ----------  -----------  -----------
              Total mortgage loans.....................             715          861          369          379          227
         Commercial....................................             296           56          314          197          145
         Consumer......................................              22           32           37           48           94
                                                            -----------  -----------  -----------  -----------  -----------
              Total recoveries.........................           1,033          949          720          624          466
                                                              ---------   ----------   ----------   ----------   ----------
Net loans (charged-off) recovered......................             232       (2,100)      (2,731)      (1,933)      (5,119)
Provision for loan losses charged to operations........           1,200        1,200        1,200        1,800        3,181
Transfer from allowance for OREO losses upon
     adoption of SFAS No. 114..........................               -            -          546            -            -
                                                           ------------ ------------   ---------- ------------ ------------
Allowance for loan losses, end of year.................        $  7,668     $  6,236     $  7,136     $  8,121     $  8,254
                                                               ========     ========     ========     ========     ========
Net loans (charged-off) recovered as a percent of
     average loans outstanding.........................           0.06%      (0.53)%      (0.66)%      (0.48)%      (1.22)%
                                                              =========     =========    =========    =========    =========



       In general, the level of the allowance for loan losses is determined by management based upon their evaluation of the known, as well as the inherent, risks within the Bank's loan portfolio. In establishing the allowance for loan losses, management considers, among other factors, current economic conditions and trends, previous loss experience, the performance of individual loans in relation to contract terms, the estimated fair value of collateral and the risk characteristics of the loan portfolio generally. While management believes the allowance to be adequate, it should be noted that it is based on estimates and ultimate losses may vary from the estimates if future conditions differ materially from the assumptions used in making the evaluation.

       The FDIC and the Massachusetts Commissioner of Banks, as an integral part of their respective supervisory functions, periodically review the Bank's allowance for loan losses. Such regulatory reviews may require the Bank to increase its provision for loan losses, or to recognize further loan charge-offs, based on judgments different from those of management.

Results of Operations

       General. The Bank's results of operations depend primarily on its net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities, and its asset quality. The Bank's interest-earning assets consist primarily of loans, and investment securities, while its interest-bearing liabilities are deposits and borrowings. The Bank's results of operations are also affected by provisions for loan losses, resulting from the Bank's assessment of the adequacy of its allowance for loan losses, the level of its other income, including fee income, and the level of its other expenses, such as compensation and employee benefits, occupancy costs and expenses associated with the liquidation and administration of problem assets.

       For the year ended December 31, 1997, the Bank reported net income of $6.0 million compared to net income of $2.8 million for 1996 and net income of $1.1 million for 1995. The 1997 results were significantly affected by losses on OREO ($783,000) and costs associated with administering, restructuring and liquidating problem assets ($1.2 million), partially offset by the recognition of $1.3 million in deferred tax benefits. The results for the year ended December 31, 1996 and 1995 were also significantly affected by losses on OREO ($855,000 and $2.3 million, respectively), and costs associated with problem assets ($1.9 million and $2.4 million, respectively), and recognition of $450,000 and $1.0 million, respectively, in deferred tax benefits.

       Net Interest Income. The Bank's interest rate spread, which is the difference between the weighted average yield on interest-earning assets and the weighted average cost on interest-bearing liabilities was 3.72% for the year ended December 31, 1997 as compared to 3.60% and 3.58% for 1996 and 1995, respectively. Similarly, the Bank's net yield on average earning assets, which is the Bank's net interest income as a percent of average interest-earning assets, was 4.04% for the year ended December 31, 1997 as compared to 3.84% and 3.69% for 1996 and 1995, respectively.

       Average Balance Sheets, Interest Income/Expense and Yields Earned/Rates Paid. The following table presents, for the periods indicated, the average consolidated balance sheets of the Bank and its subsidiaries, the major categories of interest-earning assets and interest-bearing liabilities, related interest income and expense and resulting yields and rates. Average balances are based on daily average balances of the Bank's balance sheets adjusted for the effects of consolidation with subsidiaries. Loans on nonaccrual status are included in the average balance of loans shown in the table. All previously accrued interest on nonaccrual loans has been reversed and eliminated from interest income.



                                                                             Years Ended December 31,
                                                   ------------------------------------------------------------------------------
                                                             1997                      1996                       1995
                                                   ------------------------ -------------------------   -------------------------
                                                            Interest                  Interest                   Interest
                                                   Average  Earned   Yield/ Average    Earned   Yield/   Average  Earned   Yield/
                                                   Balance  or Paid   Rate  Balance   or Paid   Rate    Balance  or Paid   Rate

                                                                                 (Dollars in Thousands)

Assets:
Interest-earning assets:

   Loans, net of unearned income............      $397,071 $ 35,857  9.03%  $398,123 $ 35,521  8.92% $412,398 $ 36,350  8.81%
   Mortgage-backed securities...............        84,110    5,501  6.54     72,137    4,617  6.40    56,744    3,498  6.16
   Other debt securities....................         3,399      252  7.41      1,123       91  8.10         -        -     -
   Equity securities........................         4,188      223  5.32      5,825      326  5.60     5,768      346  6.00
   Short-term investments...................         2,403      178  7.41      5,302      303  5.71     3,855      242  6.28
                                                  -------- --------         -------- --------        -------- --------

       Total interest-earning assets........       491,171   42,011  8.55    482,510   40,858  8.47   478,765   40,436  8.45
                                                  -------- --------         -------- --------        -------- --------
Noninterest-earning assets:
   Cash and due from banks..................         6,663                     5,701                    5,503
   Allowance for loan losses................        (7,047)                   (6,984)                  (8,080)
   OREO.....................................         7,811                     9,111                   20,170
   Other assets.............................        18,938                    18,761                   17,771
                                                  --------                  --------                 --------
       Total non-interest earning assets....        26,365                    26,589                   35,364
                                                  --------                  --------                 --------
       Total assets.........................      $517,536                  $509,099                 $514,129
                                                  ========                  ========                 ========

Liabilities and stockholders' equity:
Interest-bearing liabilities:
   Deposits:

       Savings and NOW accounts.............      $ 95,235    1,983  2.08   $ 97,603    2,054  2.10  $ 99,228    2,337  2.36
       Money market accounts................        47,496    1,616  3.40     46,430    1,539  3.31    46,173    1,519  3.29
       Term certificates....................       287,507   16,989  5.91    278,903   16,609  5.96   260,506   15,076  5.79
                                                  --------  -------         --------  -------        --------  -------
         Total deposits.....................       430,238   20,588  4.79    422,936   20,202  4.78   405,907   18,932  4.66
       Borrowed funds.......................        29,129    1,597  5.48     35,880    2,126  5.93    61,696    3,841  6.23
                                                  --------  -------         --------  -------        --------  -------
           Total interest-bearing liabilities      459,367   22,185  4.83    458,816   22,328  4.87   467,603   22,773  4.87
                                                  --------  --------        --------  -------        --------  -------

Noninterest-bearing liabilities:
   Demand deposits..........................        20,764                    17,310                   15,814
   Other liabilities........................         4,932                     4,497                    4,209
                                                  --------                  --------                 --------
       Total noninterest-bearing liabilities        25,696                    21,807                   20,023
                                                  --------                  --------                 --------
       Total liabilities....................       485,063                   480,623                  487,626
Stockholders' equity........................        32,473                    28,476                   26,503
                                                  --------                  --------                 --------
Total liabilities and stockholders' equity        $517,536                  $509,099                 $514,129
                                                  ========                  ========                 ========

Net interest income.........................               $ 19,826                  $ 18,530                 $ 17,663
                                                           ========                  ========                 ========

Interest rate spread (1)....................                         3.72                      3.60                     3.58

Net yield on average earning assets (1).....                         4.04                      3.84                     3.69



(1) Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities. Net yield on average earning assets represents net interest income as a percent of average interest-earning assets.

       Rate/Volume Analysis. The following table presents, for the periods indicated, the changes in interest and dividend income and the changes in interest expense attributable to changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities. Changes attributable to both volume and rate have been allocated proportionately to the change due to volume and the change due to rate.



                                                                                     Year Ended December 31, 1997
                                                                                               Compared to
                                                                                     Year Ended December 31, 1996
                                                                               ---------------------------------------------
                                                                                            Increase (Decrease)
                                                                                                   Due to
                                                                               ---------------------------------------------
                                                                                 Volume            Rate             Total
                                                                               ---------         ---------        ---------
                                                                                                (In Thousands)

Interest and dividend income:
       Loans..................................................                 $     (94)        $     430        $     336
       Mortgage-backed securities.............................                       781               103              884
       Other debt securities..................................                       169                (8)             161
       Equity securities......................................                       (88)              (15)            (103)
       Short-term investments.................................                      (198)               73             (125)
                                                                               ---------        ----------        ----------
       Total interest and dividend income.....................                       570               583            1,153
                                                                               ---------         ---------         --------
Interest expense:
       Deposits...............................................                       496              (110)             386
       Borrowed funds.........................................                      (379)             (150)            (529)
                                                                               ---------         ---------        ---------
           Total interest expense.............................                       117              (260)            (143)
                                                                               ---------         ---------        ---------
           Net interest income................................                 $     453         $     843         $  1,296
                                                                               =========         =========         ========





                                                                                     Year Ended December 31, 1996
                                                                                               Compared to
                                                                                     Year Ended December 31, 1995
                                                                               ---------------------------------------------
                                                                                            Increase (Decrease)
                                                                                                   Due to
                                                                               ---------------------------------------------
                                                                                 Volume            Rate             Total
                                                                               ---------         ---------        ---------
                                                                                                (In Thousands)

Interest and dividend income:
       Loans..................................................                   $(1,270)        $     441         $   (829)
       Mortgage-backed securities.............................                       982               137            1,119
       Other debt securities..................................                        91                 -               91
       Equity securities......................................                         3               (23)             (20)
       Short-term investments.................................                        84               (23)              61
                                                                                --------         ---------        ---------
           Total interest and dividend income.................                      (110)              532              422
                                                                                --------         ---------        ---------
Interest expense:




       Deposits...............................................                     1,057               213            1,270
       Borrowed funds.........................................                    (1,537)             (178)          (1,715)
                                                                                --------         ---------         --------
           Total interest expense.............................                      (480)               35             (445)
                                                                               ---------        ----------        ---------
           Net interest income................................                 $     370         $     497        $     867
                                                                               =========         =========        =========



       Interest and Dividend Income. Interest and dividend income amounted to $42.0 million for the year ended December 31, 1997 as compared to $40.9 million and $40.4 million for the years ended December 31, 1996 and 1995, respectively.

       Interest income on loans increased $336,000 or 0.9% to $35.9 million for the year ended December 31, 1997 as compared to $35.5 million for 1996. This increase is primarily the result of an increase in the average yield on loans to 9.03% for the year ended December 31, 1997 from 8.92% for 1996. This increase is the result of lower levels of nonaccrual loans and the repricing of adjustable rate loans. Partially offsetting this increase, was a $1.1 million or 0.3% decrease in the average balance of loans for 1997 as compared to 1996.

       Interest income on loans decreased $829,000 or 2.3% to $35.5 million for the year ended December 31, 1996 from $36.4 million for the same period of 1995. This decrease is primarily the result of a decrease in the average balance of $14.3 million or 3.5% for the year ended December 31, 1996 as compared to 1995. The decrease in the average loan balances resulted from scheduled amortization, a decreased demand for loan originations, unscheduled prepayments due to refinancing through other institutions and sales of loans in the secondary market. Partially offsetting this decrease, was an increase in the average yield on loans to 8.92% for the year ended December 31, 1996 from 8.81% for 1995. This increase is the result of lower levels of nonaccrual loans and the repricing of adjustable rate loans.

       Income on investments amounted to $6.2 million for the year ended December 31, 1997 as compared to $5.3 million and $4.1 million for the years ended December 31, 1996 and 1995, respectively. These increases are primarily a result of increases in the average balances of mortgage-backed securities of $12.0 million and $15.4 million for 1997 and 1996, respectively. The yield on investments also increased to 6.54% for the year ended December 31, 1997 from 6.32% and 6.16% for the years ended December 31, 1996 and 1995, respectively.

       Interest Expense. Interest expense on deposits and borrowed funds amounted to $22.2 million for the year ended December 31, 1997 as compared to $22.3 million and $22.8 million for the years ended December 31, 1996 and 1995, respectively.

       Interest expense on deposits increased $386,000 or 1.9% to $20.6 million for the year ended December 31, 1997 as compared to $20.2 million for 1996. The primary reason for this increase was an increase in the average balance of deposits of $7.3 million for the year ended December 31, 1997. The average rate paid on deposits remained stable at 4.79% for the year ended December 31, 1997 as compared to 4.78% for the same period of 1996.

       Interest expense on deposits increased to $20.2 million for the year ended December 31, 1996 from $18.9 million for 1995, an increase of $1.3 million or 6.7%. The primary factors contributing to that increase are a $17.0 million or 4.2% increase in the average balance of deposits and an increase in the average rate paid on deposits to 4.78% for the year ended December 31, 1996 from 4.66% for 1995.

       The increases in the average balances and average yields are primarily the result of an $8.6 million and a $18.4 million increase in the average balance of time deposits for 1997 and 1996, respectively, resulting from the Bank's decision to extend the maturity of a portion of its deposit liabilities in order to reduce interest rate exposure.

       Borrowed funds, consisting solely of advances from the FHLB, amounted to $43.4 million with a weighted average rate of 5.98% at December 31, 1997 as compared to $40.4 million with a weighted average rate of 5.50% at December 31, 1996. The average rate paid on borrowed funds decreased to 5.48% for the year ended December 31, 1997 from 5.93% and 6.23% for the years ended December 31, 1996 and 1995, respectively. Advances from the FHLB amounted to $40.4 million with a weighted average rate of 5.95% at December 31, 1995. Management's use of borrowed funds is designed to assist in maintaining liquidity. See "-Liquidity" and Note 9 to the Consolidated Financial Statements for further information about the Bank's FHLB advances.

       Other Income. Other income is comprised of fees on deposit accounts, net gains or losses on the sale of loans, and other income. Noninterest income, exclusive of loan sale and interest-rate exchange gains, was $1.1 million for the year ended December 31, 1997 as compared to $1.0 million for each of the years ended December 31, 1996 and 1995.

       During the years ended December 31, 1997, 1996 and 1995 the Bank recognized net gains on the sale of loans of $34,000, $43,000 and $54,000, respectively. During the year ended December 31, 1997, the Bank also recognized a gain of $172,000 on the sale of an interest-rate exchange agreement.

       Operating Expenses. Operating expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of the Bank. Also included in the operating expense category are the costs of carrying and administering the OREO portfolio as well as the costs associated with problem assets, which include nonperforming and restructured loans. Lease payments received with respect to OREO are applied to reduce the costs associated with problem assets.

       Total operating expenses decreased $778,000 or 4.9% to $15.2 million for the year ended December 31, 1997 as compared to $16.0 million for 1996. Operating expenses also decreased $1.4 million or 8.2% from 1995 to 1996.

       The high level of nonperforming assets and restructured loans during recent periods and the attendant operating expenses associated with the administration and disposition of such assets has had a substantial adverse impact on the Bank's operations. It is probable that the Bank will continue to experience expenses related to nonaccrual and restructured loans, and the maintenance and disposal of OREO, until nonperforming assets and restructured loans are substantially reduced.

       Costs associated with problem assets amounted to $1.2 million for the year ended December 31, 1997 as compared with $1.9 million and $2.4 million for the years ended December 31, 1996 and 1995, respectively, These costs include legal, auctioneer, reappraisal and other charges associated with foreclosure proceedings as well as real estate taxes and the cost of maintaining, insuring and selling properties acquired through foreclosure, net of rental income received. Rental income amounted to $149,000, $177,000 and $542,000 for the years ended December 31, 1997, 1996 and
1995, respectively. The decline in rental income is due primarily to the sale one of the Bank's largest OREO properties and the sale of the majority of residential properties in the Bank's OREO portfolio.

       Net losses on OREO totaled $783,000 for the year ended December 31, 1997 as compared to $855,000 and $2.3 million for the comparable periods of 1996 and 1995, respectively. This decrease and reduction in costs associated with problem assets are primarily attributable to the reduction in the average balance of problem assets and a lower volume of OREO sales during 1997 as compared to 1996 and 1995.

       Salaries and employee benefits increased to $7.2 million for the year ended December 31, 1997 as compared to $6.9 million and $6.5 million for the years ended December 31, 1996 and 1995, respectively. At December 31, 1997, the Bank had 145 full-time equivalents as compared to 148 and 149 for 1996 and 1995, respectively.

       On December 31, 1995, the Bank terminated its Employee Stock Ownership Plan ("ESOP"). As a result, there was no ESOP expense for the years ended December 31, 1997 and 1996 as compared to $175,000 for the year ended December 31, 1995. For more information regarding the termination of the ESOP, refer to
Note 14 to the Consolidated Financial Statements.

       In 1995, the Bank adopted a 401(k) savings plan that provides for voluntary contributions by eligible employees, subject to certain limitations. Under the terms of the plan, the Bank may, at its discretion, match a percentage of the employees' contributions. The Bank's matching contribution is determined on an annual basis and all Bank contributions are used to purchase the Bank's common stock. For the years ended December 31, 1997, 1996 and 1995, the Bank made matching contributions totaling $205,000, $165,000 and $0, respectively, to the plan.

       FDIC insurance assessments totaled $798,000 for the year ended December 31, 1997, as compared to $1.0 million and $1.2 million for the years ended December 31, 1996 and 1995, respectively. Under current FDIC regulations, insurance assessments are based upon the risk classification of the insured institution, its Tier 1 leverage and risk-based capital ratios. As a result of the Bank's increased capital levels and other factors, the Bank expects that its assessment will decrease by approximately 60% in 1998.

       Provision for Income Taxes. During 1997, 1996 and 1995, the Bank recognized $1.3 million, $440,000 and $1.0 million, respectively, of deferred income tax benefits applicable to taxable income anticipated to be generated in subsequent years. If economic conditions deteriorate whereby the anticipated future earnings do not materialize, the recognition of these income tax benefits will be reversed to the extent unrealized. Conversely, the Bank may recognize up to an additional $7.1 million of deferred tax benefits if future earnings exceed the amount currently classified as realizable on a "more likely than not" basis by management. Such potential future benefits reflect the reduction in the available carryforwards due to the change in control resulting from the Bank's 1993 common stock offering, which severely constrained the Bank's ability to utilize its net operating loss carryforwards.

       See Note 10 to the Consolidated Financial Statements for a more detailed discussion of the Bank's tax position.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

       Market risk is the risk of loss in a financial instrument arising from adverse changes in market rates/prices such as interest rates, foreign currency exchange rates, commodity prices, and equity prices. The Bank's primary market risk exposure is interest rate risk. The ongoing monitoring and management of this risk is an important component of the Bank's asset/liability management process which is governed by policies established by its Board of Directors that are reviewed and approved annually. The Board of Directors delegates responsibility for carrying out the asset/liability management policies to the Asset/Liability Committee (ALCO). In this capacity ALCO develops guidelines and strategies impacting the Bank's asset/liability management related activities based upon estimated market risk sensitivity, policy limits and overall market interest rate levels/trends.

       The Bank's President, Treasurer, Chief Loan Officer, Controller, Senior Vice President-Operations/Retail and five members of the Bank's Board of Directors comprise the Asset/Liability Committee and are charged with the responsibility for implementing the Bank's Asset/Liability policy. The objective of the policy is to manage the effects of changing interest rates on earnings while maintaining adequate liquidity in order to provide a stable source of earnings.

       Interest rate risk represents the sensitivity of earnings to changes in market interest rates. As interest rates change the interest income and expense streams associated with the Bank's financial instruments also change thereby affecting net interest income (NII), the primary component of the Bank's earnings. ALCO utilizes the results of a detailed and dynamic simulation model to quantify the estimated exposure of NII to sustained interest rate changes. While ALCO routinely monitors simulated NII sensitivity over a rolling two-year horizon, it also utilizes additional tools to monitor potential longer-term interest rate risk.

       The simulation model captures the impact of changing interest rates on the interest income received and interest expense paid on all assets and liabilities reflected on the Bank's balance sheet. This sensitivity analysis is compared to ALCO policy limits which specify a maximum tolerance level for NII exposure over a one year horizon, assuming no balance sheet growth, given both a 200 basis point (bp) upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12 month period is assumed. The following reflects the Bank's NII sensitivity analysis as of December 31, 1997.



                                                              Estimated
                           Rate Change                      NII Sensitivity
                           -----------                      ---------------
                             +200 bp                             2.1%
                             -200 bp                            (1.2)%



       The preceding sensitivity analysis does not represent a Bank forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, reinvestment/replacement of asset and liability cashflows, and others. While assumptions are developed based upon current economic and local market conditions, the Bank cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

       Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ due to: prepayment/refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate assets, the potential effect of changing debt service levels on customers with adjustable rate loans, depositor early withdrawals and product preference changes, and other internal/external variables. Furthermore, the sensitivity analysis does not reflect actions that ALCO might take in responding to or anticipating changes in interest rates.

       When appropriate, ALCO may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate risk position. A Board of Directors approved hedging policy statement governs use of these instruments. As of December 31, 1997, there were no derivative financial instruments outstanding.

       The effect of interest rate changes on a financial institution's assets and liabilities may also be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap," which is a common, though imperfect, measurement of interest rate risk. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the volume of interest rate sensitive assets exceeds the volume of interest rate sensitive liabilities. A gap is considered negative when the volume of interest rate sensitive liabilities exceeds the volume of interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net interest income. Conversely, during a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

       At December 31, 1997, the one-year cumulative gap was a negative $23.5 million or 4.36% of total assets, as compared to a cumulative positive gap of $7.9 million or 1.53% of total assets at December 31, 1996.

       The Bank's asset and liability management policy also seeks to stabilize and minimize its cost of funds. The Bank's policy has employed the use of interest-rate hedging tools, such as interest-rate exchange agreements ("SWAP"), to reduce its exposure to fluctuations in interest rates. In a typical SWAP, the Bank agrees to pay a fixed rate of interest to the counterparty on a stated notional principal amount for a fixed period, in exchange for which the counterparty agrees to pay the Bank a variable rate of interest on the notional principal amount based on an agreed index over the specified period. At December 31, 1997, the Bank was not a party to hedge instruments. Refer to Note 9 to the consolidated financial statements for further discussion of interest-rate exchange agreements.

       The following interest rate risk analysis table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997 which are expected to reprice or mature in each of the future time periods indicated. The amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities, except as explained below. Loans that have an adjustable interest rate are shown as being due in the period during which the interest rate is next subject to change. Principal amortization of loans and mortgage-backed securities is shown both in accordance with contractual terms (scheduled amortization) and by using assumptions regarding the rate at which the loans and mortgage-backed securities will repay in excess of scheduled amortization (prepayments). FHLB stock is interest-sensitive. Adjustable-rate certificates of deposit are shown in the period during which the interest rate is subject to change. Although the Bank's NOW accounts, regular savings deposits and other deposits such as club accounts are generally subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's experience of retention of such deposits in changing interest rate environments. Accordingly, the Bank has allocated approximately 8% of its core deposits to the one year or less time periods with the remainder being allocated to the other periods.



                                                                             At December 31, 1997
                                                 ------------------------------------------------------------------------------

                                                              Over       Over          Over       Over
                                                   Three      Three    Six Months    One to        Three      Over
                                                  Months      to Six    to One         Three       to Five    Five
                                                  or Less     Months     Year           Years       Years     Years       Total
                                                 ---------   -------   ----------   ---------    ---------  ---------  --------
                                                                             (Dollars in Thousands)

Interest-earning assets:
       Loans................................      $ 67,266    $ 40,476   $ 68,395    $175,964   $ 29,800   $ 34,706    $416,607
       Investment securities................        47,325       5,736     13,796      10,898      3,342      6,644      87,741
       Savings Bank Life Insurance stock....             -           -          -           -          -      1,402       1,402
       Federal Home Loan Bank stock.........         2,273           -          -           -          -          -       2,273
       Interest-bearing deposits............         2,805           -        177           -          -          -       2,982
                                                ----------------------------------------------------------------------------------
           Total interest-earning assets....       119,669      46,212     82,368     186,862     33,142     42,752     511,005
                                                  --------    --------   --------    --------   --------   --------    --------

Interest-bearing liabilities:
     Deposits:
       Savings deposits, NOW accounts,
           and other........................         1,950       1,950      3,900           -          -     86,752      94,552
       Money market deposits................        50,803           -          -           -          -          -      50,803
       Term certificates....................        62,787      46,357     61,077     101,476     13,131        296     285,124




     Borrowed funds.........................        42,929           -          -           -          -        447      43,376
                                                  -------------------------------------------------------------------  --------
           Total interest-bearing
              liabilities...................       158,469      48,307     64,977     101,476     13,131     87,495     473,855
                                                  --------    --------   --------    --------   --------   --------    --------

Interest-sensitivity gap:
     Per period.............................      $(38,800)  $  (2,095)  $ 17,391    $ 85,386   $ 20,011   $(44,743)   $ 37,150
                                                  ========   =========   ========    ========   ========   ========    ========
     Cumulative.............................      $(38,800)   $(40,895)  $(23,504)   $ 61,882   $ 81,893   $ 37,150
                                                  ========    ========   ========    ========   ========   ========
Cumulative interest sensitivity gap
     as a percentage of total assets........      (7.19)%     (7.58)%      4.36%      11.47%      15.17%      6.88%
                                              ===========  ==========  ========== =========== =========== ==========


       Nonperforming assets are considered non-interest sensitive and are not included in the table above. To the extent that nonaccrual loans are resolved or OREO is sold, the resulting loan or proceeds would then become interest sensitive and therefore would increase the asset sensitive position of the Bank.

       There are some shortcomings inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar periods to maturity or to repricing, they may react in different degrees to changes in market rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets such as adjustable rate loans have features which restrict the changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a significant change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase. The Bank has the ability to model a variety of interest rate movements, prepayment and amortization assumptions, and different strategies to assess more completely the impact on the Bank of changes in interest rates and balance sheet movements. Management considers these factors when reviewing its gap position and establishing its ongoing asset/liability strategy.

Liquidity and Capital Resources

       The Bank's primary sources of funds include deposits, scheduled principal payments and prepayments of outstanding loans and mortgage-backed securities, and cash flows generated from operations.

       Management believes the Bank has adequate sources of liquidity through deposit gathering, loan and investment amortization and prepayments, and assorted borrowing opportunities through the FHLB, Federal Reserve Bank of Boston and repurchase agreements to fund ongoing operations. Additionally, for added liquidity, the Bank has a contingency option of packaging for sale in the secondary market certain residential mortgage loans.

       As a member of the FHLB, for short-term liquidity purposes, the Bank may borrow up to 2% of its total assets on an overnight basis. Additionally, the Bank may borrow from the FHLB on a fixed or variable rate basis, up to but no more than 20 times the value of its investment in FHLB stock.

       Pursuant to the Commitments (see "Regulation and Supervision - Regulatory Commitments"), the Bank is obligated to maintain a Tier 1 leverage capital ratio of at least 6.0%. The Bank's Tier 1 leverage capital ratio was 6.76% at December 31, 1997.

Impact of Year 2000

       The Bank is currently addressing a potential problem that is facing virtually all users of automated information systems. The Year 2000 Issue is the result of many existing computer systems using only two digits to identify a year rather than 4 full digits. Any computer system that has date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. If not addressed, this could result in many systems being rendered incapable of processing transactions, miscalculations, or system failures causing disruptions of normal operations. This problem could effect a wide variety of automated information systems including main frame computers, personal computers, telephone systems, and other information systems utilized by not only the Bank but also its vendors and customers.

       In 1997, the Bank began the process of developing a plan to address the Year 2000 Issue. The plan includes the identification of all potentially affected software, hardware, other equipment and systems. It also includes initiating communications with the Bank's suppliers and vendors to obtain certification of Year 2000 compliance and testing of impacted applications.

       As discussed elsewhere in this report, the Bank has agreed to be acquired by UST Corp. The acquisition, if approved by stockholders and regulatory authorities, is expected to close in the second quarter of 1998. In consideration of the acquisition, the Bank has limited the implementation of its Year 2000 Plan to the identification of all potentially affected systems and the communication process with the Bank's suppliers and vendors. If the acquisition is not consummated, the Bank will implement the balance of the plan to ensure that the Bank will be Year 2000 compliant within the necessary timeframe.

       Monitoring and managing the Year 2000 plan will result in additional direct and indirect costs to the Bank. Currently, the Bank's plan is being managed with internal resources. The Bank also expects to utilize consultants to supplement its internal staff, on an as needed basis. Direct costs include potential charges by third party software vendors for product enhancements, costs involved in testing software for compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will primarily consist of time devoted by existing employees in monitoring software vendor progress and testing products for compliance. Actual costs will be charged to earnings as incurred. Such costs have not been material to date.

Item 8. Financial Statements and Supplementary Data

       The information required by this item appears on pages F-1 through F-34, and is incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Financial Disclosure

       None.

PART III

Item 10. Directors and Executive Officers of the Bank

(a)    Directors of the Bank

       The following table sets forth for each person who is currently a director of the Bank such person's name, age, term of office and the period during which such person has served as a director of the Bank.



                                                                                Trustee or Director
                           Name                             Age                 of Bank Since Year
                           ----                             ---                 -------------------
Term to Expire 1998

David F. Choate, Jr.........................                82                          1951
Thomas J. Kelly.............................                61                          1974
Patrick B. Moscaritolo......................                53                          1991
Nicholas P. Salerno.........................                59                          1975

Term to Expire 1999

Robert S. Benard............................                63                          1994
Arthur W. Cook..............................                70                          1980
James F. Drew...............................                57                          1994
Kevin F. Harrington.........................                54                          1989
Barbara G. Rubel............................                50                          1994

Term to Expire 2000

Donald A. Miller............................                70                          1991
William A. Pickett..........................                62                          1973
Frank Scimone...............................                73                          1975
Carole J. Thornton..........................                40                          1994


       The Board of Directors of the Bank held 14 meetings during the year ended December 31, 1997. During this period, each of the directors attended at least 75% of the total number of meetings of the Board and of the committees of which he or she was a member with the exception of Mr. Benard and Mr. Miller. During 1997 the Bank's standing committees included an Executive Committee, Compliance Committee, Audit Committee, Compensation Committee, Asset/Liability Committee and Strategic Planning Committee. The Bank does not have a nominating committee.

         Executive Committee. The Executive Committee met 26 times during 1997. The current members are James F. Drew, Kevin F. Harrington, Thomas J. Kelly, Patrick B. Moscaritolo, William A. Pickett (Chairman) and Nicholas P. Salerno. The Executive Committee reviews and acts on loans, and makes recommendations to the Board of Directors regarding the general administration of the Bank

         Audit Committee. The Audit Committee met 6 times during 1997. As of January 1, 1997, the Audit Committee and the Compliance Committee were combined to form a single committee. The current members of the combined committee are David F. Choate, Arthur W. Cook (Chairman), Thomas J. Kelly (Ex-officio) Donald
A. Miller, Barbara G. Rubel and Carole J. Thornton. The Audit Committee functions include reviewing the financial statements of the Bank and the scope of the annual audit by the Bank's independent certified public accountants, and appointing the independent certified public accountant on an annual basis. The Committee also monitors the Bank's internal financial and accounting controls.

         Compensation Committee. The Compensation Committee met 4 times during 1997. The current members of the Compensation Committee are Robert S. Benard, Donald A. Miller, Barbara G. Rubel, Nicholas P. Salerno (Chairman) and Frank Scimone. The Compensation Committee reviews and makes recommendations to the Board of Directors on matters concerning salaries and other employee benefits. In addition, the Committee has responsibility for interviewing candidates for senior positions.

         Asset/Liability Committee. The Asset/Liability Committee met 4 times during 1997. The current members of the Asset/Liability Committee are David F. Choate, Arthur W. Cook, Kevin F. Harrington (Chairman), Thomas J. Kelly (Ex-officio), Patrick B. Moscaritolo and Carole J. Thornton. The Asset/Liability Committee reviews and makes recommendations with respect to loan growth, deposit growth, asset quality improvement, liquidity, interest rate sensitivity and Bank investments.

         Strategic Planning Committee. The Strategic Planning Committee met 4 times during 1997. The current members of the Strategic Planning Committee are Robert S. Benard, James F. Drew (Chairman), Thomas J. Kelly and William A. Pickett. The Strategic Planning Committee evaluates merger and acquisition activity in the Bank's market, reviews business opportunities that become or may be available to the Bank and makes recommendations regarding the Bank's overall strategic plan.

BUSINESS EXPERIENCE OF DIRECTORS

       The principal occupation and business experience for each of the directors during at least the last five years are as follows:

         Robert S. Benard is the President and sole owner of C.N. Wood Co., Inc., headquartered in Burlington, Massachusetts. The company is a full service distributorship for municipal and contractors' equipment serving Massachusetts and Rhode Island. Mr. Benard purchased the company with a partner in 1964 and served as the company's Vice President and Treasurer until 1985. At that time he acquired 100% of the company and now serves as President and Chief Operating Officer. Mr. Benard also serves as director and past President of the not-for-profit Mt. View Yacht Club in Gilford, New Hampshire.

         David F. Choate, Jr. is retired. Until May 1986 he was the employee relations manager for McCord Winn, Inc. a division of Textron Corp, a manufacturer of auto parts in Manchester, New Hampshire.

         Arthur W. Cook is the retired Treasurer of H.K. Porter, Inc. a division of Cooper Industries, Inc., a tool manufacturer formerly located in Somerville, Massachusetts.

       James F. Drew is co-founder of O'Connor & Drew, P.C., a regional certified public accounting firm headquartered in Quincy, Massachusetts. He has been with the firm since 1966, presently as a consultant. Since 1991, Mr. Drew has been President of Drew Management Company which manages private investments.

       Kevin F. Harrington is President of Planned Benefit Strategies Insurance Agency, Inc. He is also former president of Carousel Fashions, Inc., a clothing manufacturer representative based in Canton, Massachusetts.

         Thomas J. Kelly is the Chairman, President and Chief Executive Officer of the Bank. Mr. Kelly has served as the President and Chief Executive Officer of the Bank since 1974 and became Chairman of the Board in 1989. In addition, Mr. Kelly is a director of the Somerville Local Development Corporation, a non-profit local community development corporation.

       Donald M. Miller is the Director, majority owner and former President of Southeastern Concrete Company and Southeastern Sand/Gravel Company. Both companies are located in southeastern Massachusetts and supply construction companies throughout eastern Massachusetts. In addition, Mr. Miller is involved in other business ventures including real estate development and an equipment leasing company.

         Patrick B. Moscaritolo is the President and Chief Executive Officer of the Greater Boston Convention and Visitors Bureau, a position he has held since February 1991. Previously, Mr. Moscaritolo was Director of Logan International Airport and Deputy Executive Director of the Massachusetts Port Authority.

        William A. Pickett is a former Massachusetts state legislator and a semi-retired administrative law judge for the Department of Industrial Accidents of the Commonwealth of Massachusetts. Previously, he was the Chairman and Commissioner of the Massachusetts Industrial Accident Board. Mr. Pickett is also a former majority owner and Chairman of The City Press, Inc., a printing company located in Somerville, Massachusetts.

       Barbara G. Rubel is the Director of Community Relations for Tufts University at its Medford/Somerville and Boston, Massachusetts campuses. Ms. Rubel has been employed with Tufts University since 1973 and was appointed to her present position in 1980. As Director of Community Relations, she works closely with local business communities, schools, elected officials, human service organizations and neighbors of Tufts University. Ms. Rubel is also Vice President and a director of SCM Transportation, Inc., Vice President of the Somerville Chamber of Commerce, a director of the Medford Chamber of Commerce, a corporator of Somerville Hospital and a director of Community Action Agency of Somerville.

         Nicholas P. Salerno a former City Treasurer for the City of Somerville, Massachusetts, is a partner and Director of Marketing for U.S. Travel World, a travel agency located in Somerville, Massachusetts. U.S. Travel World is a full service travel agency which specializes in corporate travel management. Mr. Salerno, in addition, is President of the Somerville Local Development Corporation, acting as an advisor to the Mayor's Community Development Office. Mr. Salerno is also President of the Greater Boston Chapter of the National Association of Retail Travel Agents ("ARTA") and a member of Value Renta Car Travel Agents Advisory Board.

         Frank Scimone Retired owner of the Frank Scimone Insurance Agency in Somerville, Massachusetts. In addition, Mr. Scimone is a past president of the Somerville Chamber of Commerce. Mr. Scimone is also the Clerk of the Bank, a position he has held since 1975.

         Carole J. Thornton is the Vice President of Administration of Murray Hills, Inc., a real estate development company located in Burlington, Massachusetts. Ms. Thornton has worked with Murray Hills Inc. and other affiliated companies since 1975.

       There are no family relationships between any of the directors of the Bank.

(b)    Executive Officers of the Bank

       The Bank has the following executive officers who are elected annually and serve until their respective successors have been elected and qualified or until their death, resignation or removal by the Board of Directors.



                                                                                                          Executive
                           Name                             Position                          Age       Officer Since
                           ----                             --------                          ---       -------------
Thomas J. Kelly.............................         Chairman, President                       60           1974
                                                     and Chief Executive Officer
Gary M. Abrams..............................         Senior Vice President, Treasurer          44           1987
                                                     and Chief Financial Officer
Joseph A. Phillion..........................         Senior Vice President                     45           1994
                                                     Retail Banking and Operations
Jerry D. Peterson...........................         Senior Vice President                     45           1995
                                                     and Chief Lending Officer



         Thomas J. Kelly has been President and Chief Executive Officer of the Bank, as well as a Director (or Trustee) since 1974. Mr. Kelly became Chairman of the Board in 1989.

       Gary M. Abrams became Senior Vice President, Treasurer and Chief Financial Officer of the Bank in February 1994. He was Vice President and Treasurer from 1991 to 1993 and from 1987 to 1991 he was Vice President in charge of Investments.

       Joseph A. Phillion became Senior Vice President of Retail Banking and Operations in February 1994. From 1988 to 1993 he was Vice President of Operations. Prior to 1988, Mr. Phillion held several positions at the Bank including Branch Administrator and Branch Manager.

       Jerry D. Peterson became Senior Vice President and Chief Lending Officer of the Bank in March 1995. Mr. Peterson came to the Bank from the Federal Deposit Insurance Corporation where he was employed from 1992. Prior to that he served as the Senior Lending Officer for the Andover Bank and the Hudson National Bank.

Item 11. Executive Compensation and Transactions

Directors

       Directors who are not Bank officers or employees, receive $500 for each meeting of the Bank's Board of Directors and $300 for each meeting of a committee thereof that they attend. Frank Scimone, Clerk of the Board of Directors, receives an additional $200 per Board meeting he attends.

Executive Officer Summary Compensation Table

       The following table contains a summary of the annual, long-term and other compensation of the named executive officers at December 31, 1997, for each of the Bank's fiscal years ended December 31, 1997, 1996 and 1995.



                                                                                                Long Term
                                               Annual Compensation                         Compensation Awards
                               ------------------------------------------        -----------------------------------------
                                                                                 Restricted   Securities
                                       Base                   Other Annual         Stock     Underlying         All Other
                               Year    Salary      Bonus      Compensation        Awards       Options        Compensation
                               ----    ------      -----      ------------       ----------  -----------      ------------

Thomas J. Kelly                1997    $225,004     $8,654             -              -      37,000(1)          $16,077(2)
   Chairman of the Board,      1996     225,000          -             -              -             -            14,149(3)
   President and Chief         1995     200,018          -             -              -      50,000(1)           12,223(4)
   Executive Officer

Gary M. Abrams                 1997    $112,525     $4,539             -              -        21,000(1)         $5,853(5)
   Senior Vice President,      1996     102,724          -             -              -             -             5,540(6)
   Treasurer and Chief         1995      97,899          -             -                       25,000(1)            584(7)
   Financial Officer

Jerry D. Peterson              1997    $115,054     $4,539              -             -      16,000(1)           $5,980(8)
   Senior Vice President       1996     109,622          -              -             -             -             3,617(9)
   and Chief Loan Officer      1995      86,560          -              -             -      26,000(1)                  -

Joseph A. Phillion             1997    $108,092     $4,385              -             -        21,000(1)        $5,624(10)
   Senior Vice President       1996      97,706          -              -             -             -            5,190(11)
                               1995      85,764          -              -             -        18,250(1)           393(12)



(1) The shares of Common Stock underlying the options are subject to a vesting schedule. See "Aggregated Fiscal Year-End Option Values."
(2) Includes life insurance premium paid by the Bank on behalf of Mr. Kelly in the amount of $11,500 (see "Split-Dollar Insurance Plan"), and a matching contribution by the Bank to Mr. Kelly's 401(k) in the amount of $4,577.
(3) Includes life insurance premium paid by the Bank on behalf of Mr. Kelly in the amount of $11,500 (see "Split-Dollar Insurance Plan"), and a contribution by the Bank to Mr. Kelly's Employees Stock Ownership Plan ("ESOP") account of 436 shares of Common Stock, which had a price per share of $1.97 on The Nasdaq National Market on December 31, 1996 and a matching contribution by the Bank to Mr. Kelly's 401(k) in the amount of $1,791.
(4) Includes life insurance premium paid by the Bank on behalf of Mr. Kelly in the amount of $11,500 (see "Split-Dollar Insurance Plan") and a contribution by the Bank to Mr. Kelly's ESOP account of 524 shares of Common Stock, which had a price per share of $1.38 on the Nasdaq National Market on December 29, 1995
(5) Matching contribution by the Bank to Mr. Abram's 401(k) in the amount of $5,853.
(6) Includes a contribution by the Bank to Mr. Abrams' ESOP account of 205 shares of Common Stock, which had a price per share of $1.97 on The Nasdaq National Market on December 31, 1996 and a matching contribution by the Bank to Mr. Abrams' 401(k) in the amount of $5,136.
(7) Includes a contribution by the Bank to Mr. Abrams' ESOP account of 423 shares of Common Stock, which had a price per share of $1.38 on The Nasdaq National Market on December 29, 1995.
(8) Matching contribution by the Bank to Mr. Peterson's 401(k) in the amount of $5,980.
(9) Matching contribution by the Bank to Mr. Peterson's 401(k) in the amount of $3,617.
(10) Matching contribution by the Bank to Mr. Phillion's 401(k) in the amount of $5,624.
(11) Includes a contribution by the Bank to Mr. Phillion's ESOP account of 155 shares, which had a price per share of $1.97 on the Nasdaq National Market on December 31, 1996 and a matching contribution by the Bank to Mr. Phillion's 401(k) in the amount of $4,885.
(12) Includes a contribution by the Bank to Mr. Phillion's ESOP account of 285 shares, which had a price per share of $1.38 on the Nasdaq National Market on December 31, 1995.

Aggregated Fiscal Year-End Option Values

       The following table shows certain information concerning the aggregate number of unexercised Options held by the executive officers named in the Summary Compensation Table as of December 31, 1997. No Options were exercised by the executive officers named in the Summary Compensation Table during 1997.



                                                 Number of Securities
                                               Underlying Unexercised               Value of Unexercised
                                                       Options at                  In-the-Money Options at
                                                  December 31, 1997                  December 31, 1997

                                                      Exercisable/                       Exercisable/
                                                     Unexercisable                     Unexercisable(1)
                                                ----------------------            ------------------------
Thomas J. Kelly.....................                25,013/61,987                     $97,968/$194,620

Gary M. Abrams......................                12,506/33,494                     $48,986/$104,408

Jerry D. Peterson...................                13,007/28,993                     $50,944/$  91,999

Joseph A. Phillion..................                 9,130/30,120                     $35,759/$  92,321



(1) Based on a closing price per share of $5.00 on the Nasdaq National Market on December 31, 1997.

Executive Employment Agreement

       The Bank and Thomas J. Kelly entered into an employment agreement effective as of July 9, 1986, which was amended as of December 13, 1988. Mr. Kelly's agreement was for an initial term of five years beginning on July 9, 1986, and provides for automatic renewal on each anniversary date of the agreement, unless contrary written notice is given not less than 30 days in advance of the anniversary date by either the Bank or Mr. Kelly. The annual salary currently payable to Mr. Kelly is $225,000. Under the agreement, Mr. Kelly's salary is to be increased annually by such an additional amount as may be determined by the Board of Directors to assure that it remains competitive with compensation paid to persons employed in similar positions by institutions comparable to the Bank. Due to the economic environment in the Bank's market and the financial condition of the Bank, however, Mr. Kelly's salary was not increased between 1988 and 1995.

       Mr. Kelly's employment agreement also provides that in the event his employment is terminated by the Bank without cause, or by him due to a material change in the nature or scope of his responsibilities or duties, or a material breach by the Bank of any provision of his agreement, or for Good Reason (as hereafter defined), the Bank shall pay to him an amount equal to his base salary for the remainder of the term of his agreement or six months, whichever is greater. During such period, the Bank would be obligated to continue certain employee benefits in which Mr. Kelly was participating during the six months preceding such termination. Payments of such salary and benefits would terminate upon Mr. Kelly accepting similar employment elsewhere. In addition, upon occurrence of the events described above, Mr. Kelly's supplemental retirement benefits would become fully vested and, upon his attainment of age 65, the Bank would be obligated to pay to him an amount sufficient to assure that he receives the amount to which he would have been entitled under the supplemental benefit retirement arrangement in effect at the date of termination had he not been terminated. See "Supplemental Retirement Agreement" below.

       In addition, Mr. Kelly's agreement provides for compensation if there is a "Change of Control" of the Bank, whether during or after the term of the agreement, while such officer is employed, and if, during the three-year period following such Change of control, the Bank terminates Mr. Kelly involuntarily or terminates his employment by reason of a reduction of compensation, change of duties, responsibilities, title or status (including the failure to elect, or nominate for re-election, Mr. Kelly as a director of the Bank), relocation of his office to outside a twenty mile radius from the Bank's main office, breach of the agreement by the Bank, refusal by the Bank to provide confirmation of its intent to honor the agreement, or good faith determination by Mr. Kelly that due to the Change of Control he is no longer able to fulfill his duties ("Good Reason"). In such case, Mr. Kelly will be entitled to receive the employee benefits to which he would be entitled upon involuntary termination of employment without cause, plus a lump sum cash payment equal to the greater of
(a) three times his base salary (at the highest minimum annual base salary in effect at any time during the twelve month period preceding such termination) in effect prior to the Change of Control ("Highest Base Salary"), or (b) the amount of minimum base salary payable for the remainder of the term of his employment agreement ("Remaining Base Salary"). The Bank would also be obligated to reimburse Mr. Kelly for the amount of any income or excise taxes payable by Mr. Kelly on account of such lump sum payment.

       For purposes of Mr. Kelly's agreement, a Change of Control occurs (a) when a person or group becomes the owner of 24.9% or more of the voting stock of the Bank, (b) when a person or group holds revocable or irrevocable proxies, as to the election or removal of one or more directors, of 24.9% or more of the total number of votes that may be cast in an election (except proxies solicited on behalf of the Board of Directors of the Bank), (c) when, as a result of a tender offer, exchange offer, merger, contested election or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Bank immediately prior to a Transaction shall cease to constitute a majority of the Board of Directors of the Bank, or (d) upon the merger or consolidation of the Bank, the sale of a majority of the Bank's assets or the commencement of proceedings to dissolve or liquidate the Bank.

       Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Internal Revenue Service regulations would limit, under certain circumstances, the deductibility by the Bank of the lump sum Change of Control payments, as well as other payments, under Mr. Kelly's employment agreement. The rules governing the application of Section 280G are complex. In general, if the present value of all payments in the nature of compensation that are made to (or for the benefit of) an employee and are contingent upon a change in ownership or control equals or exceeds three times such employee's "base amount" (generally, the average annual taxable compensation of the employee for the five taxable years preceding the year in which the Change of Control occurs), then the payments in excess of the employee's base amount (known as the "excess parachute payment") would not be deductible by the Bank. In addition the employee would be subject to an additional 20% excise tax on the amount of the excess parachute payment. Under the terms of Mr. Kelly's employment agreement, the Bank has agreed to pay the amount of any income or excise tax payable by him on account of any lump sum Change of Control payment. For purposes of computing excess parachute payment, certain amounts, such as the value of the employee's noncompetition agreement, would be excluded.

Supplemental Retirement Agreement

       The Bank has a supplemental retirement agreement with Thomas J. Kelly. This agreement provides for a monthly payment in an annual amount of $35,000 for ten years commencing upon Mr. Kelly's retirement date after he reaches age 62 or upon his earlier death. If Mr. Kelly dies before retirement, monthly payments will be made to his designated beneficiary, and any payments remaining at his death after retirement will also be paid to such designated beneficiary.

       The Bank's obligation under this supplemental retirement agreement is funded by a whole life insurance policy owned by the Bank. For the year ended December 31, 1997, the Bank accrued expenses of $15,501 in connection with Mr. Kelly's supplemental retirement agreement.

Split-Dollar Insurance Plan

       During the year ended December 31, 1997, the Bank funded a split-dollar insurance agreement for Mr. Kelly. The agreement obligates the Bank to obtain life insurance for Mr. Kelly in a face amount of $250,000. The Bank pays all premiums due under the policy throughout the period of Mr. Kelly's continued employment with the Bank, but Mr. Kelly will be responsible for payment of the policy premiums after he leaves the Bank's employ. At his death, the policy death benefit will be divided between the Bank and Mr. Kelly's beneficiary or beneficiaries as follow: the Bank will receive an amount equal to the aggregate amount of its premium payments under the policy, and the beneficiary or beneficiaries will receive the excess, if any. The premium paid by the Bank for Mr. Kelly during the year ended December 31, 1997 was approximately $11,500. There are no other split dollar insurance agreements for any other executive officer.

Pension Plan

       The Bank provides basic and supplemental pension benefits for all eligible employees through SBERA, the Savings Bank Employees Retirement Association (the "pension plan"). Each employee, age 21 or older, who has completed at least one year with 1,000 hours of service automatically becomes a participant. All participants are fully vested upon completion of three twelve-month periods with 1,000 or more hours of service.

       The pension plan is a qualified defined benefit plan which does not require the employee to make any contribution to become a participant and thereby earn benefits under the plan. The benefits provided at age 65 to any participant are based on the average of the highest three consecutive years of compensation in such participant's service with the Bank ("Average Compensation"), and are equal to the product of (a) 1.25% of the participant's Average Compensation, plus 0.6% of the participant's Average Compensation above the participant's covered compensation (as defined under the pension plan) at age 65, multiplied by (b) the number of the participant's years of service with the Bank up to the maximum of 25 years. Normal retirement age under the plan is 65; a reduced early retirement benefit is payable for participants terminating employment from age 50 to 65 under certain conditions.

       It is the Bank's policy to fund current pension costs in the year of accrual. The total pension plan expense for the fiscal year was approximately $405,000 constituting approximately 8.7% of the total remuneration provided to participants in the plan. The portion of that expense which is attributable to any of the Bank's executive officers or to the Bank's executive officers as a group is not and cannot be readily calculated by the pension plan's actuary.

       The following table illustrates projected annual pension benefits for retirement at age 65 under the most advantageous plan pensions available for various levels of compensation and years of service. The figures in this table are based upon the assumptions regarding social security and compensation trends.

                   PROJECTED ANNUAL PENSION BENEFITS AT AGE 65
               ASSUMING COMPENSATION AND YEARS OF SERVICE SHOWN(1)



                  AVERAGE                       10                15               20           25 YEARS
              COMPENSATION(2)                YEARS              YEARS            YEARS         AND AFTER

---------------------------------------------------------------------------------------------------------------------------------

                    $20,000                    $2,500            $3,750           $5,000            $6,250
                     40,000                     5,642             8,463           11,284            14,104
                     60,000                     9,342            14,013           18,684            23,354
                     80,000                    13,042            19,563           26,084            32,604
                    100,000                    16,742            25,113           33,484            41,854
                    120,000                    20,442            30,663           40,884            51,104
                    125,000                    21,367            32,050           42,734            53,417
                    140,000                    24,142            36,213           48,284            60,354
                    150,000                    25,992            38,988           51,984            64,979
                  160,000(3)                   27,842            41,763           55,684            69,604



(1) The annual pension benefit is based on age 65 retirement in plan year 1997 (November 1, 1996 to October 31, 1997).
(2) An employee's average compensation is based on such employee's three most highly compensated years.
(3) Federal law does not permit defined benefit plans to include compensation in excess of $160,000 for plan years beginning after December 31, 1996 (November 1, 1997 for SBERA).

       The following table is also derived from information provided by SBERA and sets forth (i) the number of years of credited service that each such officer will have at age 65 and (ii) as of October 31, 1997, estimated annual retirement benefits under the pension plan at normal retirement dates for the executive officers of the Bank named in the Summary Compensation Table, computed on the basis of their present salary level, and based upon assumptions comparable to those referred to above.



                                                    Years of                         Estimated Annual
Name of Individual                               Credited Service               Pension Benefits at Age 65
------------------                               ----------------               --------------------------

Thomas J. Kelly.........................                   28                               $79,056
Gary M. Abrams..........................                   31                                41,321
Jerry D. Peterson.......................                   22                                38,035
Joseph A. Phillion......................                   30                                39,145


Compliance with Section 16(a) of the 1934 Act

       Section 16(a) of the 1934 Act requires the Bank's executive officers and directors, and persons who own more than ten percent of a registered class of the Bank's equity securities, to file reports of ownership and changes in ownership with the FDIC and NASDAQ. To the Bank's knowledge, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Bank's officers, directors and greater than ten percent beneficial owners were satisfied.

Item 12. Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth information regarding the beneficial ownership of Bank Common Stock as of March 6, 1998 by persons who beneficially own 5% or more of the outstanding shares of Bank Common Stock.



                                                                                                Percentage of Total
                                                           Shares of Common Stock             Shares of Common Stock
Name and address of beneficial owner                        Beneficially Owned(1)                   Outstanding
------------------------------------                       ----------------------             ----------------------

UST Corp.                                                         2,777,000(2)                         14.3%
40 Court Street
Boston, MA 02108



(1) Based upon 16,659,356 shares of bank Common Stock outstanding and, pursuant to Rule 13d-3 of the Exchange Act, assuming the exercise of the Option (as defined herein).

(2) Based upon information contained in Form F-11 dated December 9, 1997 and filed under the Exchange Act by UST. In connection with the execution of the Affiliation Agreement and Plan or Reorganization, dated December 9, 1997, by and between the Bank and UST, the Bank granted UST an option (the "Option") to purchase up to 2,777,000 shares (the "Option Shares") of the Bank's common stock upon the occurrence of certain events, none of which has occurred as of the date hereof. Because the Option is not currently exercisable, UST has disclaimed beneficial ownership of the Option Shares.

       The following table sets forth certain information regarding the beneficial ownership of Bank Common Stock as of March 6, 1998 by (i) each of the Bank's directors, (ii) the executive officers named in the Summary Compensation Table and (iii) all directors and executive officers of the Bank as a group. All information with respect to beneficial ownership by such persons has been furnished by the respective director or executive officer.



                                                              Number of Shares of
                                                                 Common Stock                             Percent
                                                              Beneficially Owned(1)                        Owned
                                                              ---------------------                      ---------
Directors
Robert S. Benard.....................................                   16,000(2)                             *
David F. Choate, Jr..................................                   15,000(2)                             *
Arthur W. Cook.......................................                15,000(2)(3)                             *
James F. Drew........................................                  205,000(2)                             1.2%
Kevin F. Harrington..................................                15,000(2)(3)                             *
Thomas J. Kelly*.....................................                   82,773(4)                             *
Donald A. Miller.....................................                   15,670(2)                             *
Patrick B. Moscaritolo...............................                   15,000(2)                             *
William A. Pickett...................................                15,820(2)(3)                             *
Barbara G. Rubel.....................................                   15,000(2)                             *
Nicholas P. Salerno..................................                   15,000(2)                             *
Frank Scimone........................................                15,020(2)(3)                             *
Carole J. Thornton...................................                   17,500(2)                             *

Named Executive Officers
Thomas J. Kelly*.....................................                   82,773(4)                             *
Gary M. Abrams.......................................                   41,040(5)                             *
Jerry D. Peterson....................................                   37,348(6)                             *
Joseph A. Phillion...................................                   35,120(7)                             *

Directors and Executive Officers as a Group
(17 persons).........................................                  579,051(8)                             3.5%



     *Less than 1%

(1) Except as otherwise noted, each person referenced in the table has sole voting and investment power with respect to such person's shares.
(2) Includes 5,000 shares of Common Stock issuable upon the exercise of Options that are exercisable within 60 days of the date of this table.
(3) All shares jointly owned.
(4) Includes 68,500 shares of Common Stock issuable upon the exercise of Options that are exercisable within 60 days of the date of this table and 2,045 shares representing the share equivalent as of December 31, 1997 of Mr. Kelly's undivided interest in a 401(k) investment composed solely of Common Stock.
(5) Includes 35,500 shares of Common Stock issuable upon the exercise of Options that are exercisable within 60 days of the date of this table and 4,226 shares representing the share equivalent as of December 31, 1997 of Mr. Abrams' undivided interest in a 401(k) investment fund composed solely of Common Stock.

(6) Includes 34,000 shares of Common Stock issuable upon the exercise of Options that are exercisable within 60 days of the date of this table and 3,348 shares representing the share equivalent as of December 31, 1997 of Mr. Peterson's undivided interest in a 401(k) investment fund composed solely of Common Stock.
(7) Includes 28,750 shares of Common Stock issuable upon the exercise of Options that are exercisable within 60 days of the date of this table and 4,636 shares representing the share equivalent as of December 31, 1997 of Mr. Phillion's undivided interest in a 401(k) investment fund composed solely of Common Stock.
(8) Includes 232,750 shares of Common Stock issuable upon the exercise of Options that are exercisable within 60 days of the date of this table and 15,013 shares representing the share equivalent as of December 31, 1997 of certain executive officers' undivided interests in a 401(k) investment fund composed solely of Common Stock.

PART IV

Item 13. Certain Relationships and Related Transactions

       Officers and Directors of the Bank, and their associates, are customers of the Bank and its subsidiaries and, as such, may have obtained loans and loan commitments in excess of $60,000. All such loans and loan commitments outstanding since the beginning of the last fiscal year were made in the ordinary course of business by the Bank and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable terms.


       In addition to loan transactions and other customer transactions, during the past fiscal year the Bank and its subsidiaries have used products or services of, and have had other transactions with, various organizations with which Officers and Directors of the Bank are affiliated. The amounts involved have in no case been material in relation to the business of the Bank and it is believed that they have not been material in relation to the business of such other organizations or to the individuals concerned. It is expected that in the future the Bank will continue to have transactions similar to those described in this paragraph.

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

(a)    Contents

       (1)      Financial Statements:

                All financial statements are incorporated herein by reference to
           Part II, Item 8 of this report.

       (2)      Financial Statement Schedules:

                Schedules to the consolidated financial statements required by Form 10-K have been omitted because they are not applicable or the required information is contained in or may be obtained from the consolidated financial statements or notes thereto included in
           Item 8 of this report.

       (3)      Exhibits:

       The exhibits listed below are filed herewith or are incorporated herein by reference.

1.1      Amended and Restated Charter of Somerset Savings Bank.

1.2 Amended and Restated By-laws of Somerset Savings Bank, as amended through March 16, 1993.

2.1 Specimen stock certificate for the Common Stock, $1.00 par value per share, of Somerset Savings Bank.

2.2 Amended and Restated Agreement and Plan of Reorganization between Somerset Savings Bank and Somerset Bankshares, Inc., dated September 1, 1992.

3.1 Noncompetition Agreement dated as of March 15, 1985 between Somerset Savings Bank and R. Jack Howard.

3.2 Underwriting Agreement dated as of September 23, 1993 between Somerset Savings Bank and Legg Mason Wood Walker, Incorporated.

3.3 Lease dated May 1, 1983 (as modified by instruments dated July 1, 1986, September 8, 1987 and May 1, 1989, respectively) between Somerset Savings Bank and Commercial Realty Trust for the Bank's offices at 40 Mall Road, Burlington, MA 01803.

3.4(a) Amended and Restated Employment Agreement dated December 13, 1988 among Somerset Bankshares, Inc., Somerset Savings Bank and Thomas J. Kelly.*

3.4(b) Amendment No. 1 to Thomas J. Kelly Employment Agreement dated April 17, 1992.*

3.5 Supplemental Retirement Agreement between Somerset Savings Bank and Thomas J. Kelly*

3.6      Split-Dollar Insurance Agreement for the benefit of Thomas J. Kelly.

3.7      Savings Bank Life Insurance Policy for the benefit of Thomas J. Kelly.

3.8      Savings Bank Employees Retirement Association Pension Plan.*

3.9      Amended and Restated 1986 Incentive Stock Option Plan.*

3.10     Employees Stock Ownership Plan.*

3.11     1995 Equity Incentive Plan.*

9        Subsidiaries of the Bank:

Asterisk (*) denotes management contract or compensatory plan or arrangement

(b)    Reports on Form F-3 or 8-K

           The Bank filed one report on Form F-3 during the quarter ended December 31, 1997.

       The report for December 1997 (Item 1), dated December 12, 1997, reported that the Bank had agreed to be acquired by UST Corp. pursuant to an Affiliation Agreement and Plan of Reorganization (the "Merger Agreement"). The Merger Agreement provides that the acquisition will be accomplished through the merger (the "Merger") of the Bank into USTrust, a Massachusetts-chartered, nonmember bank that is a wholly owned subsidiary of UST Corp. Upon consummation of the Merger, each share of Bank common stock shall be converted into the right to receive .19 shares of UST Corp. common stock. The Merger requires the approval of the holders of at least two-thirds of the shares of Bank common stock. The Merger also is subject to the approval of the FDIC, the Commissioner of Banks of the Commonwealth of Massachusetts and, if not waived, the Board of Governors of the Federal Reserve System.

                                   SIGNATURES

       Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Somerset Savings Bank



Date: March 11, 1998                                          /s/ Thomas J. Kelly
                                                              -------------------
                                                              Thomas J. Kelly, President
                                                              Chief Executive Officer and
                                                              Chairman of the Board

Date: March 11, 1998                                          /s/ Gary M. Abrams
                                                              ------------------
                                                              Gary M. Abrams, Senior Vice President,
                                                              Treasurer and Chief Financial Officer

Date: March 11, 1998                                          /s/ Douglas E. Moisan
                                                              ---------------------
                                                              Douglas E. Moisan, Vice President,
                                                              Controller and Chief Accounting Officer

Date: March 11, 1998                                          /s/ Robert S. Benard
                                                              --------------------
                                                              Robert S. Benard, Director

Date: March 11, 1998
                                                              David F. Choate, Jr., Director

Date: March 11, 1998
                                                              Arthur W. Cook, Director

Date: March 11, 1998
                                                              James F. Drew, Director

Date: March 11, 1998                                          /s/ Kevin F. Harrington
                                                              -----------------------
                                                              Kevin F. Harrington, Director

Date: March 11, 1998                                          /s/ Donald M. Miller
                                                              --------------------
                                                              Donald M. Miller, Director





Date: March 11, 1998
                                                              Patrick B. Moscaritolo, Director

Date: March 11, 1998                                          /s/ William A. Pickett
                                                              ----------------------
                                                              William A. Pickett, Director

Date: March 11, 1998                                          /s/ Barbara G. Rubel
                                                              --------------------
                                                              Barbara G. Rubel, Director

Date: March 11, 1998                                          /s/ Nicholas P. Salerno
                                                              -----------------------
                                                              Nicholas P. Salerno, Director

Date: March 11, 1998                                          /s/ Frank Scimone
                                                              -----------------
                                                              Frank Scimone, Director

Date: March 11, 1998                                          /s/ Carole J. Thornton
                                                              ----------------------
                                                              Carole J. Thornton, Director


                                   SIGNATURES

       Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              Somerset Savings Bank



Date: March 11, 1998
                                                              Thomas J. Kelly, President
                                                              Chief Executive Officer and
                                                              Chairman of the Board

Date: March 11, 1998
                                                              Gary M. Abrams, Senior Vice President,
                                                              Treasurer and Chief Financial Officer

Date: March 11, 1998
                                                              Douglas E. Moisan, Vice President,
                                                              Controller and Chief Accounting Officer

Date: March 11, 1998
                                                              Robert S. Benard, Director

Date: March 11, 1998
                                                              David F. Choate, Jr., Director

Date: March 11, 1998
                                                              Arthur W. Cook, Director

Date: March 11, 1998
                                                              James F. Drew, Director

Date: March 11, 1998
                                                              Kevin F. Harrington, Director

Date: March 11, 1998
                                                              Donald M. Miller, Director





Date: March 11, 1998
                                                              Patrick B. Moscaritolo, Director

Date: March 11, 1998
                                                              William A. Pickett, Director

Date: March 11, 1998
                                                              Barbara G. Rubel, Director

Date: March 11, 1998
                                                              Nicholas P. Salerno, Director

Date: March 11, 1998
                                                              Frank Scimone, Director

Date: March 11, 1998
                                                              Carole J. Thornton, Director


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Independent Auditors' Report on Consolidated Financial Statements....................................         F-2
Consolidated Balance Sheets..........................................................................         F-3
Consolidated Statements of Income....................................................................         F-4
Consolidated Statements of Changes in Stockholders' Equity...........................................         F-5
Consolidated Statements of Cash Flows................................................................         F-6
Notes to Consolidated Financial Statements...........................................................         F-8


            ASSESSMENT OF INTERNAL CONTROLS OVER FINANCIAL REPORTING

                              Report of Management

       Management of Somerset Savings Bank (the "Bank") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements as of December 31, 1997, and for the year then ended. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and, as such, include certain amounts which are based on judgments and estimates of management.

       Management of the Bank is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Federal Financial Institutions Examination Council instructions for Consolidated Reports of Condition and Income ("Call Report instructions"). The Bank's internal control structure contains monitoring mechanisms, and actions are taken to correct deficiencies identified.

       There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

       Management assessed the Bank's internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1997, the Bank maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions.

Chairman, President and                        Sr. Vice President, Treasurer and
       Chief Executive Officer                      Chief Financial Officer

                         Independent Accountants' Report

To the Board of Directors and Stockholders of Somerset Savings Bank:

       We have examined management's assertion that Somerset Savings Bank maintained an effective internal control structure over financial reporting as of December 31, 1997, included in the accompanying report on Assessment of Internal Controls Over Financial Reporting, presented in conformity with both generally accepted accounting principles and Call Report instructions.

       Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control structure over financial reporting, testing, and evaluating the design and operating effectiveness of the internal control structure, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

       Because of inherent limitations in any internal control structure, errors or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over financial reporting to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

       In our opinion, management's assertion that Somerset Savings Bank maintained an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and Call Report instructions as of December 31, 1997 is fairly stated, in all material respects, based on "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

                                               /s/ Wolf & Company, P.C.

Boston, Massachusetts
January 23, 1998

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Somerset Savings Bank:

       We have audited the consolidated balance sheets of Somerset Savings Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somerset Savings Bank and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                               /s/ Wolf & Company, P.C.

Boston, Massachusetts
January 23, 1998

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

                           Consolidated Balance Sheets



                                                                                            December 31,
                                                                                  --------------------------------
                                                                                     1997                  1996
                                                                                  ----------           -----------
ASSETS                                                                                      (In Thousands)

Cash and due from banks (note 3).......................................           $    7,731           $     6,942
Federal Home Loan Bank overnight deposits..............................                2,805                 1,000
Interest-bearing deposits in other banks...............................                  177                   277
                                                                                 -----------          ------------

      Total cash and cash equivalents..................................               10,713                 8,219
                                                                                   ---------           -----------

Investment securities - fair value
  $89,410,000 and $87,633,000 (notes 4 and 9)..........................               89,143                88,065
Loans, net of unearned income..........................................              419,845               394,956
Allowance for loan losses..............................................               (7,668)               (6,236)
                                                                                  ----------            ----------
      Loans, net (notes 5, 9 and 15)...................................              412,177               388,720
                                                                                    --------              --------
Other real estate owned, net (note 6)..................................                5,711                 8,910
Land, buildings and equipment, net (note 7)............................               12,538                12,575
Accrued interest receivable............................................                2,994                 3,048
Federal Home Loan Bank of Boston stock, at cost........................                2,273                 4,422
Deferred income taxes (note 10)........................................                2,700                 1,450
Other assets...........................................................                1,423                 1,933
                                                                                  ----------            ----------

                                                                                    $539,672              $517,342
                                                                                    ========              ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits   (note 8)....................................................             $455,886              $442,535
Borrowed funds (note 9)................................................               43,376                40,447
Other liabilities (note 12)............................................                4,533                 4,512
                                                                                  ----------            ----------

      Total liabilities................................................              503,795               487,494
                                                                                    --------              --------

Commitments and contingencies (notes 2, 11 and 18)

Stockholders' equity (notes 2 and 13):
      Serial preferred stock, $1.00 par value;
          5,000,000 shares authorized, none issued
          and outstanding..............................................                    -                     -
      Common stock, $1.00 par value; 20,000,000 shares
          authorized, 16,659,356 and 16,651,602 shares
          issued and outstanding, respectively.........................               16,659                16,652
      Additional paid-in capital.......................................               18,652                18,597
      Retained earnings (deficit)......................................                  566                (5,401)
                                                                                 -----------            ----------

          Total stockholders' equity...................................               35,877                29,848
                                                                                   ---------             ---------

                                                                                    $539,672              $517,342
                                                                                    ========              ========



See accompanying notes to consolidated financial statements.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

                        Consolidated Statements of Income



                                                                                      Years Ended December 31,
                                                                              --------------------------------------------
                                                                                 1997             1996              1995
                                                                              ---------        ---------         ---------
                                                                                            (In Thousands,
                                                                                        Except Per Share Data)

Interest and dividend income:
   Loans...............................................................       $ 35,857          $ 35,521         $ 36,350
   Mortgage-backed securities..........................................          5,501             4,617            3,498
   Other debt securities...............................................            252                91                -
   Equity securities...................................................            223               326              346
   Short-term investments..............................................            178               303              242
                                                                            ----------        ----------       ----------

       Total interest and dividend income..............................         42,011            40,858           40,436
                                                                              --------          --------         --------

Interest expense:
   Deposits............................................................         20,588            20,202           18,932
   Borrowed funds......................................................          1,597             2,126            3,841
                                                                             ---------         ---------        ---------

       Total interest expense..........................................         22,185            22,328           22,773
                                                                              --------          --------         --------

Net interest income....................................................         19,826            18,530           17,663

Provision for loan losses (note 5).....................................          1,200             1,200            1,200
                                                                             ---------         ---------        ---------

       Net interest income
          after provision for loan losses..............................         18,626            17,330           16,463
                                                                              --------          --------         --------

Other income:

   Net gain on sales of loans..........................................             34                43               54
   Service charges on deposit accounts.................................            636               587              587
   Gain on sale of interest-rate exchange agreement (note 9)...........            172                 -                -
   Miscellaneous.......................................................            511               427              415
                                                                            ----------        ----------       ----------

       Total other income..............................................          1,353             1,057            1,056
                                                                             ---------         ---------        ---------

Operating expenses:
   Salaries and employee benefits (notes 12 and 14)....................          7,178             6,869            6,476
   Occupancy and equipment (notes 7 and 11)............................          1,586             1,536            1,535
   Data processing.....................................................            545               521              447
   Legal and professional fees.........................................            549               810              662
   FDIC insurance assessments..........................................            798             1,040            1,189
   Costs associated with problem assets................................          1,165             1,873            2,384
   Net loss on other real estate owned (note 6)........................            783               855            2,257
   Other general and administrative....................................          2,632             2,510            2,491
                                                                             ---------         ---------        ---------
       Total operating expenses........................................         15,236            16,014           17,441
                                                                              --------          --------         --------

Income before income taxes.............................................          4,743             2,373               78
Income tax benefit (note 10)...........................................         (1,224)             (440)          (1,000)
                                                                             ---------         ---------        ---------

       Net income......................................................       $  5,967          $  2,813         $  1,078
                                                                              ========          ========         ========

Weighted average shares outstanding....................................         16,652            16,652           16,652
                                                                              ========          ========         ========

Weighted average shares outstanding - assuming dilution................         16,927            16,713           16,669
                                                                              ========          ========         ========

Basic earnings per share...............................................       $   0.36         $   0.17          $   0.06
                                                                              ========         ========          ========

Diluted earnings per share.............................................       $   0.35         $   0.17          $   0.06
                                                                              ========         ========          ========


See accompanying notes to consolidated financial statements.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

           Consolidated Statements of Changes in Stockholders' Equity

                  Years Ended December 31, 1997, 1996 and 1995






                                                                 Additional      Retained      Unearned           Total
                                                      Common      Paid-in        Earnings    Compensation      Stockholders'
                                                       Stock      Capital        (Deficit)       -ESOP            Equity
                                                     ---------   ----------     -----------  -------------     -------------
                                                                           (In Thousands)

Balance at December 31, 1994................           $16,652      $20,842      $(9,292)     $(2,778)          $25,424
Net income..................................                 -            -        1,078            -             1,078
Amortization of ESOP obligation.............                 -            -            -          451               451
Termination of ESOP (note 14)...............                 -       (2,245)           -        2,327                82
                                                       -------      -------    ----------     --------          -------

Balance at December 31, 1995................            16,652       18,597       (8,214)           -            27,035
Net income..................................                 -            -        2,813            -             2,813
                                                       -------      -------    ----------     --------          -------

Balance at December 31, 1996................            16,652       18,597       (5,401)           -            29,848
Net income..................................                 -            -        5,967            -             5,967
Compensation recognized on
   stock option grants......................                 -           55            -            -                55
Exercise of stock options...................                 7            -            -            -                 7
                                                       -------      -------    ----------     --------          -------

Balance at December 31, 1997................           $16,659      $18,652    $     566      $     -           $35,877
                                                       =======      =======    =========      ========          =======


See accompanying notes to consolidated financial statements.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows




                                                                                           Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                     1997             1996           1995
                                                                                  ----------       ---------      ---------
                                                                                               (In Thousands)

Cash flows from operating activities:
   Net income..............................................................       $  5,967         $  2,813        $  1,078
   Adjustments to reconcile net income
      to net cash provided by operating activities:
       Provision for loan losses...........................................          1,200            1,200           1,200
       Net amortization (accretion) of premiums and
          discounts on investment securities...............................             66                8             (97)
       Amortization of net deferred loan fees
          and unearned income..............................................           (889)          (1,150)         (1,274)
       Amortization of ESOP obligation.....................................              -                -             451
       Compensation recognized on stock option grants......................             55                -               -
       Depreciation and amortization expense...............................            700              625             600
       Loans originated for sale...........................................         (7,459)          (8,626)         (7,059)
       Principal balance of loans sold.....................................          7,459            8,626           7,059
       Gain on sale of building............................................              -                -             (83)
       Gain on sale of interest-rate exchange agreement....................           (172)               -               -
       Net loss on other real estate owned.................................            783              855           2,257
       (Increase) decrease in accrued interest receivable..................             54              (34)           (245)
       Deferred income tax benefit.........................................         (1,250)            (450)         (1,000)
       (Increase) decrease in other assets.................................            510            1,095          (1,012)
       Increase (decrease) in other liabilities............................            193             (435)            616
                                                                                 ---------        ---------       ---------
           Net cash provided by operating activities.......................          7,217            4,527           2,491
                                                                                  --------         --------        --------

Cash flows from investing activities:
   Proceeds from maturities and calls of investment securities.............          5,000            1,469               -
   Purchase of investment securities.......................................        (16,824)         (34,650)         (5,797)
   Principal payments received on mortgage-backed securities...............         10,680            6,638           2,812
   Purchase of Federal Home Loan Bank of Boston stock......................              -                -            (572)
   Redemption of Federal Home Loan Bank of Boston stock....................          2,149                -               -
   Purchase of loans.......................................................        (21,536)               -               -
   Net (increase) decrease in loans........................................         (5,946)           4,896            (502)
   Proceeds from sales and principal reductions
      of other real estate owned...........................................          6,228            4,852          20,596
   Improvements to other real estate owned.................................            (98)             (43)         (5,995)
   Improvements to buildings and purchase of equipment.....................           (663)            (579)           (211)
   Proceeds from sale of building..........................................              -                -              96
                                                                              ------------     ------------      ----------
           Net cash provided by (used in) investing activities.............        (21,010)         (17,417)         10,427
                                                                                  --------         --------         -------


                                   (Continued)

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                   (Continued)




                                                                                           Years Ended December 31,
                                                                                  -----------------------------------------
                                                                                     1997             1996           1995
                                                                                  ----------       ---------      ---------
                                                                                               (In Thousands)

Cash flows from financing activities:
   Net increase in deposits................................................       $ 13,351          $ 8,528        $ 19,512
   Net increase in borrowings with maturities of less
      than three months....................................................         17,929                -               -
   Proceeds from issuance of borrowings
      with maturities in excess of three months............................         45,000           10,000          86,000
   Repayment of borrowings with maturities
      in excess of three months............................................        (60,000)         (10,000)       (116,000)
   Exercise of stock options...............................................              7                -               -
                                                                              ------------     ------------   -------------

       Net cash provided by (used in) financing activities.................         16,287            8,528         (10,488)
                                                                                  --------        ---------       ---------

Net increase (decrease) in cash and cash equivalents.......................          2,494           (4,362)          2,430
Cash and cash equivalents at beginning of year.............................          8,219           12,581          10,151
                                                                                 ---------         --------       ---------
Cash and cash equivalents at end of year...................................       $ 10,713         $  8,219        $ 12,581
                                                                                  ========         ========        ========



Supplementary Cash Flow Information:

Interest paid on deposits..................................................        $20,500          $20,276         $19,187
Interest paid on borrowed funds............................................          1,656            2,142           3,978
Property acquired in settlement of loans...................................          3,714            3,078           7,492



See accompanying notes to consolidated financial statements.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Summary of Significant Accounting Policies

     Basis of presentation and consolidation

       The consolidated financial statements include the accounts of Somerset Savings Bank (the "Bank") and its wholly-owned subsidiaries, Somco Investment, Inc., Somerset Securities Corp., SB Securities Corp., SSB Leeway Corp., Jerad Place II Development Corp. and Chestco Corp.

         On June 2, 1995, SSB Leeway Corp., Jerad Place II Development Corp. and Chestco Corp. were dissolved. The dissolutions had no significant effect on the consolidated financial statements of the Bank. All intercompany accounts and transactions have been eliminated in consolidation.

     Use of estimates

       In preparing consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated balance sheet date and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate owned ("OREO") and the valuation of deferred tax assets.

     Business

       The Bank provides a broad range of banking and related services to individuals and small businesses through its five offices in eastern Massachusetts. Its principal business consists of attracting deposits from the general public and using such deposits to originate real estate, construction, commercial and consumer loans.

     Cash equivalents

       Cash equivalents include amounts due from banks and interest-bearing deposits in banks.

     Investment securities

       Debt securities are classified as held to maturity, as there is a positive intent and ability to hold them to maturity, and are recorded at amortized cost.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

       Discounts and premiums relating to mortgage-backed securities are amortized to income by the interest or straight-line method over the estimated terms of the investments. Income using the straight-line method would not differ materially if accounted for on the interest method. Discounts and premiums relating to other investment securities are amortized to income by the interest method over the terms of the investments. The investment in the Savings Bank Life Insurance Company of Massachusetts stock is carried at cost, as there is no readily determinable fair value. The Federal Home Loan Bank of Boston stock is carried at cost. Gains and losses on the disposition of investment securities are recorded on the trade date and computed by the specific identification method.

     Loans

       The Bank grants mortgage, construction, commercial and consumer loans to customers located primarily in eastern Massachusetts. The ability of the Bank's debtors to honor their contracts is dependent upon the real estate and construction economic sectors, as well as the economy in general.

       Interest on loans is recognized on a simple interest basis. Unearned income on loans consists primarily of net deferred loan fees and discounts resulting from preferential financing terms on sales of OREO. Net deferred loan fees and discounts on loans relating to sales of OREO are accreted on the interest method over the contractual life of the loan. Interest on loans, including impaired loans, is not accrued and accretion of net deferred fees is not recognized for loans which are ninety days or more past due, or earlier when in the judgment of management collectibility of either principal or interest becomes doubtful. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.

       Mortgage servicing

       The Bank periodically originates and sells loans to third-party investors and retains the servicing of such loans. Originated mortgage servicing rights are recognized as service fee revenues on a prospective basis as received. The impact of not capitalizing these rights at the time of sale is not material.

     Allowance for loan losses

       The adequacy of the allowance for loan losses is evaluated on a regular basis by management. Factors considered in evaluating the adequacy of the allowance include previous loss experience, current economic conditions and their effect on borrowers, the performance of individual loans in relation to contract terms, the risk characteristics of the loan portfolio and the estimated fair value of collateral. Provisions for loan losses charged to earnings are based upon management's judgment, reflective of information available at the time, of the amount necessary to maintain the allowance at a level adequate to absorb reasonably foreseeable losses. Losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Recoveries on loans previously charged-off are credited to the allowance. While management believes the allowance to be adequate, it should be noted that it is based on estimates and ultimate losses may vary from the estimates if future conditions differ substantially from the assumptions used in making the evaluation. It is possible that future events may result in additional charge-offs or recoveries and changes in the level of the allowance for loan losses. Further, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additional provisions to the allowance based on judgments different from those of management.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

       A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan by loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Substantially all of the Bank's loans which have been identified as impaired have been measured by the fair value of existing collateral.

       Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

     Other real estate owned

       OREO is comprised of properties acquired through foreclosure proceedings or acceptance of a deed in lieu of foreclosure and, properties whereby the Bank has taken physical possession of the property without formal foreclosure proceedings. OREO is recorded at the lower of the carrying value of the loan or the net fair value of the property received. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. Costs relating to the development and improvement of property are capitalized, while operating expenses are charged to earnings.

       Valuations are periodically performed by management, and an allowance for losses is established through a charge to current earnings if the carrying value of a property exceeds its fair value less estimated costs to sell. Gains upon disposition are reflected in earnings as realized. Losses upon disposition and losses resulting from preferential financing terms offered to facilitate sales of OREO are charged to the allowance for losses.

     Land, buildings and equipment

       Land is carried at cost. Buildings, leasehold improvements and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter. It is the Bank's practice to charge the cost of maintenance and repairs to operations when incurred; major expenditures for improvements are capitalized and depreciated.

     Income taxes

       The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. A valuation allowance is established if, based upon available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

     Pension

       The Bank accounts for pension plan benefits on the net periodic pension cost method. This method recognizes the compensation cost of an employee's pension benefit over the employee's approximate service period. Pension costs are funded in the year of accrual using the aggregate cost method.

     Employee stock ownership plan ("ESOP")

       Compensation expense is recognized based on cash contributions paid or committed to be paid to the ESOP. All shares held by the ESOP have been deemed outstanding for purposes of earnings per share calculations. The value of unearned compensation to be contributed to the ESOP for future services not yet performed was reflected in stockholders' equity on the consolidated balance sheet. Effective December 31, 1995, the Bank terminated the Employee Stock Ownership Plan. Accordingly, the excess of the amount of ESOP debt payable to the Bank, at that date, over the fair value of the unallocated shares held by the ESOP was charged to additional paid-in capital.

     Stock compensation plans

       In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." This Statement encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Although stock options issued under the Bank's stock option plan generally have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them, compensation cost was required to be recognized for certain grants in 1997. The Bank has elected to remain with the accounting in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See note 13.)

     Interest-rate exchange agreements

       Interest-rate exchange agreements (swaps) are designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities and are accounted for on the same basis as the underlying asset or liability, which is amortized cost. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on a current basis in the interest income or expense account related to the asset or liability being hedged. Realized gains or losses on termination of the agreements are deferred and recognized upon disposition of the related asset or liability.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

     Earnings per share

       In February 1997, FASB issued SFAS No. 128, "Earnings per Share" which requires that earnings per share be calculated on a basic and dilutive basis. Basic earnings per share represents income available to common stock divided by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method. The assumed conversion of outstanding dilutive stock options would increase the shares outstanding but would not require an adjustment to income as a result of the conversion. The Statement is effective for interim and annual periods ending after December 15, 1997, and requires the restatement of all prior-period earnings per share data presented. Accordingly, the Bank has restated all earnings per share data presented herein.

     For the years ended December 31, 1997, 1996 and 1995, there were no stock options outstanding that were anti-dilutive and excluded from the diluted earnings per share computations.

     Recent Accounting Pronouncements

       In June 1997, FASB issued SFAS No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain FASB statements, however, require entities to report specific changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, as a separate component of the equity section of the balance sheet. Such items, along with net income, are components of comprehensive income. SFAS No. 130 requires that all items of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Additionally, SFAS No. 130 requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The Bank will adopt these disclosure requirements beginning in the first quarter of 1998.

         In June 1997, FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Statement also requires descriptive information about the way that the operating segments were determined, the products and services provided by the operating segments, differences between the measurements used in reporting segment information and those used by the enterprise in its general-purpose financial statements, and changes in the measurement of segment amounts from period to period. Management has not yet determined how the adoption of SFAS No. 131 will impact the Bank's financial reporting.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

2.     Capital and Related Matters

       The Bank is subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation ("FDIC"). Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

       In March 1991, the Bank consented to the issuance of a regulatory order (the "Order") by the FDIC. On November 15, 1993, the FDIC issued, with the Bank's consent, a Modification of the Order. Effective July 25, 1997 the FDIC terminated the Order, and at the FDIC's request, the Bank adopted by resolution of its Board of Directors certain commitments (the "Commitments") that are substantially similar to certain provisions of the Order. Among other things, the Commitments obligate the Bank to maintain a ratio of Tier 1 capital to total assets (a "Tier 1 leverage capital ratio") of at least 6.0%. The Bank's Tier 1 leverage capital ratio was 6.76% at December 31, 1997. As long as the Commitments remain in effect, if the Bank's Tier 1 leverage capital ratio at the end of a month is less than 6.0%, the Bank is required to submit to its regulators a written plan for increasing its Tier 1 leverage capital ratio to at least 6.0%

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following tables) of total and Tier 1 capital (as defined) to average and risk-weighted assets (as defined).

       As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios as of December 31, 1997 and 1996 are also presented in the following tables.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



                                                                              As of December 31, 1997
                                                    ------------------------------------------------------------------------
                                                                                                         Minimum To Be
                                                                                                              Well
                                                                                  Minimum               Capitalized Under
                                                                                   Capital              Prompt Corrective
                                                          Actual                 Requirement            Action Provisions
                                                     ---------------          -----------------         -----------------
                                                     Amount    Ratio          Amount      Ratio         Amount     Ratio
                                                     ------    -----          ------      -----         ------     -----
                                                                              (Dollars in Thousands)

Total Capital to Risk Weighted Assets.......         $40,276   10.80%         $29,839      8.0%         $37,299     10.0%

Tier 1 Capital to Risk Weighted Assets......          35,577     9.54          14,919       4.0          22,379       6.0

Tier 1 Capital to Average Assets:

       Generally............................          35,577     6.76         21,054  to   4.0  to       26,317       5.0
                                                                               26,317       5.0
       Per Commitment.......................          35,577     6.76                       6.0             N/A       N/A






                                                                             As of December 31, 1996
                                                     ---------------------------------------------------------------------
                                                                                                         Minimum To Be
                                                                                                           Adequately
                                                                                  Minimum               Capitalized Under
                                                                                   Capital              Prompt Corrective
                                                          Actual                 Requirement            Action Provisions
                                                     ---------------          -----------------         ------------------
                                                     Amount    Ratio          Amount      Ratio         Amount      Ratio
                                                     ------    -----          ------      -----         ------      -----
                                                                              (Dollars in Thousands)

Total Capital to Risk Weighted Assets.......         $34,456    9.39%         $29,359      8.0%         $29,359      8.0%

Tier 1 Capital to Risk Weighted Assets......          29,848     8.13          14,680       4.0          14,680       4.0

Tier 1 Capital to Average Assets:

     Generally..............................          29,848     5.79         20,616  to   4.0  to       20,616       4.0
                                                                               25,770       5.0
     Per Order..............................          29,848     5.79          30,924       6.0             N/A       N/A


       In connection with the Bank's 1993 Common Stock Offering, the Bank transferred $33,897,000 from additional paid-in capital to retained deficit so as to eliminate the accumulated deficit from the Bank's books, as of September 30, 1993. The transfer was approved by the Commissioner of Banks as required under Massachusetts law.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

3.     Cash and Due From Banks

       At December 31, 1997, cash and due from banks of $1,810,000 was utilized to satisfy the reserve and compensating balance requirements of the Federal Reserve Bank.

4.     Investment Securities

       The amortized cost and estimated fair value of investment securities with gross unrealized gains and losses are as follows:



                                                                                                December 31, 1997
                                                                                      --------------------------------------
                                                                     Amortized        Unrealized      Unrealized      Fair
                                                                        Cost             Gains          Losses        Value
                                                                     ---------        ----------      ----------      ------
                                                                                           (In Thousands)

Debt securities:
     Federal agency obligations...............................          $  2,000     $        7    $         -        $  2,007
                                                                        --------     ----------    -----------        --------

     Fixed rate mortgage-backed securities
       Federal agency REMICS..................................            27,176             95            245          27,026
       Private issue REMICS...................................                55              -              2              53
                                                                     -----------    -----------    -----------     -----------
                                                                          27,231             95            247          27,079
                                                                        --------     ----------      ---------        --------
     Adjustable rate mortgage-backed securities
       Federal agency REMICS..................................            35,836            579            395          36,020
       Federal agency pass-throughs...........................            22,674            345            117          22,902
                                                                        --------      ---------      ---------        --------
                                                                          58,510            924            512          58,922
                                                                        --------      ---------      ---------        --------
Savings Bank Life Insurance stock.............................             1,402              -              -           1,402
                                                                       ---------    -----------    -----------       ---------
                                                                         $89,143       $  1,026      $     759         $89,410
                                                                         =======       ========      =========         =======




                                                                                               December 31, 1996
                                                                                      --------------------------------------
                                                                       Amortized      Unrealized     Unrealized        Fair
                                                                          Cost           Gains         Losses          Value
                                                                       ---------      ----------     ----------        -----
                                                                                           (In Thousands)

Debt securities:
     Federal agency obligations...............................          $  4,996    $         5     $       22        $  4,979
                                                                        --------    -----------     ----------        --------

     Fixed rate mortgage-backed securities
       Federal agency REMICS..................................            27,100             40            744          26,396
       Private issue REMICS...................................                69              -              3              66
                                                                     -----------   ------------   ------------     -----------
                                                                          27,169             40            747          26,462
                                                                        --------    -----------     ----------        --------
     Adjustable rate mortgage-backed securities
       Federal agency REMICS..................................            32,255            416            317          32,354
       Federal agency pass-throughs...........................            22,243            272             79          22,436
                                                                        --------     ----------    -----------        --------
                                                                          54,498            688            396          54,790
                                                                        --------     ----------     ----------        --------
Savings Bank Life Insurance stock.............................             1,402              -              -           1,402
                                                                       ---------   ------------   ------------       ---------
                                                                         $88,065      $     733       $  1,165         $87,633
                                                                         =======      =========       ========         =======



                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

       The amortized cost and estimated fair value of federal agency obligations by contractual maturity follows. Actual maturities may differ from contractual maturities because the issuers may have the right to call or repay obligations with or without call or prepayment penalties.



                                                           December 31, 1997                        December 31, 1996
                                                     -------------------------------          ------------------------------
                                                      Amortized              Fair              Amortized               Fair
                                                        Cost                 Value               Cost                  Value
                                                     -----------            -------           -----------              -----
                                                                                (In Thousands)

Over 1 to 5 years...........................         $       -             $       -             $   996               $1,000
Over 5 to 10 years..........................             2,000                 2,007               4,000                3,979
                                                        ------                ------              ------               ------
                                                        $2,000                $2,007              $4,996               $4,979
                                                        ======                ======              ======               ======


       Substantially all of the Bank's mortgage-backed securities have contractual maturities in excess of 10 years based upon the maturity of the final scheduled payment. Such securities generally amortize on a regular basis, predominantly monthly, and are subject to prepayment. Taking into account such contractual amortization and expected prepayments, a significant amount of principal reduction will occur within five years.

       There is no readily determinable fair value for Savings Bank Life Insurance stock because of ownership restrictions relating to the stock. Management believes that the carrying value is equivalent to the fair value.

       Mortgage-backed securities with carrying values of $1,000,000 and $2,697,000 at December 31, 1997 and 1996, respectively, were pledged as collateral against treasury tax and loan deposits and interest-rate exchange agreements.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

5.     Loans

       The composition of the loan portfolio at the dates indicated is as follows:



                                                                                       December  31,
                                                                                ------------------------
                                                                                 1997              1996
                                                                                ------            ------
                                                                                      (In Thousands)

Real estate loans:
     Residential..............................................                  $172,092          $150,353
     Construction.............................................                    34,266            35,267
     Commercial ..............................................                   192,888           192,569
     Second mortgages and equity lines........................                     7,048             6,250
                                                                             -----------       -----------
           Total principal balances...........................                   406,294           384,439
     Less: Due to borrowers on incomplete loans...............                   (11,745)          (12,045)
           Unearned income....................................                    (1,295)           (2,277)
                                                                             -----------       -----------
                Total real estate loans.......................                   393,254           370,117
                                                                               ---------         ---------

Commercial loans:
     Secured..................................................                    20,859            19,414
     Unsecured  ..............................................                     1,362             1,286
                                                                             -----------       -----------
           Total principal balances...........................                    22,221            20,700
     Less: Unearned income....................................                       (41)             (241)
                                                                            ------------       -----------
                Total commercial loans........................                    22,180            20,459
                                                                              ----------        ----------

Other loans:
     Consumer.................................................                     2,588             2,668
     Passbook.................................................                     1,823             1,712
                                                                             -----------       -----------
           Total other loans..................................                     4,411             4,380
                                                                             -----------       -----------
                Total loans...................................                   419,845           394,956
     Less: Allowance for loan losses..........................                    (7,668)           (6,236)
                                                                              ----------        ----------
                                                                                $412,177          $388,720
                                                                                ========          ========



       At December 31, 1997 and 1996, loans owned by others and serviced by the Bank amounted to approximately $20,183,000 and $16,752,000, respectively, and are not included in the accompanying consolidated financial statements.

       The following is a summary of the recorded investment in impaired loans:



                                                                                         December 31,
                                                                                   -------------------------
                                                                                    1997               1996
                                                                                   ------             ------
                                                                                        (In Thousands)

Impaired loans with no valuation allowance....................                     $ 6,475             $ 9,702
Impaired loans with a corresponding
     valuation allowance......................................                       2,149               1,796
                                                                                  --------            --------
Total impaired loans..........................................                     $ 8,624             $11,498
                                                                                   =======             =======
Corresponding valuation allowance.............................                    $    501           $     384
                                                                                  ========           =========


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       At December 31, 1997 and 1996, no additional funds were committed to be advanced in connection with impaired loans.

       For the years ended December 31, 1997, 1996 and 1995, the average recorded investment in impaired loans amounted to $9,550,000, $12,904,000 and $10,910,000, respectively. The Bank recognized $507,000, $646,000 and $349,000, respectively, of interest income on impaired loans during the period that they were impaired.

       At December 31, 1997 and 1996, nonaccrual loans amounted to $3,238,000 and $6,203,000, respectively.

       An analysis of the allowance for loan losses is as follows:



                                                                                 Years Ended December 31,
                                                                         -----------------------------------------
                                                                          1997              1996             1995
                                                                         ------            ------           ------
                                                                                       (In Thousands)

Balance at beginning of year..................................           $ 6,236           $ 7,136          $ 8,121
Provision for loan losses.....................................             1,200             1,200            1,200
Recoveries....................................................             1,033               949              720
                                                                        --------         ---------        ---------
                                                                           8,469             9,285           10,041
Loans charged-off.............................................              (801)           (3,049)          (3,451)
Transfer from allowance for OREO losses
     upon adoption of SFAS No. 114............................                 -                 -              546
                                                                     -----------       -----------        ---------
Balance at end of year........................................           $ 7,668           $ 6,236          $ 7,136
                                                                         =======           =======          =======



6.     Other Real Estate Owned

       A summary of OREO is as follows:



                                                                                                December 31,
                                                                                        ----------------------------
                                                                                         1997                  1996
                                                                                        ------                ------
                                                                                             (In Thousands)

Raw land and construction projects............................                          $ 4,523               $ 5,719
One to four family residential property.......................                              493                   150
Residential condominiums......................................                              141                   543
Other commercial property.....................................                            3,756                 5,343
                                                                                       --------              --------
                                                                                          8,913                11,755
Deposits received.............................................                             (197)                  (18)



Allowance for losses..........................................                           (3,005)               (2,827)
                                                                                       --------              --------
                                                                                        $ 5,711               $ 8,910
                                                                                        =======               =======


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       An analysis of the allowance for losses on OREO is as follows:



                                                                                 Years Ended December 31,
                                                                          ------------------------------------
                                                                           1997           1996           1995
                                                                          ------         ------         ------
                                                                                    (In Thousands)

Balance at beginning of year..................................           $ 2,827        $ 4,192        $ 7,823
Provision for losses..........................................             1,050            900          2,775
Losses charged to the allowance...............................              (872)        (2,265)        (5,860)
Transfer to allowance for loan losses
   upon adoption of SFAS No. 114..............................                 -              -           (546)
                                                                     -----------     ----------       --------
Balance at end of year........................................           $ 3,005        $ 2,827        $ 4,192
                                                                         =======        =======        =======



       An analysis of the net loss on OREO is as follows:



                                                                                 Years Ended December 31,
                                                                          -----------------------------------
                                                                           1997          1996           1995
                                                                          ------        ------         ------
                                                                                   (In Thousands)

Provision for losses..........................................           $ 1,050       $    900        $ 2,775
Net gain on sales.............................................              (267)           (45)          (518)
                                                                        --------      ---------       --------
                                                                        $    783       $    855        $ 2,257
                                                                        ========       ========        =======


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       Included in the net loss are interest rate losses resulting from preferential financing terms offered to facilitate sales of OREO. For the years ended December 31, 1997, 1996 and 1995, interest rate losses totaled $0, $56,000 and $1,665,000, respectively. Accretion of these amounts included in interest income amounted to $521,000, $828,000 and $927,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

7.     Land, Buildings and Equipment

       A summary of the cost and accumulated depreciation and amortization of land, buildings and equipment and their estimated useful lives is as follows:



                                                                                       December 31,          Estimated
                                                                                ------------------------       Useful
                                                                                  1997           1996           Lives
                                                                                ---------      ---------     ---------
                                                                                    (In Thousands)

Land .........................................................                   $  2,430       $  2,430
Buildings  ...................................................                     12,138         11,989        5-50 years
Leasehold improvements........................................                        544            544        3-10 years
Equipment.....................................................                      3,110          2,596        3-10 years
                                                                                 --------       --------
                                                                                   18,222         17,559

Less:  Accumulated depreciation and amortization..............                     (5,684)        (4,984)
                                                                                 --------       --------
                                                                                  $12,538        $12,575



         Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 amounted to $700,000,
$625,000 and $600,000, respectively.

8.     Deposits

       A summary of deposit balances, by type, is as follows:



                                                                                             December 31,
                                                                                  ---------------------------------
                                                                                   1997                       1996
                                                                                  ------                     ------
                                                                                          (In Thousands)

Demand deposits ..............................................                  $   25,407                  $  18,967
                                                                                ----------                  ---------

NOW accounts    ..............................................                      24,396                     25,142
Money market deposits.........................................                      50,803                     44,463
Regular and other.............................................                      70,156                     69,719
                                                                                ----------                 ----------
     Total savings deposits...................................                     145,355                    139,324
                                                                                ----------                   --------
Term certificates.............................................                     285,124                    284,244
                                                                                ----------                  ---------
                                                                                  $455,886                   $442,535
                                                                                  ========                   ========


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       A summary of certificate accounts by maturity, is as follows:



                                                                          December 31, 1997
                                                Under $100,000             Over $100,000                Total
                                          -------------------------   ------------------------  ----------------------
                                                          Weighted                  Weighted                  Weighted
                                                           Average                   Average                   Average
                                            Amount            Rate      Amount          Rate       Amount         Rate
                                          ----------     ----------   ----------    ---------   ------------  --------
                                                                       (Dollars in Thousands)

Within one year.....................         $138,741     5.7%          $ 29,677    5.7%            $168,418   5.7%
One to two years....................           48,349      5.9            11,056     6.0              59,405    5.9
Two to three years..................           34,092      6.5             9,782     6.7              43,874    6.5
Over three years....................            9,112      5.8             4,315     6.0              13,427    5.9
                                           ----------                  ---------                   ---------
                                             $230,294      5.9          $ 54,830     6.0            $285,124    5.9
                                             ========                   ========                    ========





                                                                   December 31, 1996
                                          ----------------------------------------------------------------------------
                                                Under $100,000            Over $100,000                  Total
                                          -------------------------   ------------------------  ----------------------
                                                          Weighted                  Weighted                  Weighted
                                                           Average                   Average                   Average
                                            Amount            Rate      Amount          Rate      Amount          Rate
                                          ----------     ----------   ----------   -----------  ----------   ---------
                                                                       (Dollars in Thousands)

Within one year.....................         $130,672     5.6%          $ 27,520    5.5%            $158,192   5.6%
One to two years....................           49,083      6.0             6,047     6.1              55,130    6.0
Two to three years..................           31,448      5.9             7,559     6.0              39,007    5.9
Over three years....................           24,389      6.7             7,526     6.7              31,915    6.7
                                            ---------                  ---------                   ---------
                                             $235,592      5.8          $ 48,652     5.8            $284,244    5.8
                                             ========                   ========                    ========



9.     Borrowed Funds and Interest-Rate Exchange Agreement

       Borrowings consist of the following advances from the Federal Home Loan Bank of Boston ("FHLBB"):



                                                                            Interest              December 31,
                                               Maturity Date                   Rate             1997           1996
                                    -----------------------------------      --------        --------       -------
                                                                                                 (In Thousands)

Short-term borrowings:
                                    Demand.............................    7.05%              $ 7,929    $          -
                                    January 7, 1998....................     5.79               10,000               -
                                    March 30, 1998.....................     5.75               15,000               -
                                                                                              -------    ------------
                                                                                               32,929               -
                                                                                              -------    ------------
Long-term borrowings:

                                    October 17, 2000 (1)(2)............     5.67               10,000          20,000
                                    October 24, 2000 (1)...............        -                    -          10,000
                                    October 2, 2001 (1)................        -                    -          10,000
                                    December 1, 2014...................     5.42                  447             447
                                                                                           ----------      ----------




                                                                                               10,447          40,447
                                                                                              -------         -------
                                                                                              $43,376         $40,447
                                                                                              =======         =======



(1)      Interest rate adjusts quarterly.

(2) At December 31, 1996, the Bank had entered into an interest-rate exchange agreement with a notional amount of $20,000,000 that matures on October 17, 2000. This agreement effectively converted this advance to a fixed-rated instrument with an interest rate of 6.035%. During 1997, the Bank terminated this agreement, and deferred the resulting gain of $400,000 which will be amortized into interest expense over the remaining life of the related borrowing. Upon subsequent paydown of 50% of the related borrowing, the Bank recognized approximately $172,000 of the deferred gain in earnings.



                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       The Bank has an available line of credit of $10,295,000 with the FHLBB at an interest rate that adjusts daily. At December 31, 1997 and 1996, the Bank had $7,929,000 and $0 outstanding under this line of credit, respectively.

       All borrowings from the FHLBB are secured by qualified collateral consisting of residential mortgage loans and mortgage-backed securities.

10.    Income Taxes

       The allocation of federal and state income taxes is as follows:


                                                                          Years Ended December 31,
                                                                 ----------------------------------------
                                                                  1997             1996             1995
                                                                 ------           ------           ------
                                                                            (In Thousands)

Current tax provision:
     Federal..................................................  $     471      $         -       $         -
     State....................................................          6               10                 -
     Utilization of loss carryovers...........................       (451)                -                -
                                                                ---------       -----------      -----------
                                                                       26               10                 -
                                                               ----------       ----------       -----------
Deferred:
     Federal..................................................      1,438              838                 -
     State....................................................        383              110                 -
                                                                ---------        ---------       -----------
                                                                    1,821              948                 -
                                                                 --------        ---------       -----------
     Reversal of valuation reserve
       due to anticipation of future income...................     (3,071)          (1,398)           (1,000)
                                                                 --------         --------           -------
                                                                  $(1,224)        $   (440)          $(1,000)
                                                                  =======         ========           =======



         The reasons for the differences between the statutory federal income tax rate of 34% and the effective tax rates are summarized as follows:



                                                                                         Years Ended December 31,
                                                                                    ------------------------------------
                                                                                     1997           1996           1995
                                                                                    ------         ------         ------
                                                                                              (In Thousands)

Tax at statutory rate of 34%......................................                 $ 1,613        $    807       $       27
Increase (decrease) resulting from:




       State income tax, net of federal benefit...................                    (184)           (158)            (127)
       Change in valuation allowance - net of reduction
           of carryforwards due to change in control..............                  (2,656)         (1,077)            (904)
       Other, net.................................................                       3             (12)               4
                                                                                ----------       ---------       ----------
Income tax benefit................................................                 $(1,224)       $   (440)         $(1,000)
                                                                                   =======        ========          =======


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       Deferred income taxes relating to temporary differences between the financial reporting basis and the tax basis of the Bank's assets and liabilities are as follows:



                                                                                           December 31,
                                                                                 ---------------------------------
                                                                                  1997                       1996
                                                                                 ------                     ------
                                                                                        (In Thousands)

     Allowance for loan losses.........................................         $  3,601                   $  3,593
     Writedowns and capitalized expenses on OREO.......................            2,463                      3,763
     Net operating loss carryforward...................................            2,533                      2,988
     Employee benefits.................................................              572                        558
     Deferred loss on below market rate loans..........................              345                        501
     Alternative minimum tax credit carryforward.......................              313                        294
     Investment securities.............................................             (522)                      (522)
     Other.............................................................             (451)                      (321)
                                                                               ---------                  ---------
                                                                                   9,756                     11,496
     Valuation allowance...............................................           (7,056)                   (10,046)
                                                                                --------                    -------

     Net deferred tax asset............................................          $ 2,700                    $ 1,450
                                                                                 =======                    =======



       A valuation allowance is established when it is more likely than not that some portion of the deferred income tax asset will not be realized. As of December 31, 1994, management established a valuation allowance for almost all of the net operating loss and tax credit carryforwards. At December 31, 1997, the Bank anticipates that future taxable income will be realized to allow the recognition of $2,700,000 of such benefits.

       A summary of the activity in the valuation allowance applicable to the net deferred tax asset is as follows:



                                                                                         Years Ended December 31,
                                                                                 -----------------------------------------
                                                                                  1997             1996              1995
                                                                                 ------           ------            ------
                                                                                             (In Thousands)

Balance at beginning of year...............................................      $10,046           $10,975          $12,653
Change in assumptions due to anticipation of future income.................       (3,071)           (1,398)          (1,031)
Benefits created from current year's operations............................          159               554                -
Benefits forfeited during the year.........................................          (78)              (85)            (647)
                                                                              -----------       ----------        ---------

Balance at end of year.....................................................     $  7,056           $10,046          $10,975
                                                                                ========           =======          =======



       The Bank has included, as a potential asset, a benefit of $513,000 for the forgiveness from taxation of its "thrift status tax bad debt reserve" as of its 1987 base year as a result of its interpretation of tax legislation signed into federal law in August 1996. All of this potential benefit has been fully reserved against and is reflected in the analysis of the valuation reserve as benefits created from the current year's operations.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       As of December 31, 1997, the Bank had a net operating loss carryforward for Federal tax purposes of $13,500,000 expiring as follows: $5,000,000, 2007; $3,300,000, 2008; $200,000, 2009 and $5,000,000 in 2010. Tax credit carryforwards of approximately $1,100,000 expire in years 2004 through 2011. Alternative minimum tax credit carryforwards of $313,000 have no expiration date and are available to offset regular tax.

       The Bank's 1993 Common Stock Offering resulted in a "change in control" for income tax purposes. As a result, the net operating loss and tax credit carryforwards are limited so that only $177,000 per year can be utilized to offset taxable income generated during the years in the carryforward period which expires in 2008. Accordingly, approximately $6,000,000 of such loss carryforwards and nearly all of the tax credit carryforwards are expected to be lost as a result of the 1993 Offering. The preceding table of gross deferred tax asset items at December 31, 1997 and 1996 reflects the reduction in the available carryforwards due to the change in control.

11.    Commitments and Contingencies

     Employment and special termination agreement

       The Bank has entered into a five-year employment agreement with the President providing for specified minimum annual compensation and the continuation of benefits currently received. The agreement is automatically extended on each anniversary date for successive five-year periods unless notice is given prior to the anniversary date. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations. The agreement provides for certain lump-sum severance payments within a three-year period following a "change in control" of the Bank, as defined in the agreement. The pending acquisition of the Bank by UST Corp. (See note 18 - "Pending Acquisition of the Bank") will constitute a "change of control" per the agreement. The amount of the lump sum payment expected to be paid under the agreement as a result of the pending acquisition approximates $2,300,000.

     Financial instruments with off-balance sheet risk

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and interest-rate exchange agreements. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated balance sheets. The contract and notional amounts of these instruments reflect the extent of involvement the Bank has in these particular classes of financial instruments.

       For commitments to extend credit and standby letters of credit, the Bank's exposure to credit loss is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest-rate exchange agreements, the notional amounts do not represent exposure to credit loss. The Bank's credit exposure on these agreements is limited to the value of interest-rate exchange agreements that have become favorable to the Bank.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       The following financial instruments were outstanding at the dates indicated:



                                                                                                Contract or Notional Amount
                                                                                               -----------------------------
                                                                                                         December 31,
                                                                                               -----------------------------
                                                                                                     1997               1996
                                                                                               ------------        ---------
                                                                                                       (In Thousands)

Financial instruments whose contract amounts represent credit risk:
     Unadvanced funds on construction loans.....................................                   $11,745          $12,045
     Commitments to grant loans.................................................                     5,556           15,863
     Unadvanced funds on lines of credit........................................                    14,698           10,385
     Standby letters of credit and other guarantees.............................                     1,140            1,211

Financial instruments whose notional amount exceeds the amount of credit risk:
     Interest-rate exchange agreement...........................................                         -           20,000



       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and typically require payment of a fee. The commitments for lines of credit may expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case by case basis. Funds disbursed under these financial instruments, except for certain commercial loans and commercial lines of credit, are collateralized by real estate and other business assets.

       Standby letters of credit and other guarantees are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These agreements are primarily issued to support borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Other guarantees are generally collateralized by deposits held by the Bank. Unsecured letters of credit amounted to $211,000 at December 31, 1997 and 1996.

       An interest-rate exchange agreement was used by the Bank in the management of interest-rate risk. This instrument was used to manage interest rate exposure on borrowed funds, and was not used for speculative purposes. The Bank controls the credit risk of such agreements through credit approval and monitoring procedures.

     Lease commitments

       Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 1997, future minimum rent commitments aggregate $164,000 through 2001. Certain leases contain options to extend for periods of five years as well as real estate tax escalation clauses. These costs are not included above. Rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to $139,000 , $131,000 and $127,000, respectively.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     Minimum future rental income

       Pursuant to the terms of a non-cancelable lease agreement, the Bank is committed to lease a portion of its office space to an unrelated third party for a term which expires July 31, 1999. Minimum rental income, arising from this agreement for the years ended December 31, 1998 and 1999 amounts to $247,000 and $144,000, respectively.

       The lease contains an option to extend for a period of ten years and requires reimbursement for real estate tax increases. The income from this option and reimbursement is not included above. Rental income for the years ended December 31, 1997, 1996 and 1995, amounted to $360,000, $294,000 and
$269,000, respectively.

     Contingencies

       In the ordinary course of business, various legal claims are made against the Bank from time to time, and, in the opinion of management, none of these claims pending or threatened as of December 31, 1997 will have a material effect on the Bank's consolidated financial position.

12.    Employee Benefit Plans

     Pension plan

       The Bank provides basic and supplemental pension benefits for eligible employees through the Savings Banks Employees Retirement Association's ("SBERA") Pension Plan. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in the previous twelve-month period beginning with such employee's date of employment automatically becomes a participant in the retirement plan. All participants are fully vested upon the completion of three years of service or at age 62, if earlier.

       Net pension expense for the plan years ended October 31, 1997, 1996 and 1995 consisted of the following:



                                                                                    1997            1996              1995
                                                                                   -------         --------          -----
                                                                                              (In Thousands)

Service cost - benefits earned during year.............................            $ 449             $ 431            $ 327
Interest cost on projected benefits....................................              367               336              341
Actual return on plan assets...........................................             (691)             (598)            (704)
Net amortization and deferral..........................................              (13)              (13)             (13)
Amortization of net loss...............................................              296               288              407
                                                                                   -----             -----           ------





                                                                                   $ 408             $ 444            $ 358
                                                                                   =====             =====            =====



         Total pension expense for the years ended December 31, 1997, 1996 and 1995 amounted to $405,000, $447,000 and $475,000, respectively.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

         According to SBERA's actuary, the funded status of the plan at October 31, 1997 and 1996 (the dates as of which information is available) is as follows:



                                                                                          1997              1996
                                                                                        ---------         ------
                                                                                             (In Thousands)

Plan assets at fair value.......................................................          $ 5,574           $ 4,575
Actuarial present value of projected benefit obligation.........................            5,810             4,891
                                                                                         --------          --------
Deficiency of plan assets over projected benefit obligation.....................             (236)             (316)
Unrecognized net surplus since adoption of SFAS No. 87..........................             (132)             (145)
Unrecognized net gain...........................................................             (822)             (674)
                                                                                         --------          --------
Accrued pension cost............................................................          $(1,190)          $(1,135)
                                                                                          =======-          =======



       The accumulated benefit obligation at October 31, 1997 amounted to $3,542,000, which was less than the fair value of plan assets at that date. Of this amount, $3,500,000 is vested and $42,000 is non-vested.

       Actuarial assumptions used to calculate the projected benefit obligation were as follows:



                                                                                           October 31,
                                                                             --------------------------------------
                                                                              1997            1996            1995
                                                                             ------          ------          ------

Discount rate..........................................................      7.25%            7.50%           7.00%
Expected long-term rate of return......................................       8.00             8.00            8.00
Annual salary increases................................................       6.00             6.00            6.00



     401(k) plan

       In 1995, the Bank adopted a 401(k) savings plan that provides for voluntary contributions by eligible employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Each employee reaching the age of 21 and having completed one year of service is eligible to participate in the plan. Under the terms of the plan, the Bank may, at its discretion, match a percentage of the employees' contributions. The Bank's matching contribution is determined on an annual basis and all Bank contributions will be used to purchase the Bank's common stock. For the years ended December 31, 1997, 1996 and 1995, the Bank made matching contributions totaling $205,000, $165,000 and $0, respectively, to the plan.

     Supplemental compensation agreements

       The former Chairman of the Board and the President have entered into supplemental compensation agreements with the Bank that provide for payments upon attaining age 62 and are subject to certain limitation as set forth in the agreements. The present value of these future payments is provided for over the terms of employment. The expense associated with these agreements totaled $18,000 for each of the years ended December 31, 1997, 1996 and 1995.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES

13.    Stock Option Plans

       The Bank has 1,009,000 shares of Common Stock reserved for the benefit of directors and certain senior employees under the Amended and Restated Incentive Stock Option Plan and the 1995 Equity Incentive Plan. Both incentive stock options and non-qualified stock options may be granted with a maximum option term of ten years. The Bank's 1995 Equity Incentive Plan also provides for stock appreciation rights, performance stock units, restricted stock, stock units, book value awards.

       The Bank applies APB Opinion 25 and related Interpretations in accounting for the plans. Accordingly, compensation cost has been recognized to the extent that the quoted market price of the common stock at the date of grant exceeds the amount that the employee is required to pay. Had compensation cost for the Bank's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the method prescribed by SFAS No. 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below:



                                                                              Years Ended December 31,
                                                                     --------------------------------------------
                                                                      1997               1996               1995
                                                                     ------             ------             ------
                                                                                 (In Thousands
                                                                             Except Per Share Data)


Net income                       As reported..................      $  5,967            $ 2,813           $  1,078
                                 Pro forma....................         5,687              2,744              1,030

Basic earnings per share         As reported..................      $   0.36             $ 0.17           $   0.06
                                 Pro forma....................          0.34               0.16               0.06

Diluted earnings per share       As reported..................      $   0.35               0.17               0.06
                                 Pro forma....................          0.34               0.16               0.06


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

       Stock option activity is as follows:



                                                                              Years Ended December 31,
                                                                             -------------------------
                                                            1997                       1996                       1995
                                                  ----------------------     ----------------------     ---------------------

                                                              Weighted                  Weighted                    Weighted
                                                               Average                   Average                     Average
                                                               Exercise                  Exercise                    Exercise
                                                   Shares        Price       Shares        Price        Shares         Price
                                                  --------    ---------      ------      --------       ------       --------
Shares under option:
     Outstanding at beginning of period.....       252,750   $1.25           252,750    $1.25           48,000     $32.71
     Granted................................       318,000    2.16                 -        -          252,750       1.25
     Exercised..............................        (7,754)   1.08                 -        -                -          -
     Canceled...............................        (8,746)   1.50                 -        -          (48,000)     32.71
                                                 ---------              ------------                  --------
     Outstanding at end of period...........       554,250    1.77           252,750     1.25          252,750       1.25
                                                   -------                   -------                   -------
     Exercisable at end of period...........       118,684    1.08            50,550     1.00                -          -
                                                   =======                  ========              ============

Weighted average fair value
     of options granted during the year.....         $1.44                   $     -                   $ 0.89



       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                                                                    Years Ended December 31,
                                                                               ------------------------------------
                                                                               1997             1996           1995
                                                                               ----             ----           ----

Dividend yield.........................................................       0.0%               *             0.0%
Expected life..........................................................       6 years            *             6 years
Expected volatility....................................................        46%               *             58%
Risk-free interest rate................................................       6.31%              *             7.42%



*There were no options granted during the year ended December 31, 1996.

       Information pertaining to options outstanding at December 31, 1997 is as follows:



                                       Options                                                      Options
                                     Outstanding                                                  Exercisable
                            ------------------------------                              ------------------------------
                                                Weighted
                                                 Average         Weighted                                     Weighted
                                                Remaining         Average                                     Average
               Exercise       Number            Contractual       Exercise                 Number             Exercise
                 Price      Outstanding            Life            Price                 Exercisable           Price
               --------     -----------         -----------      ---------               -----------          --------
               $1.00          79,122            3.2  years         $1.00                      79,122           $1.00
                1.25          79,123            3.2  years          1.25                      39,562            1.25





              1.50              79,005  3.2  years                 1.50                           -               -
              2.16             317,000  5.2  years                 2.16                           -               -
                               -------                                                 ------------
                               554,250  4.3  years                 1.77                     118,684            1.08
                               =======                                                      =======


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

14.    Employee Stock Ownership Plan

       In 1986, the Bank established an Employee Stock Ownership Plan and Trust ("ESOP") for the benefit of each employee that had reached the age of 21 and had completed at least 1,000 hours of service. Effective December 31, 1995, the Bank terminated the Plan.

       The Bank had contributed to the Plan for each Plan year an amount determined by the Bank in its discretion and had generally made contributions to the ESOP based on the debt service requirements of the loans payable by the ESOP to the Bank. Participants could also elect to make contributions to the Plan on an after-tax basis in an amount from 1% to 10% of compensation. The Bank matched participant contributions up to 5% of compensation.

       Shares purchased with loan proceeds were held in a suspense account and released for allocation to participants as the loans were repaid. The ESOP had not acquired any unallocated shares since 1989.

       At December 31, 1995, shares held by the ESOP were as follows:



Allocated...............................................................................           131,490
Committed to be allocated...............................................................             2,215
Unallocated.............................................................................            60,780
                                                                                                  --------
                                                                                                   194,485



       Upon termination of the ESOP, participants became fully vested in the allocated shares held by the ESOP. As of December 31, 1995, the market value of the unallocated shares, which were sold in the open market during 1996, was approximately $82,000 and loans by the ESOP payable to the Bank amounted to $2,327,000. As a result, the Bank transferred the difference of $2,245,000 from Unearned compensation - ESOP to Additional paid-in capital to reflect the termination of the ESOP.

       Total ESOP compensation expense amounted to $175,000 for the year ended December 31, 1995.

15.    Related Party Transactions

       In the ordinary course of business, the Bank has granted loans to its executive officers and Directors and their affiliates. The total amount of such loans which exceeded $60,000 in aggregate outstanding to any one individual amounted to $1,388,000 and $1,429,000 at December 31, 1997 and 1996,
respectively. During the year ended December 31, 1997, total principal additions were $1,000 and total principal reductions were $42,000.

16.    Fair Values of Financial Instruments

       The following disclosure of the estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available quoted market information or other valuation methodologies permitted under SFAS No. 107.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       The fair value estimates provided are made at a specific point in time, based on relevant market information and the characteristics of the financial instrument. The estimates do not provide for any premiums or discounts that could result from concentrations of ownership of financial instruments. Certain fair value estimates are based on subjective judgments regarding current economic conditions, risk characteristics of the financial instruments, future expected loss experience, prepayment assumptions, and other factors. The resulting estimates involve uncertainties and therefore cannot be determined with precision. Changes made to any of the underlying assumptions could significantly affect the estimates.

       The estimated fair values, and related carrying or notional amounts, of the Bank's financial instruments are as follows:



                                                                 December 31, 1997                  December 31, 1996
                                                           ------------------------------     ----------------------------
                                                            Carrying             Fair          Carrying             Fair
                                                              Value              Value           Value              Value
                                                           ----------           -------       ----------           -------
                                                                                    (In Thousands)

Assets:
     Cash and cash equivalents.......................         $  10,713        $  10,713         $   8,219        $   8,219
     Investment securities...........................            89,143           89,410            88,065           87,633
     Federal Home Loan Bank of Boston
       stock.........................................             2,273            2,273             4,422            4,422
     Loans, net......................................           412,177          418,694           388,720          390,966
     Accrued interest receivable.....................             2,994            2,994             3,048            3,048

Liabilities:
     Deposits........................................           455,886          457,089           442,535          443,620
     Borrowed funds..................................            43,376           43,297            40,447           39,754
     Accrued interest payable........................             1,765            1,765             1,737            1,737




                                                          Contractual or     Fair         Contractual or        Fair
                                                          Notional Amount    Value        Notional Amount       Value
                                                          ---------------    -----        ---------------       -----

Off-balance sheet financial instruments:
     Commitments to extend credit....................           $33,495      $   -                 $39,504      $   -
     Interest-rate exchange agreement................                 -          -                  20,000        119


                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate fair value.

     Cash and cash equivalents

       The carrying values for cash and cash equivalents approximate fair value because of the short-term maturity of these instruments.

     Investment securities

       The fair values presented for investment securities are based on quoted bid prices received from securities dealers. The fair value of restricted equity securities approximates carrying value.

     Loans

       Fair value estimates are based on loans with similar financial characteristics. Loans have been segregated by homogeneous groups for calculation purposes and presented as a single line item for disclosure purposes. Fair value estimates are estimated by discounting contractual cash flows adjusted for prepayment estimates and using discount rates approximately equal to current market rates on loans with similar characteristics and maturities. The fair value of nonaccrual loans was estimated using the estimated fair values of the underlying collateral.

     Federal Home Loan Bank of Boston stock

       The carrying value for Federal Home Loan Bank of Boston stock approximates fair value. If redeemed, the Bank will receive an amount equal to the par value of the stock.

     Accrued interest receivable and payable

       The carrying values for accrued interest receivable and payable approximate fair value because of the short-term nature of these financial instruments.

     Deposits

       The fair values reported for regular, demand, NOW, and money market accounts are equal to their respective carrying values. The fair values disclosed are, by definition, equal to the amount payable on demand at the reporting date. The fair values reported for term certificates are based upon the discounted value of contractual cash flows. The discount rates are representative of approximate rates currently offered on term certificates with similar remaining maturities.

     Borrowed funds

       The value of borrowed funds is estimated by discounting the contractual cash flows at rates currently available to the Bank for debt with similar terms and maturities.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

     Commitments

       The Bank's commitments for unused lines of credit, unadvanced construction loans, and loan commitments are primarily at floating rates and, accordingly, fair value is immaterial.

     Interest-rate exchange agreement

       The fair value reported for the interest-rate exchange agreement is based on a dealer quote.

17.    Quarterly Data (Unaudited)

       Summaries of consolidated operating results on a quarterly basis are as follows:



                                                   Year Ended December 31, 1997                Year Ended December 31, 1996
                                             -----------------------------------------   -----------------------------------------
                                             Fourth      Third     Second       First    Fourth      Third      Second      First
                                             Quarter    Quarter    Quarter    Quarter    Quarter    Quarter     Quarter    Quarter
                                             -------    -------    -------    -------    -------    -------     -------    -------
                                                                   (In Thousands, Except Per Share Data)

Interest and dividend income..............    $10,660    $10,474    $10,493    $10,384    $10,425    $10,241    $10,152    $10,040
Interest expense..........................      5,614      5,514      5,481      5,576      5,645      5,579      5,499      5,605
                                             --------   --------   --------   --------   --------   --------   --------   --------
Net interest income.......................      5,046      4,960      5,012      4,808      4,780      4,662      4,653      4,435
Provision for loan losses.................        300        300        300        300        300        300        300        300
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net interest income after provision
     for loan losses......................      4,746      4,660      4,712      4,508      4,480      4,362      4,353      4,135
                                             --------   --------   --------   --------   --------   --------   --------   --------

Other income..............................        349        450        272        282        310        273        250        224
Net loss on OREO..........................        352        206        162         63        225        198        217        215
Operating expenses........................      3,527      3,473      3,714      3,739      3,754      3,820      3,852      3,733
                                             --------   --------   --------   --------   --------   --------   --------   --------
Income before income taxes................      1,216      1,431      1,108        988        811        617        534        411
Income taxes (benefit) (1)................       (306)      (318)      (600)          -          -        10       (100)      (350)
                                            ---------  ---------  --------- --------------------------------  ---------  ---------
Net income................................   $  1,522   $  1,749   $  1,708   $    988   $    811   $    607   $    634   $    761
                                             --------   --------   --------   --------   ========   ========   ========   ========
Basic earnings per share..................   $   0.09   $   0.11   $   0.10   $   0.06   $   0.05   $   0.04   $   0.04   $   0.05
                                            =========  =========   =========    =======   ========   ========   ========   ========
Diluted earnings per share................   $   0.09   $   0.10  $    0.10    $  0.06   $   0.05   $   0.04   $   0.04   $   0.05
                                            =========  =========   =========    =======   ========   ========   ========   ========



Quarterly per share amounts may not total to the full year due to rounding.

(1)      Refer to "Management's Discussion and Analysis - Results of Operations
         - Provision for Income Taxes" for a discussion regarding the income tax benefit recognized in 1997 and 1996.

                     SOMERSET SAVINGS BANK AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Concluded)

18.    Pending Acquisition of Bank

       On December 9, 1997, Somerset Savings Bank ("Somerset") and UST Corp. ("UST") entered into a definitive agreement pursuant to which Somerset will be merged with and into UST's principal subsidiary, USTrust. In consideration of the acquisition, UST will issue 0.19 shares of UST common stock for each share of Somerset common stock outstanding. The transaction is structured to qualify as a tax-free exchange and as a pooling of interests for accounting purposes. Based upon the closing price of UST common stock on December 9, 1997 ($29 5/8), the transaction was valued at approximately $93.7 million or approximately $5.63 in UST common stock for each share of Somerset common stock. The acquisition is subject to the approval of the shareholders of Somerset and Federal and State bank regulatory authorities and is expected to close in the second quarter of 1998.